Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274432

PROSPECTUS

Jet.AI Inc.

Primary offering

Up to 11,489,334 Shares of Common Stock Issuable Upon
Exercise of JTAIW Warrants

Resale offering

Up to 24,390,627 Shares of Common Stock

Up to 2,179,447 Shares of Common Stock Issuable Upon

Exercise of the GEM Warrant

Up to 5,760,000 Shares of Common Stock Issuable Upon

Exercise of Private Placement Warrants

Up to 182,500 Shares of Common Stock Issuable Upon

Conversion of Shares of Preferred Stock

This prospectus relates to the issuance by us of up to 11,489,334 shares of our common stock par value $0.0001 per share (“Common Stock”), issuable upon the exercise of 11,489,334 outstanding warrants (the “JTAIW Warrants”) by holders thereof. The JTAIW Warrants were originally issued in the initial public offering (“IPO”) of Units of Oxbridge (as defined herein), with each Unit then consisting of one Class A ordinary share of Oxbridge and one redeemable warrant. Each outstanding JTAIW Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. In light of the current trading price of our Common Stock ($3.59 closing price as of December 15, 2023), it is unlikely that the JTAIW Warrants will be exercised in the near future but to the extent that they are, we will receive the proceeds from any exercise of JTAIW Warrants.

This prospectus also relates to the offer and sale from time to time by certain selling stockholders named in this prospectus (the “selling stockholders”) pursuant to the selling stockholders’ registration rights under certain agreements between us and the selling stockholders of up to 32,330,074 shares of Common Stock consisting of

●	115,000 shares of Common Stock issued to Maxim Partners LLC (“Maxim Partners”) on August 16, 2021 pursuant to the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price,
●	270,000 shares of Common Stock issued on August 10, 2023 to Maxim Partners to settle payment obligations of $2,898,000 (or approximately $10.73 per share) under the underwriting agreement in connection with Oxbridge’s IPO,
●	112,700 shares of Common Stock issuable upon conversion of shares of Series A Preferred Shares (as defined herein) issued to Maxim Partners to settle payment obligations of $1,127,000 (or approximately $10.00 per share) under the underwriting agreement in connection with Oxbridge’s IPO,
●	up to 12,300 shares of Common Stock issuable to Maxim Partners as PIK Shares (as defined herein) in lieu of payment of cash dividends on the Series A Preferred Shares,
●	548,127 shares of Common Stock issued to Meteora (as defined herein) pursuant to the FPA Funding Amount PIPE Subscription Agreement (as defined herein) for $10.00 per share, subject to netting the aggregate purchase price against payments by the Company to Meteora under the Forward Purchase Agreement (as defined herein),
●	up to 2,179,447 shares of Common Stock issuable after the date of this prospectus to GEM (as defined herein) upon the exercise of a warrant to purchase shares of our Common Stock (the “GEM Warrant”) at an exercise price of $8.60 per share. In light of the current trading price of our Common Stock ($3.59 closing price as of December 15, 2023), it is unlikely that the GEM Warrant will be exercised in the near future but to the extent that it is, we will receive the proceeds from any exercise of the GEM Warrant for cash,
●	up to 400,000 shares of Common Stock issuable after the date of this prospectus to GEM in lieu of paying a commitment fee of $800,000 to GEM pursuant to the Share Purchase Agreement (as defined herein),
●	up to 20,000,000 shares of Common Stock issuable to GEM after the date of this prospectus under the Share Purchase Agreement, at a purchase price equal to 90% of the average daily closing price during the applicable 30-day drawdown pricing period,
●	57,500 shares of Common Stock issuable upon conversion of shares of Series A-1 Preferred Shares (as defined herein) issued to OAC Sponsor Ltd. (the “Sponsor”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 (approximately $10.00 per share of Common Stock),
●	2,875,000 shares of Common Stock issued to Sponsor in connection with the formation of Oxbridge (which we also refer to as “Founder Shares”) at an average purchase price of approximately $0.009 per share, and
●	5,760,000 shares of Common Stock issuable upon exercise of 5,760,000 warrants (the “Private Placement Warrants,” and, together with the “JTAIW Warrants” and the “GEM Warrant,” the “Warrants”) issued in a private placement to the Sponsor and Maxim in connection with the closing of Oxbridge’s IPO at a purchase price of $1.00 per warrant. Each outstanding Private Placement Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. In light of the current trading price of our Common Stock ($3.59 closing price as of December 15, 2023), it is unlikely that the Private Placement Warrants will be exercised in the near future but to the extent that they are, we will receive the proceeds from any exercise of Private Placement Warrants for cash.

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Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of Common Stock. The selling stockholders acquired or will acquire these securities in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of the shares by the selling stockholders. To the extent that the holders of the Private Placement Warrants or the GEM Warrant exercise all or part of their respective warrants for cash rather than on a cashless exercise basis, which is unlikely in the near future given the current trading price of our Common Stock as discussed above, we will receive the exercise price of such exercise. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 93.

In connection with an extraordinary general meeting of Oxbridge shareholders in November 2022, in which Oxbridge asked its shareholders to vote to extend the date by which Oxbridge had to consummate a business combination, the holders of 10,313,048 Class A ordinary shares, or approximately 90.0% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960. Subsequently, in connection with the extraordinary general meeting of shareholders of Oxbridge to approve the Business Combination and certain other related proposals (the “Meeting”), holders of 1,144,215 of Oxbridge’s Class A ordinary shares, or approximately 96.4% of the shares with redemption rights at the time, exercised their right to redeem their shares for a full pro rata portion of the trust account holding the proceeds from Oxbridge’s IPO, at a redemption price of approximately $11.10 per share, for an aggregate redemption amount of $12,655,017. On August 8, 2023, pursuant to the Forward Purchase Agreement described below, Meteora purchased 663,556 of the Class A ordinary shares from third parties through a broker in the open market or reversed previously submitted redemption requests prior to the Closing and waived its rights with respect to these shares. Furthermore, Meteora has purchased an additional 548,127 such shares from us pursuant to the terms of the Forward Purchase Agreement.

The 32,330,074 shares of Common Stock being offered for resale pursuant to this prospectus by the selling securityholders would represent approximately 65.74% of shares of Common Stock outstanding of the Company as of December 15, 2023 (including shares issuable upon the cash exercise in full of the Warrants, conversion of the shares of preferred stock and issuances under the Share Purchase Agreement ). Given the substantial number of shares of Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Oxbridge’s IPO, certain selling stockholders may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock, or for other reasons. While the selling stockholders may experience a positive rate of return on their investment in our Common Stock, the public stockholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price.

The selling stockholders may offer, sell or otherwise dispose of the shares of Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the selling stockholders may sell or otherwise dispose of the shares of Common Stock being offered in this prospectus.

Our Common Stock and the JTAIW Warrants are traded on Nasdaq under the symbols “JTAI” and “JTAIW,” respectively. On December 15, 2023, the last reported sale price of shares of our Common Stock on Nasdaq was $3.59 and the last reported sales price of the JTAIW Warrants was $0.061.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Common Stock involves risks. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 17 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We will not receive any proceeds from the sale by the selling stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the JTAIW Warrants. We will only receive proceeds from the sale of shares of Common Stock underlying the JTAIW Warrants to the extent the holders choose to exercise those Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, any post-effective amendment, and any applicable prospectus supplement and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the selling stockholders are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus before making an investment decision.

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained herein, and our beliefs and estimates based on such data, may not be reliable.

On August 10, 2023 (the “Closing Date”), we consummated the previously announced “Business Combination” pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (the “Business Combination Agreement”), by and among the Company, OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Jet Token Inc., a Delaware corporation (“Jet Token”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), we changed our name to Jet.AI Inc. (“Jet.AI”).

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“Adjusted Base Stock Merger Consideration” are to the quotient equal to (a) (i) $45,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.428571; and (b) $10.00;

●	“Business Combination” are to the First Merger, the Second Merger and all other transactions contemplated by the Business Combination Agreement, which was completed August 10, 2023;

●	“Business Combination Agreement” are to the Business Combination Agreement and Plan of Reorganization, dated as of February 24, 2023, by and among Oxbridge, First Merger Sub, Second Merger Sub and Jet Token;

●	“Class A Ordinary Shares” are to the Class A ordinary shares, par value $0.0001 per share, of Oxbridge;

●	“Class B Ordinary Shares” are to Class B ordinary shares, par value $0.0001 per share, of Oxbridge;

●	“Closing” are to the closing of the Business Combination;

●	“Closing Date” are to the date on which the Closing occurred;

●	“Code” are to the Internal Revenue Code of 1986, as amended;

●	“Conversion” are to the conversion of each share of Jet Token Preferred Stock into a number of shares of Jet Token Voting Common Stock immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the Jet Token Charter;

●	“Effective Time” are to the date and time at which the First Merger became effective;

●	“extraordinary general meeting” are to the extraordinary general meeting of Oxbridge that was held on November 9, 2022;

●	“First Merger” are to the merger of First Merger Sub with and into Jet Token, with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI;

●	“First Merger Sub” are to OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge;

●	“Founder Shares” are to the outstanding Class B Ordinary Shares;

●	“Historical Rollover Shareholders” are to the holders of shares of Jet.AI Common Stock and Jet.AI Warrants that were issued in exchange for all outstanding shares of Jet Token Common Stock in the Business Combination;

●	“Initial Business Combination” are to Oxbridge’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses after the Initial Public Offering. The Business Combination constituted Oxbridge’s Initial Business Combination;

●	“Initial Public Offering” or “IPO” are to Oxbridge’s initial public offering of units, which closed on August 16, 2021;

●	“initial shareholders” are to the holders of Oxbridge’s Founder Shares, which includes Oxbridge’s Sponsor;

●	“IRS” are to the Internal Revenue Service;

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●	“Jet.AI” are to (a) prior to giving effect to the Domestication and the Business Combination, Oxbridge, and (b) after giving effect to the Domestication and the Business Combination, Jet.AI Inc.;

●	“Jet.AI Common Stock” and “Common Stock” are to the shares of common stock, par value $0.0001 per share, of Jet.AI (after the Domestication as a corporation in the State of Delaware);

●	“Jet.AI Options” are to the options to purchase shares of Jet.AI Common Stock into which the Jet Token Options converted at the Effective Time;

●	“Jet.AI Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Jet.AI;

●	“Jet.AI Units” are to the units of Jet.AI, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant, into which the Oxbridge Units converted upon consummation of the Domestication;

●	“Jet.AI Warrants” are to the warrants to purchase shares of Jet.AI Common Stock into which the Oxbridge Warrants and Jet Token Warrants converted upon consummation of the Domestication and at the Effective Time, respectively, and which were issued in exchange for certain outstanding shares of Jet Token Common Stock in the Business Combination;

●	“Jet Token” are to Jet Token Inc., a Delaware corporation;

●	“Jet Token Board” are to the board of directors of Jet Token;

●	“Jet Token Charter” are to the Amended and Restated Certificate of Incorporation, as amended, of Jet Token dated December 12, 2019, as the same may be amended, supplemented or modified from time to time;

●	“Jet Token Common Stock” are to the Jet Token Voting Common Stock and the Jet Token Non-Voting Common Stock;

●	“Jet Token Non-Voting Common Stock” are to the shares of Jet Token’s non-voting common stock, par value $0.0000001 per share;

●	“Jet Token Options” are to all outstanding options to purchase shares of Jet Token Voting Common Stock or Jet Token Non-Voting Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Jet Token Option Plans;

●	“Jet Token Option Plans” are to the Jet Token Inc. 2021 Stock Plan, adopted on August 20, 2021, and the Jet Token Inc. Amended and Restated 2018 Stock Option and Grant Plan, adopted on September 22, 2019, as each such Jet Token Option Plan may have been amended, supplemented or modified from time to time;

●	“Jet Token Outstanding Shares” are to the total number of shares of Jet Token Common Stock outstanding immediately prior to the Effective Time, including, without limitation or duplication, (a) the number of shares of Jet Token Voting Common Stock issuable upon conversion of the Jet Token Preferred Stock pursuant to the Conversion;

●	“Jet Token Preferred Stock” are to the Jet Token Series Seed Preferred Stock and the Jet Token Series CF Non-Voting Preferred Stock;

●	“Jet Token RSU Award” are to each Restricted Stock Unit Award of Jet Token granted, and that remained outstanding immediately prior to the Closing;

●	“Jet Token Series CF Non-Voting Preferred Stock” are to the shares of Jet Token’s Preferred Stock designated as Series CF Non-Voting Preferred Stock in the Jet Token Charter;

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●	“Jet Token Series Seed Preferred Stock” are to the shares of Jet Token’s Preferred Stock designated as Series Seed Preferred Stock in the Jet Token Charter;

●	“Jet Token Voting Common Stock” are to the shares of Jet Token’s voting common stock, par value $0.0000001 per share;

●	“Jet Token Warrants” are to all outstanding warrants to acquire Jet Token Common Stock, whether or not exercisable, immediately prior to the Closing;

●	“management” or our “management team” are to our officers and directors;

●	“Maxim” are to Maxim Group, LLC;

●	“Maxim Partners” are to Maxim Partners LLC;

●	“Meeting” are to the extraordinary general meeting of Oxbridge that was held on August 7, 2023;

●	“Merger Consideration Warrant Count” are to the quotient equal to (a) (i) $60,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.571429 and (b) the Warrant Fair Market Value;

●	“Merger Consideration Warrants” are to the warrants to purchase shares of Jet.AI Common Stock which were issued at the Effective Time in exchange for certain outstanding shares of Jet Token Common Stock and Jet Token RSU Awards;

●	“Meteora” are to, collectively, Meteora Capital Partners, LP (ii) Meteora Select Trading Opportunities Master, LP, and (iii) Meteora Strategic Capital, LLC;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Net Indebtedness” are to, at any specified time, Jet Token’s Indebtedness (as defined in the Business Combination Agreement) less up to $3,000,000 of Jet Token’s cash and cash equivalents, which may be a positive or negative amount;

●	“Net Indebtedness Shares” are up to 300,000 shares of Jet.AI Common Stock that may be issued in connection with the Business Combination, representing the maximum additional number of shares that may be issued as a result of the Net Indebtedness adjustment to the Per Share Merger Consideration;

●	“Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares of Oxbridge;

●	“Oxbridge” are to Oxbridge Acquisition Corp., a Cayman Islands exempted company;

●	“Oxbridge Board” are to the board of directors of Oxbridge;

●	“Oxbridge Units” are to the units sold in the IPO, each of which consisted of one Class A Ordinary Share and one public warrant;

●	“Oxbridge Warrants” are to (a) prior to giving effect to the Domestication and the Business Combination, the public warrants and the private placement warrants, and (b) after giving effect to the Domestication and the Business Combination, the warrants to purchase shares of Jet.AI Common Stock that the public warrants and private placement warrants converted into upon consummation of the Domestication and the Business Combination;

●	“private placement warrants” and “Private Placement Warrants” are to the warrants issued to Sponsor and Maxim Partners, parent company of the representative to the underwriters in our IPO, in a private placement simultaneously with the closing of our IPO;

●	“Proxy Statement” are to the final prospectus and definitive proxy statement of Jet.AI, dated July 28, 2023 and filed with the SEC on July 28, 2023;

●	“public shareholders” are to the holders of Oxbridge public shares;

●	“public shares” are to the Class A Ordinary Shares sold as part of the Oxbridge Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“public warrants” are to the warrants sold as part of the Oxbridge Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

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●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Second Merger” are to the merger of Jet Token (as the surviving entity of the First Merger) with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Jet.AI;

●	“Second Merger Sub” are to Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge;

●	“Sponsor” are to OAC Sponsor Ltd., a Cayman Islands exempted company;

●	“Stock Exchange Ratio” means the ratio (rounded to six decimal places), which is the quotient obtained by dividing (i) the Adjusted Base Stock Merger Consideration by (ii) Jet Token Outstanding Shares;

●	“Trust Account” are to the trust account maintained by Continental Stock Transfer & Trust Company that held the proceeds (including interest not previously released to Oxbridge for working capital purposes) from the IPO and a concurrent private placement of private placement warrants to our Sponsor and Maxim;

●	“U.S. GAAP” are to the generally accepted accounting principles in the United States;

●	“Warrants” are collectively to the Private Placement Warrants, the JTAIW Warrants and the GEM Warrant.

●	“Warrant Agreement” are to the Warrant Agreement, dated August 11, 2021, between Oxbridge and Continental Stock Transfer & Trust Company, as warrant agent;

●	“Warrant Exchange Ratio” are to the ratio (rounded to six decimal places) equal to the quotient obtained by dividing (i) the Merger Consideration Warrant Count by (ii) Jet Token Outstanding Shares; and

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“Warrant Fair Market Value” are to the fair market value of a Merger Consideration Warrant as determined using the Black-Scholes method with the following inputs: (a) risk-free rate equal to the UST 10-year rate on the second Business Day immediately before the Closing Date as published on https://home.treasury.gov/resource-center/data-chart-center/interest-rates/TextView?type=daily_treasury_yield_curve&field_tdr_date_value=2023 (or if unavailable, as published by Bloomberg L.P.); (b) current stock price of $10.00; (c) exercise price of $15.00; (d) dividend yield of 0.00%; (e) term of 10 years; and (f) stock price annualized standard deviation (volatility) equal to the average of the most recent twenty (20) trading days of daily volatility of Wheels Up Experience Inc. through the second Business Day immediately before the Closing Date, as determined using the volatility calculator available at https://www.fintools.com/resources/online-calculators/volatilitycalc/ (or if such calculator is unavailable, using a volatility calculator from Bloomberg L.P.); provided, however that if Wheels Up Experience Inc. (NYSE:UP) is acquired or has a material transaction or event materially affecting its volatility during such 20-day period, then volatility shall be determined using the average of the most recent 20 days of daily volatility preceding such transaction or event.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 17

As used in this prospectus, unless the context requires otherwise, the terms “Company,”“Jet.AI,” “we,” “our” and “us” refer to Jet.AI Inc., formerly known as Oxbridge Acquisition Corp., and its consolidated subsidiaries.

Overview

Our business strategy combines concepts from fractional jet membership programs with innovations in artificial intelligence, also referred to herein as “AI.” Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our predecessor, Jet Token, on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold, but three of which remain part of our fleet, as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). As part of the aircraft purchase agreement, the buyer enters into an aircraft management agreement which lasts three years and, at the end of the contract period, the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds. The three-year term is not renewable. Our current contracts do not contemplate the re-fractioning of the aircraft to other buyers at the end of the term, but rather a whole aircraft sale to a single buyer. Monthly management fees are in general subject to an annual CPI-W based step-up. CPI-W is a measure of cost inflation commonly used in long term aviation service contracts with OEMs and engine manufacturers.

●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

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In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our App is directly connected via our application programming interface (API) to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor would be expected to promptly convert to fiat currency prior to confirming a booking. To date, we have not received blockchain currency as payment.

Background

Domestication and Business Combination

On August 10, 2023 (the “Closing Date”), Jet.AI Inc., a Delaware corporation (f/k/a Oxbridge Acquisition Corp.) (the “Company” or “Jet.AI”), consummated the previously announced “Business Combination” pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (the “Business Combination Agreement”), by and among the Company, OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Jet Token Inc., a Delaware corporation (“Jet Token”).

On August 10, 2023, as contemplated by the Business Combination Agreement, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”).

On August 10, 2023, as a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, following the consummation of the Domestication (a) First Merger Sub merged with and into Jet Token, with Jet Token surviving the merger as a wholly-owned subsidiary of the Company (the “First Merger”) and (b) after the effectiveness of the First Merger, Jet Token merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly-owned subsidiary of the Company (the “Second Merger”).

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Jet.AI Common Stock” or the “Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant.

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At the Effective Time of the Business Combination, (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of warrants (“Merger Consideration Warrants”) equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement).

In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Oxbridge Acquisition Corp. to Jet.AI Inc.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement and the First Amendment to Business Combination Agreement, which are attached hereto as Exhibit 2.1 and Exhibit 2.2, respectively, to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Forward Purchase Agreement

On August 6, 2023, we entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Meteora”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. The purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination. Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Meteora agreed to purchase up to 1,186,952 of Oxbridge’s Class A ordinary shares concurrently with the Closing. The shares initially held by Meteora consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased 247,756 “Additional Shares” directly from us in a private placement for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Meteora under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Meteora is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. We paid Meteora $6,805,651, representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us one-half (1/2) of the Prepayment Shortfall, or $625,000.

The parties to the Forward Purchase Agreement subsequently entered into two amendments to the Forward Purchase Agreement, on August 31, 2023 and October 2, 2023, respectively, the combined effect of which was to:

●	increase the total number of Additional Shares Meteora purchased from us under the FPA Funding Amount PIPE Subscription Agreement to 548,127,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to us,
●	increase the total Share Consideration to 275,000 shares out of existing Recycled Shares,
●	reduce the number of Recycled Shares to 296,518,
●	increase the Number of Shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Meteora and upon notice to us.

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Pursuant to the terms of the Forward Purchase Agreement, on December 11, 2023 Meteora sent a notice to the Company informing the Company that it had elected to terminate the Transaction with respect to 62,794 shares and paid the Company $99,755; thereby reducing the number of Recycled Shares to 233,724, making the Number of Shares subject to the Forward Purchase Agreement 931,851.

As a result of the foregoing transactions, the net proceeds received by the Company from the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,274,755.

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Meteora is obligated to pay us an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances. At settlement, we are obligated to pay Meteora a settlement adjustment of $2.00 per share for the total Number of Shares, which is payable in cash, or in shares of our Common Stock if the settlement adjustment is greater than the settlement amount payable by Meteora and provided that Meteora’s ownership would not exceed 9.9% of our outstanding Common Stock. Provided further, that if the settlement amount less the settlement amount adjustment is a negative number and the Company has elected to pay the settlement amount adjustment in cash, then neither Meteora nor the Company shall be liable to the other party for any payment under the Forward Purchase Agreement.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General – Liquidity and Capital Resources – Meteora Transactions” for a further discussion of the terms of the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement.

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assigned to the Company upon the Closing of the Business Combination. Under the Share Purchase Agreement, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s Common Stock (the “Aggregate Limit”) during the 36-month period following the date of the Closing of the Business Combination.

Upon the election of the Company to make such a sale, it will deliver a drawdown notice to GEM, and, if all applicable conditions are satisfied, GEM will purchase newly issued shares for the amount specified in the drawdown notice. The purchase price of the shares to be sold is set at 90% of the average daily closing price of the Company’s Common Stock during the applicable pricing period. The pricing period for a drawdown will be 30 consecutive trading days commencing with the first trading day designated in a drawdown notice. The Company is not permitted to make a draw-down request in an amount that exceeds 400% of the average daily trading volume for the 30 trading days immediately preceding the drawdown exercise date. Each drawdown notice shall set forth a threshold price set by the Company for such drawdown, which is the price set by the Company below which the Company does not wish to issue shares of its common stock during the applicable pricing period. In no event may the Company issue a drawdown notice to the extent that the sale of Common Stock pursuant thereto and pursuant to all other prior drawdown notices would cause the Company to sell, or GEM to purchase, an aggregate number of shares exceeding the Aggregate Limit. Each drawdown is subject to certain closing conditions, including (i) the continued accuracy of the representations and warranties made in the Share Purchase Agreement, (ii) a registration statement registering the resale of the shares sold under the Share Purchase Agreement having been declared effective by the SEC, (iii) the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the transactions contemplated by the Share Purchase Agreement, (iv) the Company’s Common Stock not being suspended from trading by the market on which the shares are then listed, (v) the absence of any litigation commenced, or governmental investigation commenced or threated, against the Company in connection with the Share Purchase Agreement transactions and (vi) the delivery of an opinion by the Company’s counsel.

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In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Common Stock at the “Daily Closing Price” of the Common Stock, at the option of the Company. Upon the Company’s issuance of shares in connection with any drawdown purchase made by GEM, the Company will be required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full $800,000 commitment fee shall be paid on or before the first anniversary of the closing of the Business Combination. “Daily Closing Price” is defined as the closing price of the Common Stock on Nasdaq on a particular day, as reported by Bloomberg. The Company is obligated to pay the commitment fee regardless of whether it draws down any funds under the Share Purchase Agreement.

GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. GEM may waive the restriction under the Share Purchase Agreement by providing the Company with sixty-one (61) days’ notice that GEM would like to waive the restriction with regard to any or all shares issuable pursuant to the Share Purchase Agreement.

Jet Token also entered into a registration rights agreement with GEM (the “GEM Registration Rights Agreement”), which was automatically assigned to the Company upon the closing of the Business Combination. The GEM Registration Rights Agreement obligates the Company to file a registration statement with respect to resales of the shares of Common Stock issued to GEM under the Share Purchase Agreement and upon exercise of the GEM Warrant.

On August 10, 2023, the Company issued GEM a warrant (as subsequently amended, the “GEM Warrant”) granting it the right to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing. The GEM Warrant has a term of three years. The exercise price of the GEM Warrant is $8.60 per share; provided, that, if the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of its then current exercise price. The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise. GEM has made this election, which may be revoked by providing written notice, which revocation will not be effective until the sixty-first (61st) day thereafter.

The Share Purchase Agreement is only available to the Company to the extent any issuance of Common Stock pursuant to the Share Purchase Agreement does not result in GEM and its affiliates acquiring more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. As a result of GEM’s beneficial ownership of 4.99% of the company’s outstanding common stock related to the exercisable portion of the GEM Warrant, as a practical matter the Company will only be able to issue shares of Common Stock to GEM under the Share Purchase Agreement in an amount equal to 5% of its outstanding Common Stock.

Copies of the Share Purchase Agreement, the GEM Registration Rights Agreement, the GEM Warrant and the GEM Warrant Amendment are filed as Exhibits 10.8, 10.9, 4.3 and 4.4, respectively, to the registration statement of which this prospectus forms a part, and the foregoing description of the terms of the Share Purchase Agreement, the GEM Registration Rights Agreement, the GEM Warrant and the GEM Warrant Amendment is qualified in its entirety by reference thereto and is incorporated herein by reference.

Lock-Up Agreements

All of the Founder Shares are subject to a lock-up pursuant to a Lock-Up Agreement and will be released only if specified conditions were met. In particular, subject to certain limited exceptions, all such shares would be subject to a lock-up during the period commencing from the Closing and ending on the earliest of (A) one year after the date of the closing of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date after the closing of the Business Combination on which Jet.AI completes a liquidation, merger, stock exchange, or other similar transaction with an unaffiliated third party that results in all of Jet.AI’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

In connection with the Business Combination, Michael Winston and George Murnane each entered into a lock-up agreement with Jet.AI (the “Lock-Up Agreement”). Collectively, these individuals hold an aggregate of 7,666,814 shares of Common Stock (including 1,028,865 shares issuable upon the exercise of Jet.AI Options and 4,076,294 shares issuable upon the exercise of Merger Consideration Warrants). The terms of the Lock-Up Agreement are the same as those applicable to the Founder Shares.

The form of Lock-Up Agreement is filed as Exhibit 10.17 to the registration statement of which this prospectus forms a part, and the foregoing description of the Lock-Up Agreement is qualified in its entirety by reference thereto.

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Sponsor Waiver and Release

On August 10, 2023, in connection with the Business Combination, OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”) entered into a letter agreement with Oxbridge (i) agreeing to waive the anti-dilution rights set forth in Article 17.3 of the Oxbridge Articles of Association with respect to the shares of Oxbridge Class B Common Stock owned by the Sponsor that may be triggered from the Mergers and/or the other transactions contemplated under the Business Combination Agreement, and (ii) released Oxbridge and Jet.AI from any and all claims arising prior to the Closing.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of Sponsor waiver and release, a copy of which is filed as Exhibit 10.18 to the registration statement of which this prospectus forms a part.

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of Series A Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to the Registration Rights Agreement.

The foregoing description of the Maxim Settlement Agreement and Registration Rights Agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.20 and Exhibit 10.21, respectively, to the registration statement of which this prospectus forms a part.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Jet.AI Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to a Registration Rights Agreement between the Company and Sponsor.

The foregoing description of the Sponsor Settlement Agreement and Registration Rights Agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.22 and Exhibit 10.23, respectively, to the registration statement of which this prospectus forms a part.

Recent Events

Our Common Stock is currently listed on The Nasdaq Global Market under the symbol “JTAI”. Notwithstanding such listing, there is no guarantee that we will be able to maintain our listing on Nasdaq for any period of time. Among the conditions required for continued listing on The Nasdaq Global Market, Nasdaq requires us to maintain at least $10 million in stockholders’ equity (the “Stockholders’ Equity standard”) or $50 million in market value of listed securities (the “Market Value standard”) or total assets and total revenues of at least $50 million in the most recently completed fiscal year or two of the last three most recently completed fiscal years (the “Total Assets / Total Revenues standard”). Our stockholders’ equity is currently not above The Nasdaq Global Market’s $10 million minimum, as discussed below.

On December 1, 2023, the Company received a notification letter (the “Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A). The Company’s stockholders’ equity as of September 30, 2023 was $(4,257,094), as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023. The Letter has no immediate impact on the listing of the Company’s Common Stock on Nasdaq.

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The Letter also noted that as of September 30, 2023, the Company does not meet The Nasdaq Global Market alternative listing criteria for the Market Value standard or the Total Assets / Total Revenues standard. The Letter further noted that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market (the “Capital Market”), which would require the Company to, among other things, meet the Capital Market’s continued listing requirements.

In accordance with Nasdaq rules and as stated in the Letter, the Company has until January 15, 2024 (45 calendar days from the date of the Letter) to submit a plan to regain compliance. In determining the acceptability of the plan, Nasdaq will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within the Nasdaq review period, the Company’s overall financial condition and its public disclosures. If the plan is accepted, Nasdaq will provide written confirmation and can grant an extension of up to 180 calendar days from the date of the Letter to evidence compliance. If Nasdaq rejects the plan, the Company will have the opportunity to appeal the decision to a Hearings Panel pursuant to Rule 5815(a), but there can be no assurance that Nasdaq would grant the Company’s request for approval of its compliance plan.

As of the date of this prospectus, the Company has not yet submitted a compliance plan to Nasdaq. The Company intends to timely submit a compliance plan to Nasdaq to regain compliance with Nasdaq’s listing criteria, which may include a proposed transfer to the Capital Market. At the market closing price on December 15, 2023, the Company believes it would meet the criteria under the market value standard for the Capital Market, however, there can be no assurance that our stock will not decline and therefore we may not be able to continue to meet the listing standards for Capital Market. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq.

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

●	The Company is an early stage company with a limited operating history.
●	The Company may not be able to successfully implement its growth strategies.
●	The Company’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.
●	If the Company cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, the Company may not succeed.
●	The Company may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.
●	The Company’s business and reputation rely on, and will continue to rely on, third parties.
●	Demand for the Company’s product and services may decline due to factors beyond its control.
●	The Company faces a high level of competition with numerous market participants with greater financial resources and operating experience.
●	Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.
●	The Company’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.
●	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
●	The supply of pilots to the airline industry is limited and may negatively affect the Company’s operations and financial condition. Increases in labor costs may adversely affect the Company’s business, results of operations and financial condition.
●	The Company is exposed to operational disruptions due to maintenance.
●	Significant increases in fuel costs could have a material adverse effect on the Company’s business, financial condition and results of operations.
●	If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, the Company may not be able to attract or retain members, and its operating results may be adversely affected.
●	The demand for the Company’s services is subject to seasonal fluctuations.
●	If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.
●	The issuance of additional shares of Jet.AI Common Stock under the Share Purchase Agreement and the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Jet.AI Common Stock.
●	We may not have access to funding under the Forward Purchase Agreement.
●	Certain existing stockholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price.
●	Sales of Jet.AI Common Stock, or the perception of such sales, by us or the selling stockholders pursuant to this prospectus in the public market or otherwise could cause the market price for Jet.AI Common Stock to decline and certain selling stockholders still may receive significant proceeds.
●	A significant portion of Jet.AI’s total outstanding shares are restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of the Common Stock to drop significantly, even if our business is doing well.

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THE OFFERING

Common Stock offered by us	Up to 11,489,334 shares issuable upon exercise of JTAIW Warrants.

Common Stock offered by selling stockholders	Up to 32,330,074 shares of Common Stock.

Offering price	The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.

Common Stock outstanding	9,164,364 shares of Common Stock (as of December 15, 2023).

Use of proceeds

We will not receive any proceeds from the sale of the shares of Common Stock offered by the selling stockholders, except with respect to amounts received by us upon exercise of the GEM Warrant and the Private Placement Warrants if such Warrants are exercised for cash.

We may also receive up to $40 million in aggregate gross proceeds under the Share Purchase Agreement from sales of Common Stock we may make to GEM, if any, from time to time after the date of this prospectus, assuming we draw down the full amount available, and up to approximately $18.7 million from the exercise of the GEM Warrant, if the GEM Warrant is exercised for cash rather than on a cashless basis.

We will receive up to an aggregate of approximately $132.1 million from the exercise of the JTAIW Warrants, assuming the exercise in full of all of the warrants for cash.

We will receive up to an aggregate of approximately $66.2 million from the exercise of the Private Placement Warrants, if they are exercised for cash rather than on a cashless basis.

We expect to use the proceeds from exercise of the Warrants and from sale of the shares pursuant to the Share Purchase Agreement for general corporate and working capital purposes. The exercise price of the JTAIW Warrants and Private Placement Warrants is $11.50 per warrant and the GEM Warrant is $8.60. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 or $8.60 per share, as the case may be, we believe holders of our Warrants will be unlikely to exercise their warrants. See “Use of Proceeds” on page 91 for additional information.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Market for the Common Stock and warrants	Our Common Stock and the JTAIW Warrants are traded on Nasdaq under the symbols “JTAI” and “JTAIW,” respectively.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risks described below in addition to the other information contained in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to the Company’s Business

The Company is an early stage company with a limited operating history.

The Company’s predecessor operating company Jet Token, Inc. was formed on June 4, 2018. Accordingly, the Company has a limited history upon which an investor can evaluate its performance and future prospects. The Company has a short history and a limited number of aircraft and related customers. The Company’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market. The Company has incurred net losses to date and anticipates continuing net losses for the foreseeable future. The Company cannot assure you that it will be profitable in the foreseeable future or generate sufficient profits to pay dividends. If the Company does achieve profitability, the Company cannot be certain that it will be able to sustain or increase such profitability. The Company has not consistently generated positive cash flow from operations, and it cannot be certain that it will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, the Company must accomplish numerous objectives, including broadening and stabilizing its sources of revenue and increasing the number of paying members to its service. Accomplishing these objectives may require significant capital investments. The Company cannot be assured that it will be able to achieve these objectives.

The Company may not be able to successfully implement its growth strategies.

The Company’s growth strategies include, among other things, expanding its addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic markets and developing adjacent businesses. The Company faces numerous challenges in implementing its growth strategies, including its ability to execute on market, business, product/service and geographic expansions. The Company’s strategies for growth are dependent on, among other things, its ability to expand existing products and service offerings and launch new products and service offerings. Although the Company devotes significant financial and other resources to the expansion of its products and service offerings, its efforts may not be commercially successful or achieve the desired results. The Company’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. The Company’s inability to successfully implement its growth strategies could have a material adverse effect on its business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

The Company’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.

The Company expects its operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside its control and difficult to predict. As a result, period-to-period comparisons of the Company’s operating results may not be a good indicator of its future or long-term performance. The following factors may affect the Company from period-to-period and may affect its long-term performance:

●	the Company may fail to successfully execute its business, marketing and other strategies;

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●	the Company’s ability to grow complementary products and service offerings may be limited, which could negatively impact its growth rate and financial performance;

●	the Company may be unable to attract new customers and/or retain existing customers;

●	the Company may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and the Company cannot be sure that additional financing will be available;

●	the Company’s historical growth rates may not be reflective of its future growth;

●	the Company’s business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with its aviation assets;

●	litigation or investigations involving the Company could result in material settlements, fines or penalties and may adversely affect the Company’s business, financial condition and results of operations;

●	existing or new adverse regulations or interpretations thereof applicable to the Company’s industry may restrict its ability to expand or to operate its business as intended and may expose the Company to fines and other penalties;

●	the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on the Company’s business;

●	some of the Company’s potential losses may not be covered by insurance, and the Company may be unable to obtain or maintain adequate insurance coverage; and

●	the Company is potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on its business, cash flow, results of operations or financial condition.

The Company’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.

Jet.AI’s customer base is primarily concentrated in certain geographic regions of the United States. As a result, Jet.AI’s business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As Jet.AI seeks to expand in its existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of the Company’s business may increase.

If the Company cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, the Company may not succeed.

As is customary in the aviation industry, the Company is reliant on external financing for the acquisition of its aircraft and is likely to need additional financing in the future in order to grow its fleet. The Company has acquired one HondaJet under a leasing arrangement described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If the Company is unable to generate sufficient revenue or other funding to make payments on this lease arrangement, the lessor may take back the aircraft, which would have a material adverse effect on the Company’s business and reputation. Furthermore, if the Company does not have access to external financing for future aircraft, for whatever reason, including reasons relating to the Company’s business or prospects or the broader economy, the Company may not be in a position to grow and/or survive.

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The Company may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.

The Company anticipates needing access to credit in order to support its working capital requirements as it grows. Interest rates are rising, and it is a difficult environment for obtaining credit on favorable terms. If the Company cannot obtain credit when needed, the Company may issue debt or equity securities to raise funds, modify its growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the Company. If the Company is unable to find additional capital on favorable terms, then it is possible that it will choose to cease its sales activity. In that case, the only asset remaining to generate a return on your investment could be the Company’s intellectual property. Even if the Company is not forced to cease its sales activity, the unavailability of capital could result in the Company performing below expectations, which could adversely impact the value of your investment.

The prices of blockchain currencies that the Company intends to accept as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect the Company’s business.

The Company accepts blockchain currencies, like Bitcoin, as payment (although it has not received any such payments to date) and the market value of these blockchain currencies is highly volatile. Though the Company intends to promptly exchange blockchain currencies for fiat currencies to limit direct exposure to this volatility, the Company believes its services have a modest competitive advantage due to its acceptance of blockchain currencies as payment vis-a-vis its competitors. To the extent that this high level of volatility decreases the general use of blockchain currencies, the Company may lose this advantage and its results may suffer. Furthermore, a decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets.

The Company’s business and reputation rely on, and will continue to rely on, third parties.

The Company has relied on a third-party app developer to develop the initial versions of its App and the Company may continue to rely on third parties for future development of portions of any new or revised App. In place of a third-party app developer, the Company relies both on internal development and freelance contractors supervised by the Company’s Chief Technology Officer. The Company intends to continue to build its internal development team and to gradually decrease its reliance on external contractors for app development. If there were delays or complications in the further development of the App, this might result in difficulties that include but are not limited to the following:

●	Increased Development Costs: Extended development timelines can result in higher costs associated with personnel, software licenses, hardware, and other development resources. Delays may require additional investments to address technical issues, hire more personnel, or acquire additional technology or expertise to expedite the development process. These increased costs may negatively impact our financial performance and profitability.
●	Missed Time-to-Market Opportunities: Delays in app development may cause us to miss strategic market windows, limiting our ability to capture early adopters and gain a competitive advantage. Competitors may seize the opportunity to launch similar apps, potentially eroding our market share and diminishing our growth prospects. Our ability to generate revenue and establish a strong market presence may be compromised as a result.
●	Customer Dissatisfaction and Loss of Trust: If delays or complications prolong the release of our App, it may lead to customer frustration and disappointment. Anticipation for the app’s availability may diminish, and users may turn to alternative solutions or competitors. Customer dissatisfaction can harm our reputation and brand image, resulting in a loss of trust and reducing customer loyalty and engagement with our products and services.
●	Negative Impact on Revenue and Financial Performance: The delay in launching our App may impact our revenue projections, financial forecasts, and investment plans. The inability to generate expected revenue streams can adversely affect our cash flow, profitability, and ability to meet financial obligations or raise additional capital. Our valuation and attractiveness to investors may also be negatively impacted.
●	Opportunity Costs and Competitive Disadvantage: Time spent on addressing delays and complications diverts management’s attention and resources away from other strategic initiatives or product developments. We may miss out on potential partnership opportunities, market expansions, or product enhancements, resulting in missed revenue and growth opportunities. Competitors who successfully launch their apps within a shorter timeframe may gain a competitive advantage over us.
●	Loss of Investor Confidence: Extended delays or ongoing complications may erode investor confidence in our ability to execute our business plan successfully. Investors may question our management’s capability, resulting in reduced investor interest, difficulty in raising funds, and a potential decline in our stock price. The loss of investor confidence can have broader implications for our overall financial stability and long-term viability.

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The Company also expects to rely heavily on its existing operating partner, Cirrus Aviation Services, to maintain and operate the Company’s leased aircraft for charter services and the Company will rely on third party operators when its clients book flights through its platform with those operators. Both the Company and Cirrus actively book charter onto the Company aircraft. Cirrus books charter via its 24-hour charter department and the Company books charter via its App. The failure of these third parties to perform these roles properly may result in damage to the Company’s reputation, loss of clients, potential litigation and other costs. The Company may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on its results and its ability to achieve profitability.

The Company relies on third-party Internet, mobile, and other products and services to deliver its mobile and web applications and flight management system offerings to customers, and any disruption of, or interference with, the Company’s use of those services could adversely affect its business, financial condition, results of operations, and customers.

The Company’s platform’s continuing and uninterrupted performance is critical to its success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under the Company’s control. While the Company has engaged reputable vendors to provide these products or services, the Company does not have control over the operations of the facilities or systems used by its third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of the Company’s third-party service provider’s service levels may adversely affect the Company’s ability to meet the requirements of its customers. While the Company believes it has implemented reasonable backup and disaster recovery plans, the Company has experienced, and expects that in the future it will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond the Company’s control. Sustained or repeated system failures would reduce the attractiveness of the Company’s offerings and could disrupt the Company’s customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as the Company expands its products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm the Company’s reputation and brand, may adversely affect the usage of the Company’s offerings, and could harm the Company’s business, financial condition and results of operation.

The Company relies on third parties maintaining open marketplaces to distribute its mobile and web applications.

The success of the Company’s App relies in part on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make our App available for download. The Company cannot be assured that the marketplaces through which it distributes its App will maintain their current structures or that such marketplaces will not charge the Company fees to list its App for download.

The Company may be unable to adequately protect its intellectual property interests or may be found infringing on the intellectual property interests of others.

The Company’s intellectual property includes its trademarks, domain names, website, mobile and web applications, software (including our proprietary algorithms and data analytics engines), copyrights, trade secrets, and inventions (whether or not patentable). The Company believes that its intellectual property plays an important role in protecting its brand and the competitiveness of its business. If the Company does not adequately protect its intellectual property, its brand and reputation may be adversely affected and its ability to compete effectively may be impaired.

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The Company protects its intellectual property through a combination of trademarks, domain names and other measures. The Company has registered its trademarks and domain names that it currently uses in the United States. The Company’s efforts may not be sufficient or effective. Further, the Company may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of its intellectual property. In addition, it may be possible for other parties to copy or reverse engineer the Company’s applications or other technology offerings. Moreover, the Company’s proprietary algorithms, data analytics engines, or other software or trade secrets may be compromised by third parties or the Company’s employees, which could cause the Company to lose any competitive advantage it may have from them.

In addition, the Company’s business is subject to the risk of third parties infringing its intellectual property. The Company may not always be successful in securing protection for, or identifying or stopping infringements of, its intellectual property and it may need to resort to litigation in the future to enforce its rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that the Company’s intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As the Company expands and raises its profile, the likelihood of intellectual property claims being asserted against it grows. Further, the Company may acquire or introduce new technology offerings, which may increase the Company’s exposure to patent and other intellectual property claims. Any intellectual property claims asserted against the Company, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If the Company is unsuccessful in defending such a claim, it may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent it from using its intellectual property or making its offerings available to customers. Some intellectual property claims may require the Company to seek a license to continue its operations, and those licenses may not be available on commercially reasonable terms or may significantly increase the Company’s operating expenses. If the Company is unable to procure a license, it may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect the Company’s business, financial condition, or operations.

A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on the Company’s business, financial condition and results of operations.

In order to operate its business, achieve its goals, and remain competitive, the Company continuously seeks to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

The Company’s business and the aircraft the Company operates are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. The Company’s future growth and financial performance will depend in part upon its ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with the Company’s product and services could result in its revenues decreasing over time. If the Company is unable to upgrade its operations or fleet with the latest technological advances in a timely manner, or at all, its business, financial condition and results of operations could suffer.

The Company is dependent on its information systems which may be vulnerable to cyber-attacks or other events.

The Company’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. The Company relies heavily on its computer systems to manage its client account balances, booking, pricing, processing and other processes. The Company receives, retains and transmits certain confidential information, including personally identifiable information that its clients provide. In addition, for these operations, the Company depends in part on the secure transmission of confidential information over public networks to charter operators. The Company’s information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. If the Company’s platform is hacked, these funds could be at risk of being stolen which would damage the Company’s reputation and likely its business. Any significant disruption or cyber-attacks on the Company’s information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm the Company’s reputation and expose it to regulatory or legal actions and adversely affect its business and its financial results.

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Because the Company’s software could be used to collect and store personal information, privacy concerns in the territories in which the Company operates could result in additional costs and liabilities to the Company or inhibit sales of its software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. The Company is also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to the Company’s software and services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact the Company’s business as it depends on how such laws will be interpreted. As the Company expands its operations, compliance with privacy laws may increase its operating costs.

The Company may not have enough funds to sustain the business until it becomes profitable.

The Company may not accurately anticipate how quickly it may use its funds and whether these funds are sufficient to bring the business to profitability.

Risks Related to the Company’s Operating Environment

Demand for the Company’s product and services may decline due to factors beyond its control.

Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements.

In particular, the recurrence of a pandemic, whether COVID-19 or otherwise, may result in a decline in air travel. Additionally, the reimposition of travel restrictions and other measures intended to contain the spread of any such virus may contribute to a decline in demand for air travel. If travel remains in a general decline for a significant period of time, the Company may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

More broadly, business jet travel is highly correlated to the performance of the economy, and an economic downturn, such as the current economic environment, which has been adversely affected by high rates of inflation, increasing interest rates, and low consumer sentiment, is likely to have a direct impact on the use of business jets. The Company’s customers may consider private air travel through its products and services to be a luxury item, especially when compared to commercial air travel. As a result, any economic downturn which has an adverse effect on the Company’s customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than the Company’s products and services. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that the current economic downturn will impact demand for private jet travel for some time.

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Any of these factors that cause the demand for private jet travel may result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our target market. Delays also frustrate passengers, affecting the Company’s reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. The Company may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Demand for the Company’s product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the Company’s ability to establish its business and achieve profitability.

The Company faces a high level of competition with numerous market participants with greater financial resources and operating experience.

The private air travel industry is extraordinarily competitive. Factors that affect competition in this industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. The Company plans to compete against private jet charter and fractional jet companies as well as business jet charter companies. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Jet.AI’s access to a smaller aircraft fleet and regional focus puts it at a competitive disadvantage, particularly with respect to its appeal to business travelers who want to travel overseas.

The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to the Company’s relatively small size, it is more susceptible to their competitive activities, which could prevent the Company from attaining the level of sales required to sustain profitable operations.

Recent consolidation in the industry, such as VistaJet’s acquisitions of XOJET and JetSmarter and Wheels Up’s acquisition of Delta Private Jets as well as Gama Aviation, a business jet services company, and increased consolidation in the future could further intensify the competitive environment the Company faces.

There can be no assurance that the Company’s competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect the Company’s business, financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Like other aviation companies, the Company’s business is affected by factors beyond its control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect the Company’s business.

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Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect the Company to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on the Company’s business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on the Company’s business, results of operations and financial condition.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. The Company may experience accidents in the future. These risks could endanger the safety of its customers, personnel, third parties, equipment, cargo and other property (both the Company’s and that of third parties), as well as the environment. If any of these events were to occur, the Company could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of the Company’s fleet and suspension or revocation of its operating authorities) and damage to its reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft the Company operates or charters, the Company could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of the Company’s insurance coverage available in the event of such losses would be adequate to cover such losses, or that the Company would not be forced to bear substantial losses from such events, regardless of its insurance cover.

Moreover, any aircraft accident or incident, even if fully insured, and whether involving the Company or other private aircraft operators, could create a public perception that the Company is less safe or reliable than other private aircraft operators, which could cause customers to lose confidence and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving the Company or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by customers.

The Company incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs and (iii) its fleet of aircraft. The Company cannot guarantee that these costs will not increase. Likewise, the Company cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If the Company is unable to maintain an acceptable safety record, the Company may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition and results of operations.

The supply of pilots to the airline industry is limited and may negatively affect the Company’s operations and financial condition. Increases in labor costs may adversely affect the Company’s business, results of operations and financial condition.

The Company’s pilots are subject to stringent pilot qualification and crew member flight training standards , which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require the Company to further increase its labor costs, which would result in a material reduction in its earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for the Company’s operations.

In addition, the Company’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA qualification standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of the Company’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support the Company’s operational needs.

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Pilot attrition may negatively affect the Company’s operations and financial condition.

In recent years, the Company has observed significant volatility in pilot attrition as a result of pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. If attrition rates are higher than the availability of replacement pilots, the Company’s operations and financial results could be materially and adversely affected.

The Company is exposed to operational disruptions due to maintenance.

The Company’s fleet requires regular maintenance work, which may cause operational disruption. The Company’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized which could have an adverse impact on its business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on the Company. Moreover, as the Company’s aircraft base increases, maintenance costs could potentially increase.

Significant increases in fuel costs could have a material adverse effect on the Company’s business, financial condition and results of operations.

Fuel is essential to the operation of the Company’s aircraft and to the Company’s ability to carry out its transport services. Fuel costs are a key component of the Company’s operating expenses. A significant increase in fuel costs may negatively impact the Company’s revenue, margins, operating expenses and results of operations. While the Company may be able to pass increases in fuel costs on to its customers, increased fuel surcharges may affect the Company’s revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount the Company’s customers choose to fly, it may have a material adverse effect on the Company’s business, financial condition and results of operations.

If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, the Company may not be able to attract or retain members, and its operating results may be adversely affected.

The Company must continue to build and maintain strong brand identity for its products and services, which have expanded over time. The Company believes that strong brand identity will continue to be important in attracting members. If the Company’s efforts to promote and maintain its brand are not successful, the Company’s operating results and our ability to attract members and other customers may be adversely affected. From time to time, the Company’s members and other customers may express dissatisfaction with its products and service offerings, in part due to factors that could be outside of the Company’s control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with the Company’s products and services is widespread or not adequately addressed, the Company’s brand may be adversely impacted and its ability to attract and retain members may be adversely affected. With respect to the Company’s planned expansion into additional markets, the Company will also need to establish its brand and to the extent it is not successful, the Company’s business in new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm the Company’s relationships with its customers and could adversely affect the Company’s reputation, brand, business, financial condition and results of operations.

Through the Company’s marketing, advertising, and communications with its customers, the Company sets the tone for its brand as aspirational but also within reach. The Company’s strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its offerings, including its ability to provide high-quality customer support, helps the Company attract and retain customers. The Company’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support the Company’s customers and are sufficiently knowledgeable about the Company’s product and services. As the Company continues to grow its business and improve its platform, it will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that the Company does not maintain high-quality support, could adversely affect the Company’s reputation, brand, business, financial condition and results of operations.

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The demand for the Company’s services is subject to seasonal fluctuations.

Demand for the Company’s services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, the Company’s ability to provide agreed upon levels of service to its customers may deteriorate, which could have a negative impact on the Company’s reputation and its ability to succeed.

The Company’s ability to sell its product or service may be adversely affected by changes in government regulation.

The Company’s business is subject to significant regulation by the FAA, the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of the Company’s product or services may change and if they do then the selling of the Company’s product or service may no longer be possible or profitable.

The Company’s failure to attract and retain highly qualified personnel in the future could harm its business.

The Company believes that its future success will depend in large part on its ability to retain or attract highly qualified management, technical and other personnel. The Company may not be successful in retaining key personnel or in attracting other highly qualified personnel. If the Company is unable to retain or attract significant numbers of qualified management and other personnel, the Company may not be able to grow and expand its business.

Risks Relating to Ownership of Jet.AI Common Stock

The Company has never paid cash dividends on its capital stock, and Jet.AI does not anticipate paying dividends in the foreseeable future.

The Company has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Jet.AI Board and will depend on Jet.AI’s financial condition, operating results, capital requirements, general business conditions and other factors that the Jet.AI Board may deem relevant. As a result, capital appreciation, if any, of Jet.AI’s Common Stock will be the sole source of gain for the foreseeable future.

The Company’s stock price may be volatile, and you may not be able to sell shares at or above the price at which you purchase shares.

Fluctuations in the price of the Common Stock could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Common Stock and our Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

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Factors affecting the trading price of the Common Stock may include:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Jet.AI;

●	failure to meet or exceed financial estimates and projections of the investment community or that Jet.AI provides to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	the volume of shares of Common Stock available for public sale;

●	operating and stock price performance of other companies that investors deem comparable to Jet.AI;

●	Jet.AI’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting Jet.AI’s business;

●	Jet.AI’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving Jet.AI;

●	changes in financial estimates and recommendations by securities analysts concerning Jet.AI or the market in general;

●	the timing and magnitude of investments in the growth of the business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

●	the ability to market new and enhanced solutions on a timely basis;

●	sales of substantial amounts of the Jet.AI Common Stock by Jet.AI’s directors, executive officers, significant stockholders or the selling stockholders or the perception that such sales could occur, including as a result of transactions under the Share Purchase Agreement and the Forward Purchase Agreement;

●	trading volume of our Common Stock, including as a result of transactions under the Share Purchase Agreement and the Forward Purchase Agreement;

●	changes in capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Jet.AI could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Jet.AI’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

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Anti-takeover provisions contained in the Company’s Certificate of Incorporation and applicable laws could impair a takeover attempt.

The Company’s Certificate of Incorporation afford certain rights and powers to the Jet.AI Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock. See also “Description of the Securities.”

If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.

Our Common Stock is currently listed on The Nasdaq Global Market under the symbol “JTAI”. Notwithstanding such listing, there is no guarantee that we will be able to maintain our listing on Nasdaq for any period of time. Among the conditions required for continued listing on The Nasdaq Global Market, Nasdaq requires us to maintain at least $10 million in stockholders’ equity (the “Stockholders’ Equity standard”) or $50 million in market value of listed securities (the “Market Value standard”) or total assets and total revenues of at least $50 million in the most recently completed fiscal year or two of the last three most recently completed fiscal years (the “Total Assets / Total Revenues standard”). Our stockholders’ equity is currently not above The Nasdaq Global Market’s $10 million minimum, as discussed below. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq.

On December 1, 2023, the Company received a notification letter (the “Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A). The Company’s stockholders’ equity as of September 30, 2023 was $(4,257,094), as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023. The Letter has no immediate impact on the listing of the Company’s Common Stock on Nasdaq.

The Letter also noted that as of September 30, 2023, the Company does not meet The Nasdaq Global Market alternative listing criteria for the Market Value standard or the Total Assets / Total Revenues standard. The Letter further noted that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market (the “Capital Market”), which would require the Company to, among other things, meet the Capital Market’s continued listing requirements.

In accordance with Nasdaq rules and as stated in the Letter, the Company has until January 15, 2024 (45 calendar days from the date of the Letter) to submit a plan to regain compliance. In determining the acceptability of the plan, Nasdaq will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within the Nasdaq review period, the Company’s overall financial condition and its public disclosures. If the plan is accepted, Nasdaq will provide written confirmation and can grant an extension of up to 180 calendar days from the date of the Letter to evidence compliance. If Nasdaq rejects the plan, the Company will have the opportunity to appeal the decision to a Hearings Panel pursuant to Rule 5815(a), but there can be no assurance that Nasdaq would grant the Company’s request for approval of its compliance plan.

As of the date of this prospectus, the Company has not yet submitted a compliance plan to Nasdaq. The Company intends to timely submit a compliance plan to Nasdaq to regain compliance with Nasdaq’s listing criteria, which may include a proposed transfer to the Capital Market.

There can be no assurance that Nasdaq will accept the Company’s compliance plan, or, if accepted, that the Company will be able to achieve or maintain compliance with continued listing criteria of the Nasdaq Global Market or lower continued listing criteria of the Nasdaq Capital Market. If Nasdaq does not accept the Company’s plan or if the Company is unable to regain compliance within any extension period granted by Nasdaq, Nasdaq would be required to issue a delisting determination. The Company would at that time be entitled to request a hearing before a Nasdaq Hearings Panel to present its plan to regain compliance and to request a further extension period to regain compliance. The request for a hearing would stay any delisting action by Nasdaq.

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If we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements, including by moving to the Capital Market, in the future, we could be subject to suspension and delisting proceedings. A delisting of our Common Stock and listed warrants and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Common Stock and listed warrants; (ii) reducing the number of investors willing to hold or acquire our Common Stock and listed warrants, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees. In addition, a delisting of our Common Stock would prevent us from being able to access financing under the Share Purchase Agreement, Forward Purchase Agreement and FPA Funding Amount PIPE Subscription Agreement. Furthermore, the Company may have to pay all or a portion of the $800,000 commitment fee due under the Share Purchase Agreement in cash if its shares are no longer listed. The Company may not have sufficient funds to be able to pay such fee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General – Liquidity and Capital Resources.”

Jet.AI is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Jet.AI’s provision for income taxes. Jet.AI’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Jet.AI’s operations, changes in Jet.AI’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Jet.AI believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Jet.AI could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Jet.AI’s business and future profitability.

One of the Company’s predecessors, Oxbridge Acquisition Corp., was organized under the laws of the Cayan Islands. Jet.AI is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Jet.AI’s operations and customers are located throughout the United States, Jet.AI is subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Jet.AI and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Jet.AI) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Jet.AI’s business and future profitability.

As a result of plans to expand Jet.AI’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Jet.AI’s after-tax profitability and financial results.

In the event that Jet.AI’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Jet.AI’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Jet.AI’s business.

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Additionally, Jet.AI may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Jet.AI’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Jet.AI’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Jet.AI’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Jet.AI does not prevail in any such disagreements, Jet.AI’s profitability may be affected.

Jet.AI’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Jet.AI’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If the Company has experienced an ownership change at any time since its incorporation, Jet.AI may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Jet.AI’s stock ownership, which may be outside of Jet.AI’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Jet.AI’s use of accumulated state tax attributes. As a result, even if Jet.AI earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Jet.AI.

Jet.AI’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Jet.AI will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Jet.AI Common Stock.

Jet.AI is a holding company and it has no material assets other than its direct and indirect equity interests in its subsidiaries. Jet.AI will have no independent means of generating revenue. To the extent Jet.AI’s subsidiaries have available cash, Jet.AI will cause its subsidiaries to make distributions of cash to pay taxes, cover Jet.AI’s corporate and other overhead expenses and pay dividends, if any, on the Common Stock. To the extent that Jet.AI needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Jet.AI or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Jet.AI’s liquidity and financial condition could be materially adversely affected.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the actual financial position or results of operations of Jet.AI would have been for the periods presented.

The unaudited pro forma condensed combined financial information for Jet.AI following the Business Combination in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Jet.AI’s actual financial position or results of operations would have been for the periods presented had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

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The issuances of additional shares of Jet.AI Common Stock under the Share Purchase Agreement and the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Jet.AI Common Stock.

The proceeds from the Business Combination, Forward Purchase Agreement and our existing cash and cash equivalents may not be sufficient to meet our working capital needs and we intend to draw on the Share Purchase Agreement promptly following the effectiveness of the registration statement of which this prospectus forms a part. Further, our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could also cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned. To the extent this occurs, it could impose significant dilution on the Company’s stockholders.

In addition to shares to be sold to GEM upon a drawdown, the Share Purchase Agreement entitles GEM to receive (i) payment of a commitment fee of $800,000 payable in either cash or Common Stock and (ii) the GEM Warrant. The shares issuable pursuant to the GEM Warrant were calculated on a fully diluted basis as of the closing of the Business Combination, which calculation included shares issuable upon exercise of the JTAIW Warrants, the Private Placement Warrants, the Merger Consideration Warrants, Jet Token Options and Jet Token RSU Awards. If the JTAIW Warrants, the Private Placement Warrants, Merger Consideration Warrants, Jet Token Options and/or Jet Token RSU Awards are not exercised in full or at all, and GEM exercises the GEM Warrant, then GEM could hold more than 6% of the outstanding common stock of Jet.AI on a non-diluted basis.

If the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of its then current exercise price.

The issuances of Common Stock pursuant to the GEM Warrant and the Share Purchase Agreement would result in dilution of future Jet.AI stockholders and could have a negative impact on the market price of Common Stock and Jet.AI’s ability to obtain additional financing. See the subsection entitled “Prospectus Summary – Share Purchase Agreement” for a description of the GEM Warrant.

We may not have access to funding under the Forward Purchase Agreement.

Pursuant to the Forward Purchase Agreement, on each Cash Settlement Payment Date (as defined below), Meteora is obligated to pay us the Settlement Amount (as defined below) as adjusted by the Settlement Amount Adjustment (as defined below). For example, if the shares purchased pursuant to the FPA Funding Amount Subscription Agreement were settled at the last reported sales price of our Common Stock on December 15, 2023, or $3.59, we would receive a Settlement Amount equal to (A) (i) the number of shares to be sold by Meteora multiplied by (ii) $3.59, less (B) the Settlement Amount Adjustment equal to the product of (i) such number of shares sold by Meteora multiplied by (ii) $2.00; in other words, Meteora would be obligated to pay us $1.59 per share sold by Meteora. Based on the current number of shares subject to settlement under the Forward Purchase Agreement of 931,851 shares of Common Stock, the Company would receive an aggregate of $1,481,643, based on the December 15, 2023 closing price of $3.59. In addition, Meteora may accelerate the Valuation Date and as a result the Cash Settlement Payment Date upon the happening of certain events, including in the event that our Common Stock ceases to be listed on a national securities exchange. In the event of a delisting, the Settlement Amount would be based on a per share price of $0 and we would not receive any payments upon settlement of this agreement.

For the purposes of the immediately preceding paragraph, as more particularly described in the Forward Purchase Agreement, the “Cash Settlement Payment Date” means the tenth local business day following the last day of the valuation period commencing on the Valuation Date; the “Settlement Amount” means a cash amount equal to the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by the volume weighted daily VWAP Price over the Valuation Period; and the “Settlement Amount Adjustment” means an amount equal to the product of (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00. To the extent that the VWAP Price over the Valuation Period is less than $2.00, we will not receive any payments nor will we be required to make any cash payments under the Forward Purchase Agreement.

Certain existing stockholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price.

Certain of our stockholders, including certain of the selling stockholders, acquired shares of Common Stock or Private Placement Warrants at prices below, and in some cases considerably below, the current trading price of our Common Stock, and may experience a positive rate of return based on the current trading price.

Given the relatively lower purchase prices that some of our stockholders paid to acquire some of their securities compared to the current trading price of our shares of Common Stock, these stockholders, some of whom are registered holders pursuant to this registration, in some instances may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Common Stock at the time that such stockholders choose to sell their shares of Common Stock.

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This prospectus relates to the offer and resale from time to time by the selling stockholders of (1) 115,000 shares of Common Stock issued to Maxim Partners pursuant to the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price, (2) 270,000 shares of Common Stock issued to Maxim Partners to settle payment obligations of $2,898,000 (or approximately $10.73 per share) under the underwriting agreement in connection with Oxbridge’s IPO, (3) 112,700 shares of Common Stock issuable upon conversion of shares of Series A Preferred Shares issued to Maxim Partners to settle payment obligations of $1,127,000 (or approximately $10.00 per share) under the underwriting agreement in connection with Oxbridge’s IPO, (4) up to 12,300 shares of Common Stock issuable to Maxim Partners as PIK Shares in lieu of payment of cash dividends on the Series A Preferred Shares, (5) 548,127 shares of Common Stock issued to Meteora pursuant to the FPA Funding Amount PIPE Subscription Agreement for $10.00 per share, subject to netting the aggregate purchase price against payments by the Company to Meteora under the Forward Purchase Agreement, (6) up to 2,179,447 shares of Common Stock issuable after the date of this prospectus to GEM (as defined herein) upon the exercise of a warrant to purchase shares of our Common Stock (the “GEM Warrant”) at an exercise price of $8.60 per share, (7) up to 400,000 shares of Common Stock issuable after the date of this prospectus to GEM in lieu of paying a commitment fee of $800,000 to GEM pursuant to the Share Purchase Agreement, (8) up to 20,000,000 shares of Common Stock issuable to GEM after the date of this prospectus under the Share Purchase Agreement, at a purchase price equal to 90% of the average daily closing price during the applicable 30-day drawdown pricing period, (9) 57,500 shares of Common Stock issuable upon conversion of shares of Series A-1 Preferred Shares issued to the Sponsor to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 (approximately $10.00 per share of Common Stock), (10) 2,875,000 shares of Common Stock issued to Sponsor in connection with the formation of Oxbridge at an average purchase price of approximately $0.009 per share, and (11) 5,760,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and Maxim in connection with the closing of Oxbridge’s IPO at a price of $1.00 per warrant; shares of Common Stock are issuable under the Private Placement Warrants at an exercise price of $11.50 per share, subject to adjustment.

Based on the closing price of our Common Stock of $3.59 on December 15, 2023, the Sponsor may experience potential profit of up to $3.581 per share of Common Stock based on the Sponsor’s initial purchase price of shares of Common Stock prior to the IPO at a price of approximately $0.009 per share (although such shares are subject to a one-year lockup from the date of the Closing), or $10,295,375 in the aggregate. Since any shares to be issued to GEM under the Share Purchase Agreement will be issued at a 90% discount to the average daily closing price during the 30-day pricing period prior to a drawdown, GEM may potentially make a profit of approximately 11% if it is able to immediately resell the shares it receives. If, for example, we draw down $1,000,000 and GEM is not restricted under Regulation M from reselling its shares of Common Stock, it could earn approximately $110,000 on such a drawdown amount. If we draw down the full amount available under the Share Purchase Agreement and GEM is not restricted under Regulation M from reselling its shares, it could earn approximately $4.4 million. In light of the fact that the current trading price of our Common Stock is below the prices at which many of the selling stockholders obtained their shares or at which they may obtain their shares upon exercise of Warrants, it is highly unlikely that they will choose to sell their shares or exercise their Warrants since such sales would generate losses rather than gains. In addition, Meteora holds 275,000 shares of Common Stock as Share Consideration out of the total number of shares that it originally purchased in open market transactions, and for which we paid Meteora $10.10 per share under the terms of the Forward Purchase Agreement. Share Consideration shares are not included in the number of shares covered by the settlement provisions of the Forward Purchase Agreement. Therefore Meteora is entitled to retain all proceeds from its sale of Share Consideration shares.

Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor and Meteora acquired shares of our Common Stock or the prices at which GEM may receive shares at the time of a drawdown.

Sales of Jet.AI Common Stock, or the perception of such sales, by us or the selling stockholders pursuant to this prospectus in the public market or otherwise could cause the market price for Jet.AI Common Stock to decline and certain selling stockholders still may receive significant proceeds.

The sale of shares of Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that is deemed appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus may include shares that were purchased at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the selling stockholder realizing a significant gain.

This prospectus registers the following shares that were purchased or issued at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the selling stockholder realizing a significant gain:

●	Sponsor paid approximately $0.009 per share, for the Founder Shares and
●	Sponsor and Maxim paid approximately $1.00 per warrant, for the Private Placement Warrants.

In connection with an extraordinary general meeting of Oxbridge shareholders in November 2022, in which Oxbridge asked its shareholders to vote to extend the date by which Oxbridge had to consummate a business combination, the holders of 10,313,048 Class A ordinary shares or approximately 90.0% of the shares with redemption rights at the time exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960. Subsequently, in connection with the Meeting and the Business Combination, holders of 1,144,215 of Oxbridge’s Class A Ordinary Shares, or approximately 96.4% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $11.10 per share, for an aggregate redemption amount of $12,655,017. On August 8, 2023, pursuant to the Forward Purchase Agreement, Meteora purchased 663,556 of the Class A ordinary shares from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased an additional 247,000 such shares.

For so long as the registration statement of which this prospectus forms a part is available for use, if all of the 32,330,074 shares held or issuable to the selling stockholders are offered for sale, then the shares offered for resale pursuant to this prospectus by the selling stockholders would represent approximately 65.74% of shares outstanding of the Company as of December 15, 2023 (after giving effect to the issuance of the shares upon exercise of the Warrants, conversion of the shares of preferred stock and issuances under the Share Purchase Agreement). Given the substantial number of shares of Common Stock being registered for potential resale by selling stockholders pursuant to this prospectus, the sale of shares by the selling stockholders, or the perception in the market that the selling stockholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Other than pursuant to the Warrants, we do not know the price at which the selling stockholders will acquire the shares but, based on the terms of the Forward Purchase Agreement and the Share Purchase Agreement, we anticipate that the selling stockholders will acquire the shares at an average of a 10% discount to the market price of our Common Stock. This will create an incentive for the selling stockholders to sell shares of our Common Stock because they purchased the shares at prices lower than the then-current trading price. While the selling stockholders may experience a positive rate of return on their investment in our Common Stock, the public stockholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price.

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The Warrants may never be in the money, and may expire worthless.

The exercise price of the JTAIW Warrants and the Private Placement Warrants is $11.50 per share and of the GEM Warrant is $8.60 per share. We believe the likelihood that holders will exercise the JTAIW Warrants, the Private Placement Warrants or the GEM Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Common Stock. If the trading price for our Common Stock is less than $11.50 per share, in the case of the JTAIW Warrants and Private Placement Warrants, or $8.60 per share in the case of the GEM Warrant, we believe holders of the Warrants will be unlikely to exercise the warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants.

Warrants for Common Stock are currently exercisable, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Warrants, including the Private Placement Warrants, to purchase an aggregate of 17,249,334 shares of our Common Stock became exercisable in accordance with the terms of the Warrant Agreement governing those securities 30 days after the Closing Date. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

A significant portion of Jet.AI’s total outstanding shares are restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of the Common Stock to drop significantly, even if our business is doing well.

After the Business Combination, Oxbridge’s Sponsor beneficially owns approximately 55.7% of the Common Stock as of December 15, 2023. Pursuant to the terms of the Lock-Up Agreements, the Founder Shares, as well as shares of Common Stock held by Jet Token’s co-founders, Mike Winston and George Murnane, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date after the Closing on which we complete a liquidation, merger, stock exchange or other similar transaction with an unaffiliated third party that results in all of stockholders having the right to exchange their stock for cash, securities or other property.

Following the expiration of such lockups, the holders of Founder Shares will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time following such expiration. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

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If securities or industry analysts do not publish or cease publishing research or reports about Jet.AI, its business or its market, or if they change their recommendations regarding the Common Stock adversely, the price and trading volume of the Common Stock could decline.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Jet.AI, its business, its market or its competitors. If any of the analysts who may cover Jet.AI change their recommendation regarding the Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Common Stock would likely decline. If any analyst who may cover Jet.AI were to cease their coverage or fail to regularly publish reports on Jet.AI, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Jet.AI securities to decline.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and our results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following August 16, 2026, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our the shares of Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, regarding the proposed the Company’s future financial performance and the Company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” “strive,” “might,” “possible,” “potential,” “predict” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Jet.AI that may cause Jet.AI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. The Company cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company.

In addition, the Company cautions you that the forward-looking statements regarding the Company, which are included in this prospectus, are subject to the following factors:

●	Jet.AI’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Jet.AI to grow and manage growth profitably;

●	the ability to maintain the listing of the Company’s securities on Nasdaq;

●	our public securities’ potential liquidity and trading;

●	our ability to raise financing in the future;

●	Jet.AI’s success in retaining or recruiting, or changes in, its officers, key employees or directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law on ownership of U.S. airlines;

●	actors relating to the business, operations and financial performance of Jet.AI (or any of its subsidiaries), including:

○	the ability to anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

●	changes in applicable laws or regulations;

●	the risk that Jet.AI may fail to effectively build scalable and robust processes to manage the growth of its business;

●	the risk that demand for Jet.AI’s products and services may decline;

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●	high levels of competition faced by Jet.AI with numerous market participants having greater financial resources and operating experience than Jet.AI;

●	the possibility that Jet.AI’s business may be adversely affected by changes in government regulations;

●	the possibility that Jet.AI may not be able to grow its client base;

●	the failure to attract and retain highly qualified personnel;

●	the inability to finance aircraft or generate sufficient funds;

●	the possibility that Jet.AI may not have enough capital and may be required to raise additional capital;

●	data security breaches, cyber-attacks or other network outages;

●	the volatility of the prices of blockchain currencies that the Company accepts as payment;

●	our reliance on third parties;

●	our inability to adequately protect our intellectual property interests or infringement on intellectual property interests of others;

●	the possibility that Jet.AI may be adversely affected by other economic, business or competitive factors; and

●	other factors detailed in the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this prospectus and in any document incorporated by reference in this prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Jet.AI Inc. (f./k/a Oxbridge Acquisition Corp.) and Jet Token after giving effect to the Business Combination, and related adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical condensed statement of operations of Jet.AI for the year ended December 31, 2022 and the historical condensed consolidated statement of operations of Jet Token for the same periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2022. The unaudited pro forma condensed combined financial information does not include unaudited pro forma condensed combined balance sheets as of September 30, 2023 as the Business Combination was already reflected in the Company’s historical unaudited condensed consolidated balance sheets as of September 30, 2023. Further, the unaudited pro forma condensed combined statements of operations for the three and nine months ended September 30, 2023 were not provided because the historical operating results of Oxbridge Acquisition Corp. were not material and pro forma results would not be materially different from reported results for the periods presented.

The historical financial information of Jet.AI was derived from the audited financial statements of Jet.AI as of and for the year ended December 31, 2022, included elsewhere in this prospectus. The historical financial information of Jet Token was derived from the audited financial statements of Jet Token as of and for the year ended December 31, 2022, included elsewhere in this prospectus. This information should be read together with Jet.AI’s and Jet Token’s audited financial statements and related notes, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed financial information was issued by the Company on August 21, 2023 in a Current Report on Form 8-K and does not give effect to events subsequent to that date, including the amendments to the Forward Purchase Agreement and the amendment of the GEM Warrant.

Introduction

On August 10, 2023, as a result of the previously announced Business Combination Agreement dated February 24, 2023, as amended, Oxbridge domesticated as a Delaware corporation, First Merger Sub merged with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and Jet Token (as the surviving entity of the First Merger) merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI. In connection with the Business Combination, security holders of Jet.AI and Jet Token immediately prior to the Closing became security holders of Jet.AI. Following the Business Combination, on August 11, 2023, the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants began trading on Nasdaq under the new symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively.

Prior to completion of the Business Combination, Jet.AI was a blank check company incorporated on April 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar transaction with one or more businesses or entities. On August 16, 2021, Jet.AI completed its IPO of 11,500,000 Oxbridge Units, including 1,500,000 Oxbridge Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each Oxbridge Unit consisting of one Class A Ordinary Share and one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to Jet.AI of $115,000,000.

Simultaneously with the closing of its IPO, Jet.AI consummated the private placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Partners, parent company of the representative to the underwriters in its initial public offering, at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Jet.AI of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim Partners agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim Partners or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if the Company calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

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Jet.AI also issued an aggregate of 2,875,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share.

Upon the closing of the IPO and the sale of the Private Placement Warrants, an aggregate of $116,725,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and was available to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by Jet.AI, until the earlier of: (a) the completion of an Initial Business Combination and (b) the distribution of the Trust Account.

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus, of 380 Software LLC, which supplies the technology to sell charter under Part 380 (individual seats) on the Cirrus fleet of aircraft.

Description of the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with Generally Accepted Accounting Principles (“GAAP”). Jet Token is considered to be the accounting acquirer, as further discussed in “Note 1 — Basis of Presentation” of this unaudited pro forma condensed combined financial information.

In connection with the Domestication and prior to the Effective Time, the total issued and outstanding 799,120 Class A Ordinary Shares and 2,875,000 Class B Ordinary Shares as of June 23, 2023 were converted automatically, on a one-for-one basis, into shares of Jet.AI Common Stock. Each issued and outstanding public warrant and private placement warrant were converted automatically into a Jet.AI Warrant pursuant to the Warrant Agreement, entitling the holder to purchase one share of Jet.AI Common Stock at an exercise price of $11.50.

Each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio, and (y) the number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio. Each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio. Upon the consummation of the Business Combination, Oxbridge was immediately renamed “Jet.AI Inc.”

Upon the consummation of the Business Combination, 4,523,167 shares of Jet.AI Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Jet.AI Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards.

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In addition, in connection with the Business Combination, Jet.AI proposed and approved the 2023 Jet.AI Omnibus Incentive Plan, which became effective upon closing of the Business Combination, in place of the existing Jet Token Option Plans. The purpose of the Omnibus Incentive Plan is to provide eligible employees, directors, consultants and the founders the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Jet.AI’s growth and to align the economic interests of such persons with those of its stockholders. The financial impact of the Omnibus Incentive Plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage. See “Executive Compensation — Summary of the Omnibus Incentive Plan” for further information.

Forward Purchase Agreement

As previously disclosed, on August 6, 2023, Oxbridge entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Meteora”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. The purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination. Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Meteora agreed to purchase up to 1,186,952 of Oxbridge’s Class A ordinary shares concurrently with the Closing. The shares initially held by Meteora consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased 247,756 “Additional Shares” directly from us in a private placement for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Meteora under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Meteora is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. We paid to Meteora $6,805,651, representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us one-half (1/2) of the Prepayment Shortfall, or $625,000.

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Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2011, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of Series A Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to the Registration Rights Agreement.

The following table summarizes the pro forma shares of Jet.AI Common Stock outstanding on August 10, 2023 immediately following the Effective Time, excluding the potential dilutive effect of exercise of Jet.AI Warrants and Merger Consideration Warrants:

	No. of Shares of Jet.AI Common Stock	% of total Jet.AI Common Stock
Historical Rollover Shareholders	4,523,167	51.9
Public Shareholders (1)	799,120	9.2
Initial Shareholders (2)	2,875,000	33.0
PIPE Investors (3)	247,756	2.8
Maxim (4)	270,000	3.1
Total	8,715,043	100.0

(1)	Reflects actual redemptions of 502,832 shares of Oxbridge Class A Ordinary Shares in connection with the Business Combination.
(2)	Reflects shares of Oxbridge’s Class B Ordinary Shares held by the Sponsor that converted on a one-for-one basis into shares of Jet.AI Common Stock in connection with the Business Combination and Domestication.
(3)	Reflects the issuance of 247,756 shares of Jet.AI Common Stock to Meteora under that certain FPA Funding Amount PIPE Subscription Agreement dated August 6, 2023.
(4)	Reflects the issuance of 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement with Maxim.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, are based on the historical financial statements of Jet.AI and Jet Token. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

	Jet Token, Inc. (Historical)	Jet.AI Inc. (f/k/a Oxbridge Acquisition Corp.) (Historical)	Transaction Accounting Adjustments		Pro Forma Combined

Revenues	$21,863	$-	$-		$21,863
Cost of revenues	19,804	-	-		19,804

Gross profit	2,059	-	-		2,059

Operating Expenses:
General and administrative	9,231	487	-		9,718
Sales and marketing	427	-	-		427
Research and development	137	-	-		137
Total operating expenses	9,795	487	-		10,282

Operating loss	(7,736)	(487)	-		(8,223)

Other (income) expense:
Interest income	-	(964)	964	AA	-
Change in fair value of warrant liabilities	-	(6,699)	6,699	BB	-
Total other (income) expense	-	(7,663)	7,663		-

(Loss) income before provision for income taxes	(7,736)	7,176	(7,663)		(8,223)

Provision for income taxes	2	-	-		2

Net (loss) income	$(7,738)	$7,176	$(7,663)		$(8,225)

Weighted average shares outstanding – basic and diluted	122,747,555	13,133,764			7,472,579
Net (loss) income per share - basic and diluted	$(0.06)	$0.55			$(1.10)

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Jet.AI Inc. (f/k/a Oxbridge Acquisition Corp, Inc.) (“Jet.AI”) has been treated as the “accounting acquiree” and Jet Token, Inc. (“Jet Token”) as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Jet Token issuing shares for the net assets of Jet.AI, followed by a recapitalization. The net assets of Jet Token will be stated at historical cost. Operations prior to the Business Combination will be those of Jet Token.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022. This period is presented on the basis of Jet Token as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of Jet Token, Inc. and Jet.AI included in the prospectus, and other financial information included elsewhere.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination and related transactions occurred as of the beginning of the period presented.

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Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022 are as follows:

AA. Reflects elimination of investment income on the Trust Account.

BB. Reflects the elimination of the change in fair value of warrant liabilities.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared based on the following information (in thousands, except share and per share amounts):

For the Year Ended
December 31, 2022

Pro forma net loss	$(8,225)
Weighted average shares outstanding of common stock	7,472,579
Net loss per share - basic and diluted	$(1.10)

Excluded securities: (1)
Assumed options	3,284,488
Merger Consideration Warrants issued to Jet Token Shareholders	7,196,375
Public Warrants	11,489,334
Private Warrants	5,760,000
Shares issued to Restricted Stock Unit Awards	148,950
Merger Consideration Warrants issued to Restricted Stock Unit Awards	237,020

(1) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Jet.AI’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet.AI’s financial condition and results of operations together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and unaudited consolidated financial statements as of September 30, 2023 and the three and nine months ended September 30, 2023 and 2022, and the related notes that are included elsewhere in this prospectus. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information for the year ended December 31, 2022 and the accompanying notes thereto included elsewhere in this prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Jet.AI’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Jet.AI’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Business Combination

As discussed under “Prospectus Summary - Background” above, on August 10, 2023, Oxbridge Acquisition Corp. (“Oxbridge”), consummated a business combination pursuant to a Business Combination Agreement and Plan of Reorganization, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (the “Business Combination Agreement”) among Oxbridge, OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI, Inc., and promptly thereafter, (a) First Merger Sub merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc. and (b) Jet Token merged with and into Second Merger Sub (each merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As a result of the Business Combination:

●	the then issued and outstanding Class A ordinary shares of Oxbridge were converted, on a one-for-one basis, into shares of common stock, par value $0.0001 per share of Jet.AI, Inc. (“Common Stock”),

●	the then issued and outstanding Class B ordinary share of Oxbridge were converted, on a one-for-one basis, into shares of Common Stock of Jet.AI. Inc.,

●	the then issued and outstanding Oxbridge warrants were converted into an equal number of warrants, each exercisable for one share of Common Stock (“Jet.AI Warrants”),

●	the then issued and outstanding Oxbridge Units were converted into an equal number of Jet.AI Units, each consisting of one share of Common Stock and one Jet.AI Warrant,

●	the outstanding shares of Jet Token common stock, including all shares of Jet Token preferred stock that converted into shares of Jet Token common stock, were cancelled and converted into the right to receive the number of shares of Common Stock and the number of warrants (“Merger Warrants”) based on the respective exchange rations set forth in the Business Combination Agreement,

●	all outstanding Jet Token options for Common Stock , whether or not exercisable and whether or not vested, were converted into options to purchase Common Stock based on the applicable exchange ratio determined in accordance with the Business Combination Agreement,

●	all outstanding Jet Token warrants were converted into warrants to acquire the number of shares of Common Stock and Merger Warrants based on the applicable exchange ratio set forth in the Business Combination Agreement, and

●	the outstanding Jet Token restricted stock unit awards were converted into Jet.AI restricted stock unit awards based on the applicable exchange ratio determined in accordance with the Business Combination Agreement.

As a result of the Business Combination, Jet.AI Inc. has one class of Common Stock, listed on Nasdaq under the ticker symbol “JTAI”, and two classes of warrants the Jet.AI Warrants and the Merger Warrants, listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ” respectively.

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The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;

●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of combined entity’s board;

●	Jet Token’s senior management is the senior management of the combined entity

●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and

●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

References in this MD&A to “Jet.AI” or “the Company” refer to Jet Token Inc. prior to the consummation of the Business Combination.

Overview

Jet.AI, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. The Company, directly and indirectly through its subsidiaries, has been principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

Under the Company’s fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program typically consists of a down payment, one or more progress payments, a payment on delivery, and in future periods will include a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF) during the term of the fractional owner’s management agreement. The sale of a fractional interest or whole aircraft is recognized at the time of aircraft delivery, MMF revenue is generally fixed and would be recognized monthly over the life of the management agreement, while OHF revenue is typically variable and would be recognized monthly based on the number of hours flown by the customer in the period. The Company’s jet card program provides the customer with a preset number of hours of private jet access at a fixed hourly rate over the agreement term (generally a year), typically paid 100% upfront. The Company also receives commission-based revenue for sales of jet cards on behalf of Cirrus and engages in whole aircraft brokerage. The Company recognizes revenue from sales of its own jet cards and from third-party charters generated through the Company’s App, upon transfer of control of its promised services, which generally occurs upon completion of a flight, or, in the case of unused hours under the jet card program, at the end of the contract term. The Company recognizes its share of the revenue from the sales of Cirrus jet cards upon payment by the program member.

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Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,		For the Year Ended December 31,
	2023	2022	2023	2022	2022	2021

Revenues	$3,367,189	$11,909,588	$8,035,505	$19,650,567	$21,862,728	$1,112,195

Cost of revenues	3,196,748	10,905,766	8,140,905	17,833,726	19,803,739	1,383,100

Gross profit (loss)	170,441	1,003,822	(105,400)	1,816,841	2,058,989	(270,905)

Operating Expenses:
General and administrative (including stock-based compensation of $2,669,071, $2,060,703, $5,424,158, and $4,431,950, $6,492,653, and $12,690,373, respectively)	4,231,142	2,835,745	8,834,864	6,255,723	9,230,789	14,879,597
Sales and marketing	156,991	118,301	380,699	281,442	426,728	704,724
Research and development	48,823	46,905	113,778	93,077	137,278	117,391
Total operating expenses	4,436,956	3,000,951	9,329,341	6,630,242	9,794,795	15,701,712

Operating loss	(4,266,515)	(1,997,129)	(9,434,741)	(4,813,398)	(7,735,806)	(15,972,617)

Other (income) expense:
Interest expense	24,095	-	24,095	-	-	-
Other income	(51)	-	(51)	(3)	(3)	(207,368)
Total other (income) expense	24,044	-	24,044	(3)	(3)	(207,368)
			24,044
Loss before provision for income taxes	(4,290,559)	(1,997,129)	(9,458,785)	(4,813,398)	(7,735,803)	(15,765,249)

Provision for income taxes	-	-	-	800	2,400	-

Net Loss	$(4,290,559)	$(1,997,129)	$(9,458,785)	$(4,814,198)	$(7,738,203)	$(15,765,249)

Weighted average shares outstanding - basic and diluted	7,018,212	4,424,267	5,354,931	4,398,303	122,747,555	118,503,131
Net loss per share - basic and diluted	$(0.61)	$(0.45)	$(1.77)	$(1.09)	$(0.06)	$(0.13)

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Three Months Ended September 30, 2023 and 2022

Revenues

Revenues for the third quarter of 2023 totaled $3.4 million, a $8.5 million decrease from 2022’s third quarter revenues of $11.9 million and were comprised of $775,000 in services revenue from the management of customers’ aircraft, $797,000 in software-related revenue, $732,000 in Jet Card revenue for hours flown and other charges based on hours flown, and $1.1 million in revenue from the chartering of our HondaJets by our operating partner Cirrus.

The primary reason for this decrease in revenue was due to the absence of aircraft available for fractional sale in the third quarter of 2023 compared with the successful fractionalization of the Company’s last two HondaJets during the third quarter of 2022. The decrease in revenue in the third quarter of 2023 was offset by additional service revenue of $775,000 arising from the Company’s entering into an agreement to manage a customer’s aircraft in the fourth quarter of 2022.

The following table sets forth a breakout of revenue components by subcategory for the three months ended September 30, 2023 and 2022.

	Three Months Ended
	September 30,
	2023	2022

Software App and Cirrus Charter	$1,860,795	$341,557
Jet Card and Fractional Programs	731,716	568,031
Management and Other Services	774,678	-
Fractional/Whole Aircraft Sales	-	11,000,000
	$3,367,189	$11,909,588

The Company recognized $797,000 in revenue related to App-generated Services and software revenues related to charter bookings made through its App in the third quarter of 2023, an increase of $678,000 and reflected additional brokerage staff, increased marketing and greater awareness of the Company. This compares to revenues totaling $119,000 in the 2022 period.

During the third quarter of 2023, the Company sold 122 prepaid flight hours under its jet card and fractional programs, amounting to $713,000, and recognized $709,000 of revenue for 113 flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are recognized as revenue as the flight hours are used or forfeited. At September 30, 2023, the Company had recorded deferred revenue of $1.2 million on its consolidated balance sheet representing prepaid flight hours for which the related travel had not yet occurred.

In the third quarter of 2022, the Company sold 50 prepaid flight hours, amounting to $273,000, and recognized $527,000 of revenue for 93 flight hours flown or forfeited, as well as additional charges. At September 30, 2022, the Company had recorded deferred revenue of approximately $1.2 million.

The increase in flight hours flown period over period is a direct result of the increased number of the Company’s aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the third quarter of 2023 and 2022:

	For the three months ended September 30,
	2023	2022
Deferred revenue at the beginning of the period (1)	$1,099,545	$1,383,213
Prepaid flight hours sold
Amount	$712,769	$272,875
Total Flight Hours	122	50

Prepaid flight hours flown
Amount	$649,077	$479,010
Total flight hours	113	93

Additional charges	$59,760	$48,361
Total flight hour revenue	$708,837	$527,371

Deferred revenue at the end of the period (2)	$1,163,237	$1,177,078

(1)	Deferred revenue at June 30, 2023 and 2022 also includes $10,301 and $0, respectively, with respect to customer prepayments associated with software app transactions.
(2)	Deferred revenue at September 30, 2023 and 2022 also includes $268,889 and $25,534, respectively, with respect to customer prepayments associated with software app transactions.

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In addition to its software App and jet card revenues, the Company also generates revenue through the direct chartering of its HondaJet aircraft by Cirrus. During the third quarter of 2023 this revenue amounted to approximately $1.1 million, an increase of $840,000, or 377.6% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated in the third quarter of 2023 and the addition of the managed Citation CJ4.

Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

In the third quarter of 2022, the Company operated 1 HondaJet as compared to the 3 HondaJets and 1 CJ4 that it operated in the 2023 period.

As a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup costs relating to the introduction of the CJ4 to its fleet, costs related to the operation of these aircraft and payments to Cirrus for their management increased $1.0 million from $0.4 million in the third quarter of 2022 to $1.4 million in 2023 and aircraft lease payments increased $154,000 from $167,000 in the third quarter of 2022 to $321,000 in 2023. The Company also incurred third-party charter costs of approximately $1.4 million in the third quarter of 2023, a $1.1 million increase over 2022, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Merchant fees and federal excise tax relating to charter flights of $41,000 in the third quarter of 2023 were a $6,000 reduction as compared to $47,000 in the third quarter of 2022.

In total, it cost $1.8 million to operate these 4 aircraft in the third quarter of 2023, compared to $0.7 million to operate 1 aircraft in the third quarter of 2022.

Gross profit (loss)

The resulting gross profit totaled approximately $170,000 for the third quarter of 2023, compared to $1.0 million for the third quarter of 2022. The gross profit in the third quarter of 2023 was largely driven by greater utilization of the Company’s aircraft, offset by increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers. The 2022 results were positively affected by the fractionalization of the last two of the Company’s HondaJets. Excluding the profit from these fractionalizations, gross profit for the third quarter of 2022 would have been a loss of $26,000.

Total Operating Expenses

In the third quarter of 2023, the Company’s operating expenses increased by approximately $1.4 million over the prior year comparable period due to an approximate $1.4 million increase in general and administrative expenses, $37,000 increase in sales and marketing expenses and slightly higher research and development costs. Excluding non-cash stock-based compensation of $2.7 million and $2.1 million in the third quarter of 2023 and 2022, respectively, general and administrative expenses rose by approximately $787,000 primarily due to an increase in professional service expenses of $623,000 related to our Business Combination, Directors and Officers Insurance costs of $98,000, $16,000 in higher rent and increased wages of $79,000, primarily due to increased commissions compensation payable on jet card sales.

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The Company’s sales and marketing expenses increased by about $39,000 to $157,000 in the third quarter of 2023 from $118,000 in the third quarter of 2022, as the Company continued the acceleration of its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting the Company and its programs.

Research and development expenses were essentially unchanged at $49,000 in the third quarter of 2023 from $47,000 in the third quarter of 2022, due to continuing refinement of the App, as well as continued development work on additional software offerings.

Operating Loss

As a result of all of the above, in the third quarter of 2023 the Company recognized an operating loss of approximately $4.3 million, which was an increase in loss of approximately $2.3 million. The increase in operating loss was primarily due to the decrease in gross profit of $833,000 and the increase in general and administrative expenses resulting from the increase in non-cash stock-based compensation expense that resulted from the non-cash vesting of employee stock options as well as the increase in professional and insurance costs following the Business Combination.

Other (Income) Expense

During the third quarter of 2023, the Company recognized approximately $24,000 in other expense due primarily to interest expense related to the Company’s Bridge Agreement as defined and discussed below. There were no such other income or expenses in the third quarter of 2022.

Nine Months Ended September 30, 2023 and 2022

Revenues

Revenues for the first nine months of 2023 totaled $8.0 million, a $11.7 million decrease from 2022’s revenues of $19.7 million, primarily related to fractional and whole aircraft sales revenue of $17.2 million in the 2022 period. Revenues in the 2023 period were comprised of $1.5 million in services revenue from the management of customers’ aircraft, $2.2 million in software-related revenue, $2.1 million in Jet Card revenue for hours flown and other charges based on hours flown and $2.2 million in revenue from the chartering of our HondaJets by our operating partner Cirrus.

The following table sets forth a breakout of revenue components by subcategory for the nine months ended September 30, 2023 and 2022.

	Nine Months Ended
	September 30,
	2023	2022

Software App and Cirrus Charter	$4,413,745	$1,077,200
Jet Card and Fractional Programs	2,090,401	1,373,367
Management and Other Services	1,531,359	-
Fractional/Whole Aircraft Sales	-	17,200,000
	$8,035,505	$19,650,567

The Company began recording revenue in September 2020 reflecting services and software revenues related to charter bookings made through its App and in the first nine months of 2022, the Company recognized $0.4 million in revenue related to App-generated charter bookings. During 2023 these revenues totaled $2.2 million, a $1.8 million or 439.2% increase from 2022 reflecting additional brokerage staff, increased marketing and greater awareness of the Company.

The Company acquired its first HondaJet Elite in November 2021 and took delivery of a second HondaJet in April 2022 which was subsequently sold in June 2022 generating aircraft sale proceeds of $6.2 million in the first nine months of 2022. In addition, the Company fractionalized its last two HondaJets during the third quarter of 2022 which generated $11.0 million in revenue. There were no such fractionalization sales during 2023. As a result, the Company generated revenues of $17.2 million from the fractionalization and outright sale of aircraft in the first nine months of 2022, and no such revenues in 2023.

We recognized $1.5 million in service revenue in the first nine months of 2023 relating to an agreement entered into during the fourth quarter of 2022 to manage a customer’s aircraft. There were no such service revenues in the first nine months of 2022.

During the first nine months of 2023, the Company sold 383 prepaid flight hours under its jet card and fractional programs, amounting to $2.1 million, and recognized $2.1 of revenue for 323 flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are recognized as revenue as the flight hours are used or forfeited. At September 30, 2023, the Company recorded deferred revenue of $1.2 million on its consolidated balance sheet, which represents prepaid flight hours for which the related travel had not yet occurred.

In the first nine months of 2022, we sold 354 prepaid flight hours amounting to approximately $1.8 million and recognized approximately $1.3 million of revenue for 229 flight hours flown or forfeited, as well as additional charges. At September 30, 2022, the Company recorded deferred revenue of $1.2 million on its consolidated balance sheet.

The increase in flight hours flown is a direct result of the increased number of aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the first nine months of 2023 and 2022:

	For the nine months ended September 30,
	2023	2022
Deferred revenue at the beginning of the period (1)	$933,361	$436,331
Prepaid flight hours sold
Amount	$2,133,019	$1,848,200
Total Flight Hours	383	354

Prepaid flight hours flown
Amount	$1,903,143	$1,107,453
Total flight hours	323	229

Additional charges	$164,379	$225,254
Total flight hour revenue	$2,067,522	$1,332,707

Deferred revenue at the end of the period (2)	$1,163,237	$1,177,078

(1)	Deferred revenue at December 31, 2022 and 2021 also includes $11,800 and $0, respectively, with respect to customer prepayments associated with software app transactions.

(2)	Deferred revenue at September 30, 2023 and 2022 also includes $268,889 and $25,534, respectively, with respect to customer prepayments associated with software app transactions.

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During the first nine months of 2023 revenue generated through the direct chartering of the Company’s HondaJet aircraft by Cirrus amounted to approximately $2.2 million, an increase of $1.6 million, or 233.0% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated and the addition of the managed Citation CJ4.

Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charters and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

As a result of the increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup expenses relating to the introduction of the managed aircraft to its fleet, operating expenses related to the operation of the Company’s aircraft and payments to Cirrus for their management increased $2.7 million from $1.1 million in the first nine months of 2022 to $3.8 million in 2023 and aircraft lease payments increased $0.3 million from $0.5 million in 2022 to $0.8 million in the first nine months of 2023. The Company also incurred third-party charter costs of approximately $3.1 million in the first nine months of 2023, a $2.4 million increase over 2022, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Federal excise tax and merchant fees relating to charter flights increased $70,000 in the first nine months of 2023 to $200,000 from $130,000 in 2022.

In total, excluding aircraft sales costs and as disclosed above, it cost $4.9 million to operate the Company’s 4 aircraft in the first nine months of 2023, compared to $1.8 million in 2022 for 1 aircraft.

Gross profit (loss)

The resulting gross profits totaled ($105,000) for the first nine months of 2023, compared to $1.8 million for 2022. The decrease of $1.9 million was largely driven by the lack of fractional aircraft sales during 2023. Excluding the profit from these aircraft sales, gross profit for the first nine months of 2022 would have been a loss of $178,000. The reduced gross loss in these operations was a result of higher utilization of our aircraft by our jet card customers and higher bookings on our behalf by Cirrus, together with service revenue from the management of an aircraft.

Total Operating Expenses

In the first nine months of 2023, the Company’s operating expenses increased $2.7 million due to a $2.6 million increase in general and administrative expenses, $99,000 in higher sales and marketing expenses, and $21,000 in higher research and development costs. Excluding non-cash stock-based compensation of $5.4 million and $4.4 million in the first nine months of 2023 and 2022, respectively, general and administrative expenses rose by approximately $1.6 million primarily due to due to an increase in professional service expenses of $896,000 related to our Business Combination, Directors and Officers Insurance costs of $135,000, $42,000 in higher rent due to the opening of a satellite office in San Francisco and increased wages of $324,000, primarily due to increased commissions compensation payable on jet card sales.

The Company’s sales and marketing expenses increased by about $99,000 to $381,000 in the first nine months of 2023 from $281,000 in 2022, as it reaccelerated its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting the Company and its programs.

Research and development expenses increased approximately $21,000 to $114,000 in the first nine months of 2023 from $93,000 in 2022, due to continuing refinement of the App, as well as some initial development work on additional software offerings.

Operating Loss

As a result of all of the above, in the first nine months of 2023 the Company recognized an operating loss of approximately $9.5 million, which was an increase in loss of nearly $4.6 million compared to 2022. The increase was primarily due to reduced gross profits of $1.9 million, as well as a $2.6 million increase in general and administrative expenses, of which approximately $1.1 million was non-cash stock-based compensation expense.

Other (Income) Expense

During the first nine months of 2023, the Company recognized approximately $24,000 in other expense due primarily to interest expense related to the Company’s Bridge Agreement, compared to $3 in interest income recorded for the first nine months of 2022.

Years Ended December 31, 2022 and 2021

Revenues

Revenues for 2022 totaled $21.9 million, a $20.8 million increase from 2022’s revenues of $1.1 million and were comprised of $180,000 in services revenue from the management of customers’ aircraft, $1,044,000 in software-related revenue, $2,258,000 in Jet Card revenue for hours flown and other charges based on hours flown, $961,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus, $220,000 from aircraft brokerage, and $17.2 million in aircraft sale proceeds from fractional aircraft sales.

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The Company began recording revenue in September 2020 reflecting services and software revenues related to charter bookings made through its App and in 2021, Jet Token booked $646,000 in revenue related to App-generated charter bookings. During 2022 these revenues totaled $1.0 million, a $0.4 million, or 61.6%, increase from 2021 reflecting accelerated marketing efforts in the second half of 2021 and greater awareness of the Company.

In July 2021, the Company leased a HondaJet under a six-month lease arrangement and acquired its first HondaJet Elite in November 2021. This first leased aircraft was returned to the lessor in February 2022 and the Company took delivery of a second HondaJet April 2022 which was subsequently sold in June. The Company took delivery of its third and fourth HondaJets in August and September of 2022, respectively. Fractional interests, representing 100% of two aircraft, were sold in the third quarter of 2022 and, as a result of these sales and the outright sale of aircraft in June 2022, Jet Token generated aircraft sale proceeds of $17.2 million in 2022.

We also recorded $0.2 million in revenue relating to aircraft brokerage commissions resulting from our brokering an aircraft sale between two third parties, and $180,000 in service revenue relating to an agreement entered into during the fourth quarter of 2022 to manage a customer’s aircraft. There were no such service revenues in 2021.

During 2021, the Company sold 109 prepaid flight hours under its jet card and fractional programs, amounting to $535,000, and recorded $105,000 of revenue for 20 hours flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited. At December 31, 2021, the Company recorded deferred revenue of $436,000 on its balance sheet, which represents prepaid flight hours for which the related travel had not yet occurred.

In 2022, the Company sold 452 prepaid flight hours amounting to approximately $2.3 million and recorded approximately $2.3 million of revenue for 367 flight hours flown or forfeited, as well as additional charges. At December 31, 2022, the Company recorded deferred revenue of $933,000 on its balance sheet.

The increase in flight hours flown is a direct result of the increased number of aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the 2022 and 2021 fiscal years:

	For the 12 months ended December 31,
	2022	2021
Deferred revenue at beginning of period	$436,331	$-
Prepaid flight hours sold
Amount	$2,391,335	$535,250
Total flight hours	452	109

Prepaid flight hours flown
Amount	$1,894,305	$98,919
Total flight hours	367	20

Additional charges	$363,431	$5,807
Total flight hour revenue	$2,257,736	$104,726

Deferred revenue at end of period	$933,361	$436,331

During 2022 revenue generated through the direct chartering of the Company’s HondaJet aircraft by Cirrus amounted to approximately $1.0 million, an increase of $0.6 million, or 162.4% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated.

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The Company also generated aircraft sale proceeds of $17.2 million from the fractionalization and outright sale of aircraft in 2022, as well as $220,000 in revenue relating to aircraft brokerage and $180,000 in Service revenue relating to an agreement entered into during the fourth quarter of 2022 to manage a prior Jet Card customer’s aircraft. There were no such revenues in 2021.

Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charters and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

Of the Company’s total cost of revenue in 2022, $15.2 million represented the cost of aircraft sold, both outright and through the fractional program, in 2022 as discussed above. In addition, as a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup expenses relating to the introduction of additional HondaJets to its fleet, operating expenses related to the operation of these aircraft and payments to Cirrus for their management increased $1.4 million from $0.6 million in 2021 to $2.0 million in 2022 and aircraft lease payments increased $0.8 million from $0.1 million in 2021 to $0.9 million in 2022. The Company also incurred third-party charter costs of approximately $1.1 million in 2022, a $0.6 million increase over 2021, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Federal excise tax and merchant fees relating to charter flights increased $220,000 in 2022 to $256,000 from $36,000 in 2021. During 2022, the Company also incurred engine and maintenance program costs payable to Honda under its short-term aircraft lease of $190,000 as compared to $6,000 in 2021. This aircraft was returned to Honda in 2022.

In total, excluding aircraft sales costs and as disclosed above, it cost $4.4 million to operate the Company’s aircraft in 2022, compared to $1.2 million in 2021.

Gross profit (loss)

The resulting gross profits totaled $2,059,000 for 2022, compared to ($271,000) for 2021. The increase of $2.3 million was largely driven by $1.9 million gross profits attributed to aircraft sales and $0.2 million in aircraft brokerage profits. App, jet card and Cirrus charter gross profits showed a slight loss in 2022 compared to a loss of ($271,000) in 2021. The improvement in gross profit in these operations were a result of higher utilization of our aircraft by our jet card customers and higher bookings on our behalf by Cirrus, partially offset by increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers when our aircraft was unavailable.

Total Operating Expenses

In 2022, the Company’s operating expenses decreased $5.9 million due to a $5.6 million reduction in general and administrative expenses, and $0.3 million in lower sales and marketing expenses offset by slightly higher research and development costs. Excluding non-cash stock-based compensation of $6.5 million and $12.7 million in 2022 and 2021, respectively, general and administrative expenses rose by approximately $549,000 primarily due to increased commissions compensation payable on fractional and jet card sales.

The Company’s sales and marketing expenses decreased by about $278,000 to $427,000 in 2022 from $705,000 in 2021, as Jet Token initially paused then reaccelerated its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting the Company and its programs.

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Research and development expenses increased approximately $20,000 to $137,000 in 2022 from $117,000 in 2021, due to continuing refinement of the App, as well as some initial development work on additional software offerings.

Operating Loss

As a result of all of the above, in 2022 the Company recorded an operating loss of approximately $7.7 million, which was a decrease in loss of nearly $8.2 million compared to 2021. The reduction was primarily due to a decrease in non-cash stock-based compensation that resulted from the non-cash vesting of employee stock options, which fell from around $12.7 million in 2021 to approximately $6.5 million in 2022. Additionally, the Company’s total gross profit improved in 2022, reaching approximately $2.1 million from a loss of approximately $0.3 million in 2021, primarily as a result of the ramp-up of costs and expenses in advance of Jet Token’s lease of its first aircraft in July 2021.

Other Income

During 2021, the Company recorded $207,360 due to the forgiveness of two Payroll Protection Program (PPP) loans of the same amount.

Liquidity and Capital Resources

Overview

The Company incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of $36.1 million as of September 30, 2023. We expect to continue to incur operating losses for at least the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.

As of September 30, 2023, the Company’s cash and equivalents were approximately $904,000, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below. In the third quarter of 2023, the Company had approximately $3.4 million in revenue, putting the Company on an annualized run rate of revenue of approximately $13.5 million with an annualized run rate net use of cash of $0.8 million. In the absence of external financing the Company is prepared to cut its cash utilization by ceasing marketing and customer acquisition, suspending software development, streamlining operations, and servicing only existing customers. Such a reduction would allow the Company to continue to operate for a year or more by management’s estimate. During that time the Company would plan to arrange new financing and to then resume expansion.

The Company had disclosed the planned release of six new aviation software programs and has thus far released four of the six. The four software programs released to date are as follows: (1) CharterGPT (iOS), (2) CharterGPT (Android), the (3) DynoFlight carbon removal credit API and (4) a specific version of Flight Club implemented for the Las Vegas Golden Knights and Cirrus Aviation via 380 Software LLC. 380 Software LLC is a by-the-seat charter joint venture between Jet.AI Inc. and Cirrus Aviation. Once developed and launched the operating costs of these products are traditionally limited to server administration and limited maintenance of the code base. While CharterGPT actively contributes revenue, in the absence of any historical experience, management has excluded from its estimates of the Company’s liquidity and capital resources any benefit from DynoFlight, Reroute, Flight Club or JetCard GPT, respectively.

Based on numerous conversations between representatives of the Company and members of the private aviation trade at the annual NBAA trade show held in mid-October of this year, management believes that Part 135 operators may adopt Reroute, which reconstitutes otherwise empty flights into new discounted retail priced charter, ahead of other components of the operator platform. Therefore, the Company has determined to focus development resources into year-end on deepening the functionality of Reroute (and to improving certain features of DynoFlight). The planned release of Reroute is scheduled before year end and more generically applicable versions of FlightClub and JetCardGPT are expected to be released in the first quarter of 2024.

The reason for the difference between management’s forecast of 2023 revenues of approximately $33.9 million disclosed in connection with the Business Combination in its Registration Statement on Form S-4 and the current run rate of approximately $13.5 million stems from a generalized lack of fractional aircraft inventory available for sale, but more specifically from the limited market acceptance of the proposed sale of jet cards on the Cirrus Aviation fleet of 30 managed aircraft. While the Company continues to succeed in selling jet cards with a Western US service area restriction for the light and very light jet category, to date the Company has been unsuccessful in persuading customers to accept certain geographical limitations on the service area of the larger jets primarily operated by Cirrus Aviation. In particular, customers on the Cirrus Aviation jet card program are required to either begin or end all their trips within a four-state service area (consisting of Arizona, California, Nevada Utah), a logistical requirement given that Cirrus Aircraft return to base in the evening, rather than floating and remaining parked in the location of their last revenue leg until otherwise chartered or requested for use by a jet card member. When the aircraft itself has an obvious range restriction customers have been more accepting of a related limitation in the terms of the jet card program. However, when the aircraft has no meaningful range limitation for travel in the continental US, as is the case with the larger jets operated by Cirrus Aviation, customers have proven unwilling to compromise and prefer competing programs with fewer limitations relative to our offering.

In response, the Company has executed a fleet purchase letter of intent with Bombardier and in person conversations were active with Bombardier in October 2023 and talks continue as of the date of this filing. The proposed super-mid size Bombardier aircraft would be sold as fractional aircraft not otherwise subject to the limited four state arrival/departure condition of the Cirrus Aviation jet card program.

Prior to the Business Combination, the Company funded its operations through a combination of cash from operations, the issuance of equity securities, and, to a lesser extent, loans and advances from its Executive Chairman. In connection with the Business Combination, Oxbridge entered into a number of financing arrangements and equity settlements of cash obligations as discussed below. Subsequent to the Business Combination, the Company entered into a Bridge Agreement providing for $500,000 of financing under terms of secured convertible notes with a principal amount of $625,000. It also amended its Forward Purchase Agreement (as defined and discussed under “– Meteora Transactions” below) to accelerate approximately $550,000 of payments thereunder. Finally the Company may raise additional funds from the issuance of equity under the Share Purchase Agreement discussed below, though its ability to access these funds may be limited contractually and negatively impact the Company’s stock price and ability to raise additional funds.

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Share Purchase Agreement

The Company has access to $40 million from the Share Purchase Agreement with GEM, once the effectiveness of the registration statement of which this prospectus forms a part is completed, which is expected to occur in the fourth quarter of 2023. In consideration for GEM’s services under the Share Purchase Agreement, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Common Stock, at the option of the Company. Upon the Company’s issuance of shares in connection with any drawdown purchase made by GEM, the Company will be required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full $800,000 commitment fee shall be paid on or before the first anniversary of the closing of the Business Combination. The Company is obligated to pay the commitment fee regardless of whether it draws down any funds under the Share Purchase Agreement. As registration effectiveness is not entirely in the Company’s control, should the Company not be able to access the GEM facility, or should the facility by its terms not be available, the Company would be forced to rely on the Forward Purchase Agreement or seek other forms of financing which may not be available in sufficient amounts to fund its operations.

GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. GEM may waive the restriction under the Share Purchase Agreement by providing the Company with sixty-one (61) days’ notice that the Purchaser would like to waive the restriction with regard to any or all shares issuable pursuant to the Share Purchase Agreement.

On August 10, 2023, the Company issued the GEM Warrant, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, granting it the right to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing. The GEM Warrant has a term of three years. The exercise price of the GEM Warrant is $8.60 per share; provided, that, if the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of its then current exercise price. The warrant may be exercised by payment of the per share amount in cash or through a cashless exercise.

The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise. GEM has made this election, which may be revoked by providing written notice, which revocation will not be effective until the sixty-first (61st) day thereafter.

The Share Purchase Agreement is only available to the Company to the extent any issuance of Common Stock pursuant to the Share Purchase Agreement does not result in GEM and its affiliates acquiring more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. As a result of GEM’s beneficial ownership of 4.99% of the company’s outstanding common stock related to the exercisable portion of the GEM Warrant, as a practical matter the Company will only be able to issue shares of Common Stock to GEM under the Share Purchase Agreement in an amount equal to 5% of its outstanding Common Stock. Furthermore, on December 1, 2023, the Company received the Letter from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the minimum required for continued listing on The Nasdaq Global Market. In accordance with Nasdaq rules and as stated in the Letter, the Company has until January 15, 2024 (45 calendar days from the date of the Letter) to submit a plan to regain compliance. As of the date of this prospectus, the Company has not yet submitted a compliance plan to Nasdaq. The Company intends to timely submit a compliance plan to Nasdaq to regain compliance with Nasdaq’s listing criteria, which may include a proposed transfer to the Capital Market. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq.

If the Common Stock were to be delisted from Nasdaq, the Company would no longer have access to any funds under this facility and may have to pay the commitment fee in cash rather than in shares of Common Stock. See “Risk Factors -- Risks Relating to Ownership of Jet.AI Common Stock -- If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which  would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.”

In connection with the Share Purchase Agreement, the Company and GEM entered into the GEM Registration Rights Agreement pursuant to which the Company is obligated to file the registration statement of which this prospectus forms a part. Among the remedies available to GEM under the terms of the GEM Registration Rights Agreement if the registration statement is not declared effective by the date 45 days (the “Effectiveness Deadline”) after the filing of the registration statement, the Company must pay to GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The Company began accruing this daily penalty beginning October 24, 2023 and will need to fund such amount.

Meteora Transactions

On August 6, 2023, we entered into a Forward Purchase Agreement with Meteora for OTC Equity Prepaid Forward Transactions. The purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, Meteora intended, but was not obligated to, purchase up to 1,186,952 (the “Purchased Amount”) of Oxbridge’s Class A ordinary shares concurrently with the Closing. The shares initially purchased by Meteora consisted of 663,556 Recycled Shares it purchased from third parties through a broker in open market transactions and 247,000 Additional Shares it purchased directly from us in a private placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, for a per share price of $10.00 pursuant to an FPA Funding Amount PIPE Subscription Agreement. Of these Recycled Shares, 50,000 Recycled Shares represented Share Consideration to Meteora under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Meteora is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312. Following the Closing of the Business Combination, we paid to Meteora $6,805,651 representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us ½ of the Prepayment Shortfall, or $625,000.

The parties to the Forward Purchase Agreement subsequently entered into two amendments to the Forward Purchase Agreement, on August 31, 2023 and October 2, 2023, respectively, the combined effect of which was to:

●	increase the total number of Additional Shares Meteora purchased from us under the FPA Funding Amount PIPE Subscription Agreement to 548,127,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to us,
●	increase the total Share Consideration to 275,000 shares out of existing Recycled Shares,
●	reduce the number of Recycled Shares to 296,518,
●	increase the Number of Shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Meteora and upon notice to us.

Pursuant to the terms of the Forward Purchase Agreement, Meteora sent an OET Notice (as defined below) to the Company on December 11, 2023 informing the Company that it had elected to terminate the Transaction with respect to 62,794 shares and paid the Company $99,755; thereby reducing the number of Recycled Shares to 233,724, making the Number of Shares subject to the Forward Purchase Agreement 931,851.

As a result of the foregoing transactions, the net proceeds received by the Company from the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,274,755.

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The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Meteora is obligated to pay us an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances. At settlement, we are obligated to pay Meteora a settlement adjustment of $2.00 per share for the total Number of Shares, which is payable in cash, or in shares of our Common Stock if the settlement adjustment is greater than the settlement amount payable by Meteora and provided that Meteora’s ownership would not exceed 9.9% of our outstanding Common Stock.

Additional Terms of the Forward Purchase Agreement, as amended

Meteora is not required to purchase an amount of Shares if following such purchase, Meteora’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless Meteora, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares, at Meteora’s discretion, as described under “Optional Early Termination” in the Forward Purchase Agreement, as discussed below.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to $1,175,000 (the “Prepayment Shortfall”); provided that Meteora pays $625,000 of the Prepayment Shortfall to us on the Prepayment Date (which amount is netted from the Prepayment Amount) (the “Initial Shortfall”) and, at our request, $250,000 of the Prepayment Shortfall (the “Future Shortfall”) and $300,000 of the Prepayment Shortfall (the “Second Future Shortfall”). As of the date of this prospectus, the entire Prepayment Shortfall has been paid to us.

Meteora in its sole discretion can sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Meteora of any Early Termination Obligation until such time as the proceeds from such sales equals 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to the Company (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). Meteora provided notice to the Company with respect to a Shortfall Sale of 233,724 designated Shortfall Sale Shares with respect to 100% of the Prepayment Shortfall. A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions of the Forward Purchase Agreement applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of Meteora (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provides that the Company will pay to Meteora an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the Number of Shares and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

We paid to Meteora the Prepayment Amount required under the Forward Purchase Agreement directly from the Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Oxbridge’s initial public offering and the sale of private placement warrants (the “Trust Account”); with the price paid by Meteora for purchase of the initial 247,000 Additional Shares netted against such Prepayment Amount proceeds. For the avoidance of doubt, any Additional Shares purchased by Meteora are included in the Number of Shares under the Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing of the Business Combination, the reset price (the “Reset Price”) is initially the Initial Price. The Reset Price is subject to reset on a bi-weekly basis commencing the first week following the thirtieth day after the closing of the Business Combination to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the shares of the prior two weeks; provided that the Reset Price will also be reduced upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The Maximum Number of Shares subject to the Forward Purchase Agreement shall be increased upon the occurrence of a Dilutive Offering to that number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00.

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, Meteora may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to the Company (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company will be entitled to an amount from Meteora, and Meteora will pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earlier to occur of (a) the date that is two (2) years after the Closing Date pursuant to the Business Combination Agreement, (b) the date specified by Meteora in a written notice to be delivered to the Company at Meteora’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by Meteora in a written notice to be delivered to the Company at Meteora’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Meteora to the Company in accordance with the Forward Purchase Agreement.

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On the Cash Settlement Payment Date, which is the tenth Local Business Day immediately following the last day of the Valuation Period, Meteora will remit to the Company an amount equal to the Settlement Amount and will not otherwise be required to return to the Company any of the unpaid Prepayment Amount and the Company shall remit to Meteora the Settlement Amount Adjustment; provided, that if the Settlement Amount less the Settlement Amount Adjustment is a negative number and either clause (x) of Settlement Amount Adjustment applies or the Company has elected pursuant to clause (y) of Settlement Amount Adjustment to pay the Settlement Amount Adjustment in cash, then neither Meteora nor the Company shall be liable to the other party for any payment under the Cash Settlement Payment Date section of the Forward Purchase Agreement.

The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

Copies of the form of Forward Purchase Agreement and each amendment thereto are filed as Exhibit 10.15, 10.24 and 10.27, respectively, to the registration statement of which this prospectus forms a part, and the foregoing description of the Forward Purchase Agreement, as amended, is qualified in its entirety by reference to the Forward Purchase Agreement and its amendments and they are incorporated herein by reference.

FPA Funding Amount PIPE Subscription Agreement

On August 6, 2023, Oxbridge entered into a FPA Funding Amount PIPE Subscription Agreement with Meteora providing for the terms and conditions under which Meteora would purchase Additional Shares, covered by the Forward Purchase Agreement, directly from the Company in a private placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Pursuant to the FPA Funding Amount PIPE Subscription Agreement, Meteora agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Meteora, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement. On August 10, 2023, Meteora was issued 247,756 shares of Jet.AI Common Stock pursuant to the FPA Funding Amount PIPE Subscription Agreement. Pursuant to the Forward Purchase Agreement Confirmation Amendment, the number of shares of Jet.AI Common Stock issued to Meteora was increased to 548,127 pursuant to the FPA Funding Amount PIPE Subscription Agreement.

A copy of the FPA Funding Amount PIPE Subscription Agreement is filed as Exhibit 10.16 to the registration statement of which this prospectus forms a part, and the foregoing description of the FPA Funding Amount PIPE Subscription Agreement is qualified in its entirety by reference thereto and is incorporated herein by reference.

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements. During the month of September, the Company engaged in discussions with numerous third parties to secure short-term bridge funding but was not offered terms it found acceptable. Rather, certain related parties of the Company and other parties agreed to provide the Company with this financing on substantially better material terms than it had received from unaffiliated third parties.

The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he has agreed to waive any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default (the “Waiver”). The Company’s Audit Committee pursuant to its Certificate of Incorporation, and the full Board, including a majority of disinterested directors, unanimously approved the Agreement, in each case finding that the Agreement was in the best interests of the Company and its stockholders.

The Bridge Agreement provides for the issuance of Notes, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bear interest at 5% per annum and mature on March 11, 2024. The Company is required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. The Company anticipates redeeming the Notes in full with proceeds expected to be received over the next several months from existing financing arrangements.

An event of default under the Notes includes failing to redeem the Notes as provided above and other typical bankruptcy events of the Company. In an event of default, the outstanding principal amount of the Notes will increase by 120%, and each investor may convert its Note into shares of Common Stock of the Company at the conversion price set forth in the Bridge Agreement, with registration rights associated with those shares.

A copy of the Bridge Agreement and the Waiver are filed as Exhibits 10.25 and 10.26, respectively, to the registration statement of which this prospectus forms a part.

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Other Equity Issuances and Settlement Arrangements

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into the Maxim Settlement Agreement”). Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, (a) 270,000 shares of Common Stock to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000. The Series A Preferred Shares accrue interest at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in shares of Common Stock. The Series A Preferred Shares are convertible into 112,700 shares of Common Stock. The Company also issued 115,000 shares of Common Stock to Maxim Partners on August 16, 2021, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price. The above issued and issuable shares of Common Stock shares are subject to a registration rights agreement.

The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

The foregoing description of the Maxim Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.20 and Exhibit 10.21, respectively, to the registration statement of which this prospectus forms a part. The terms of the Series A Convertible Preferred Stock are set forth in the Designation of the Series A Convertible Preferred Stock filed as Exhibit 3.2 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into the Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 112,700 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to a registration rights agreement between the Company and Sponsor.

The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A-1 Preferred Shares.

The foregoing description of the Sponsor Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.22 and Exhibit 10.23, respectively, to the registration statement of which this prospectus forms a part. The terms of the Series A-1 Convertible Preferred Stock are set forth in the Designation of the Series A-1 Convertible Preferred Stock filed as Exhibit 3.3 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

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Warrants

We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, in the case of the Private Placement Warrants and the JTAIW Warrants, or $8.60 per share in the case of the GEM Warrant, we believe holders of the Warrants will be unlikely to exercise them. On December 15, 2023, the last reported sales price of our Common Stock was $3.59 per share and the last reported sales price of our public warrants was $0.061 per warrant.

Additional sales and resales of our Common Stock pursuant to this prospectus may hinder our ability to raise capital

In connection with the Meeting and the Business Combination, holders of 1,144,215 of Oxbridge’s Class A Ordinary Shares, or approximately 96.4% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $11.10 per share, for an aggregate redemption amount of $12,655,017. On August 8, 2023, pursuant to the Forward Purchase Agreement, Meteora purchased 663,556 of the Class A ordinary shares from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased 247,000 “Additional Shares” directly from us in a private placement for a per share price of $10.00 pursuant to the FPA Funding Amount PIPE Subscription Agreement. The 32,330,074 shares of Common Stock being offered for resale pursuant to this prospectus by the selling stockholders would represent approximately 65.74% of shares outstanding of the Company as of December 15, 2023 (after giving effect to the issuance of the of shares upon exercise of the Warrants, conversion of the shares of preferred stock and issuances under the Share Purchase Agreement). The sale of shares of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of Common Stock by selling stockholders pursuant to this prospectus which could result in a significant decline in the trading price of our Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.

Cash Flows for the Nine Months Ended September 30, 2023 and 2022

As of September 30, 2023, the Company’s cash and equivalents were approximately $904,000, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

The following table summarizes our cash flows for the nine months ended September 30, 2023 and 2022:

	For the nine months ended September 30,
	2023	2022
Net cash (used in) provided by operating activities	$(2,744,630)	$419,210
Net cash (used in) provided by investing activities	(169,530)	310,582
Net cash provided by financing activities	2,290,678	786,292
(Decrease) increase in cash and cash equivalents	$(623,482)	$1,519,084

Cash Flow from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 was $2.7 million compared to $419,000 for the nine months ended September 30, 2022. The cash outflow from operating activities in 2023 primarily consisted of our net loss, net of non-cash charges of $5.9 million and a $0.4 million reduction in lease liability, which were offset by a $1.8 million increase in operating liabilities. The increase in operating liabilities was primarily driven by a $1.3 million increase in the Company’s accounts payable and accrued liabilities relating to the operation of the Company’s aircraft and a $0.4 million increase in deferred jet card revenue relating to the sale of jet card hours not yet flown. The increase in net cash used in operating activities for 2023 was primarily driven by a $3.4 million increase in our net loss, net of non-cash charges resulting from the Company’s higher level of operations during 2023 as a result of operating a greater number of operational aircraft and startup expenses incurred during 2023 partially offset by the $1.4 million changes in operating assets and liabilities.

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Cash Flow from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 was $185,000, primarily relating to the Company’s investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services.

Cash Flow from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 was $2.0 million. Cash provided by financing activities was primarily driven by net offering proceeds from the Company’s Regulation A offering of Non-Voting Common Stock occurring prior to the consummation of the Business Combination. From June 2021 to January 2023, the Company conducted an offering under Regulation A and issued 8,767,126 shares, or approximately 271,000 shares of Common Stock and 432,000 Merger Consideration Warrants following the Business Combination, and representing approximately $6.6 million in gross proceeds. The Company’s Regulation A offering of Non-Voting Common Stock ended in January 2023. In addition, the Company raised $500,000 under its Bridge Agreement.

Year Ended December 31, 2022 and 2021

As of December 31, 2022, the Company’s cash and equivalents were approximately $1.5 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022, and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Net cash provided by (used in) operating activities	$(96,042)	$(2,612,579)
Net cash provided by (used in) investing activities	$290,488	$(546,135)
Net cash provided by financing activities	$689,451	$1,580,986
Increase (decrease) in cash and cash equivalents	$883,897	$(1,577,728)

Cash Flow from Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $0.1 million compared to $2.6 million for 2021. The cash outflow from operating activities in 2022 primarily consisted of our net loss, net of non-cash charges of $7.1 million and a $0.3 million increase in operating assets, which were partially offset by an $0.8 million increase in operating liabilities. The increase in operating liabilities was primarily driven by an $0.8 million increase in the Company’s accrued liabilities relating to the operation of the Company’s aircraft and a $0.5 million increase in deferred jet card revenue relating to the sale of jet card hours not yet flown. The improvement in net cash used in operating activities for 2022 was primarily driven by a $1.8 million improvement in our net loss, net of non-cash charges resulting from the Company’s higher level of operations during 2022 as a result of operating a greater number of operational aircraft and startup expenses incurred during 2021.

Cash Flow from Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $0.3 million in net proceeds from the return of aircraft purchase deposits related to the purchase and fractionalization of two HondaJets and the sale of one.

Cash Flow from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 was $0.7 million. Cash provided by financing activities was primarily driven by net offering proceeds from the Company’s Regulation A offering of Non-Voting Common Stock. In February 2020, the Company commenced an offering under Regulation A for a maximum amount of $10 million, which was terminated on December 31, 2020. The Company issued 32,959,185 shares of Non-Voting Common Stock in this offering representing approximately $9.9 million in gross proceeds. From June 2021 to January of 2023, the Company commenced another offering under Regulation A and issued 8,767,126 shares representing approximately $6.6 million in gross proceeds.

Aircraft Financing Arrangements

In November 2021 and April 2022, the Company entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, the Company has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require the Company to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which the Company records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in the Company’s business, operations or financial condition. Please see Note 5 to the Company’s financial statements for the nine months ended September 30, 2023 for a further description of these leasing arrangements.

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In June 2022, the Company received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted the Company approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, the Company determined that the sale of the aircraft would offer a net benefit to its stakeholders. Jet Token considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Advances and Long-Term Debt

In May 2020, the Company received a loan in the amount of $121,000 which has been forgiven in its entirety. The loan was made pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. In February 2021, the Company received a second loan in the amount of $86,360 pursuant to the PPP program under the revised CARES Act, which has also been forgiven in its entirety. In July 2021, the Company entered into a loan agreement with StartEngine Primary, LLC, which allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with the Company’s equity offering. The advances are non-interest bearing and are repaid from the proceeds of the Company’s offering. As of December 31, 2021, the Company had a balance of $194,727 due on this loan which has subsequently been repaid in full. See Note 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2022, for a description of these loans.

In 2020, the Company’s Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced approximately $200,000 in the form of a non-interest-bearing loan, all of which was repaid in full during 2022.

Plan of Operation

Aviation

The Company contemplates acquiring addition aircraft to grow its business and it currently anticipates financing the acquisition of such aircraft through the sale of fractional and whole interests, debt/lease financing and advanced sales of flight time.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to the Company’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one week pilot recertification course for charter operation and execution of a limited management agreement.

Software

CharterGPT powered by Jet.AI: We plan to build a natural language interface charter app to replace the existing B2C app found in the iOS/Android stores, respectively. We retain two individuals who act as external contractors, who collaborate with our CTO. We own, without restriction, all rights to all intellectual property generated for the CharterGPT project by these external contractors. The nature of the work performed by the external contractors relates to the design and implementation of the app’s front-end and back end, respectively. The front-end contractor envisions and renders a visually appealing and intuitive workflow for the app compatible with the input requirements of the back end. The app workflow includes but is not limited to registration, charter jet search, booking, and payment. The back-end developer writes original computer code and integrates certain open-source software. For more information on the proposed features and benefits please see the section of this prospectus entitled “Business — Strategy – Artificial Intelligence.”

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Jet.AI Operator Platform: Jet.AI plans to reorganize and to recharacterize its B2B software development efforts under the banner of a new suite of SaaS products termed “Jet.AI Operator Platform” as follows:

●	Flight Club API powered by Jet.AI: The Flight Club API, along with a specialty escrow provider and some limited filings with the Department of Transportation, enables an FAA Part 135 operator to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software is expected to integrate front end ticketing and payment collection with the scheduling systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and its refund processes are designed to be consistent with DOT escrow requirements around ticketing and movement of customer funds.

●	Reroute powered by Jet.AI: Reroute is software that enables FAA Part 135 operators to earn additional revenue on certain unoccupied flights. It suggests to an operator if it may reroute aircraft waiting to return to base into new charter bookings to destinations within specific distances. The system incorporates aircraft performance and third-party data to arrive at a profit estimate for each prospective flight. The MVP has been successfully tested and our partner Cirrus Aviation has agreed to test Reroute on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

●	DynoFlight API powered by Jet.AI: The DynoFlight API is being developed to enable aircraft operators to track and estimate emissions and then purchase carbon offset credits in small quantities in an ad-hoc manner via our API. DynoFligth offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advances estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In addition, the DynoFlight API is expected to offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk).

●	Card Management and Invoicing powered by Jet.AI: This system is our internally developed membership portal and we plan to enhance it and offer it as a white label service to the combined market of over 5,000 FAA Part 135 and Part 91k operators. The Card Management and Invoicing offering, when combined with the four products described above present an attractive solution, in our view, for Part 135 and 91k operators that seek to improve the customer experience, drive utilization and manage their carbon footprint, respectively.

Critical Accounting Estimates

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with capital from its operations, and drawdowns under the Share Purchase Agreement. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Trend Information

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet.AI’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of our business model and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s financial condition and the results of operations.

Actions taken around the world since January 2020, when the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” to help mitigate the spread of the COVID-19 coronavirus, include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown whether these conditions will recur and what the complete financial effect will be to the Company, it is known that the travel industry in which the Company operates has been severely impacted.

While Covid-19 negatively impacted aviation as a whole, the Company believes the light business jet sector has been less affected as people who previously had not used business jets are utilizing light jets like the Company’s HondaJet Elites for safety reasons and people who previously had used larger, more expensive, business jets but have felt the effects of the current business environment, are downsizing to smaller jets for economic reasons. According to the Federal Aviation Administration’s Business Jet Reports (https://aspm.faa.gov/apmd/sys/bj-intro.asp), private jet domestic hours flown, a key measure for our sub-segment of air travel, grew 0.3% in 2019, (21)% in 2020, 46% in 2021 and 3.5% in 2022. During the pandemic, private jet domestic hours flown bottomed out in the month of April 2020, down 74% as compared to April of 2019. Domestic private jet hours flown then rebounded 106% month over month in May, though May numbers were still down 47% compared with results in (pre-pandemic) May of 2019. By April and May of 2021, private jet domestic hours flown were up 307% and 110% year over year, respectively, versus the bottom in 2020 and up 6% and 11% versus pre-pandemic April and May of 2019. When compared to the pre-pandemic year of 2019, private jet domestic hours flown in 2022 were 19% higher overall. In addition, when compared to the pre-pandemic ten-month period ending in October of 2019, private jet domestic hours flown in the same ten month period in 2023 were 13.4% higher overall, the apparent cause of the growth has been the tendency of travelers to persist flying privately even after the pandemic.

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BUSINESS

Overview

Our business strategy combines concepts from fractional jet membership programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold, but three of which remain part of our fleet, as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). As part of the aircraft purchase agreement, the buyer enters into an aircraft management agreement which lasts three years and, at the end of the contract period, the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds. The three-year term is not renewable. Our current contracts do not contemplate the re-fractioning of the aircraft to other buyers at the end of the term, but rather a whole aircraft sale to a single buyer. Monthly management fees are in general subject to an annual CPI-W based step-up. CPI-W is a measure of cost inflation commonly used in long term aviation service contracts with OEMs and engine manufacturers.

●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

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Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our App is directly connected via our application programming interface (API) to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor would be expected to promptly convert to fiat currency prior to confirming a booking. To date, we have not received blockchain currency as payment.

Strategy

Business Aviation

Having successfully executed the HondaJet four aircraft fleet deal and further having sold through all four aircraft, three of which remain part of our fleet, as discussed below, we plan to gradually expand our fleet with super-mid-size aircraft and the help of our operating partner, Cirrus. Cirrus manages a fleet of 30 jets in Las Vegas, where we are headquartered. We have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) the successful completion of the proposed Business Combination, (2) our securing of debt financing to fund the initial fleet purchase down payment and (3) the development of a management, interchange and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement to secure the first Challenger 3500 delivery in the fourth quarter of 2024. With a fleet purchase agreement in force, but the first delivery a year or more away, we would then plan to pre-sell one quarter, one half or full interest in these aircraft. Upon delivery the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms, and we would expect to allocate those funds to restricted cash unless otherwise paid toward (1) the initial down payment borrowings or (2) our related progress payment obligations to Bombardier.

If we include its predecessors the Challenger 300 and Challenger 350, Bombardier has sold over 1,000 serial numbers in the Challenger 3500 line, which in our view remains one of the most popular and reliable super-mid-size jets in the world. The aircraft requires no major scheduled maintenance overhaul in its first two years of service, a testament to the depth of historical experience the manufacturer has developed with this model of aircraft since the Challenger 300 was introduced in 1999. The spacious 8-9 seat stand-up cabin, 43,000 foot flight ceiling and Mach 0.83 capability, make it a leading choice for travelers. After twenty-four years in service the Challenger 300/350/3500 airframe has attracted a sizable community of typed pilots and Bombardier has constructed 41 worldwide service centers (11 in the US) to support utilization.

Because all major manufacturers of super-mid or large cabin aircraft such as Gulfstream, Falcon, Bombardier, Embraer, and Textron each have one to three year waiting lists for super-mid-size jets, many of our fractional competitors can only pre-sell, and remain otherwise unable to offer the related service. Our strategy is to allow customers, in advance of delivery, to fly on Cirrus’s managed Challenger 300/350, 604/605 and 850 model Bombardier aircraft. In return the customer would pay a monthly management fee (MMF) and an occupied hourly fee (OHF) at rates substantially similar to those for their Challenger 3500. We believe this “buy and fly” approach may resonate with market participants who may appreciate the convenience of a fractional program without the extraordinarily long wait.

Conventional wisdom in private aviation has been that a light jet FAA Part 135 operation presents financial challenges because the lower hourly rate of a light jet leaves little margin to pay a second pilot and remain profitable. Thanks to our partnership with Cirrus, we have addressed this concern by having a typed pilot in command with at least 1,500 hours in jets, 1,000 of which must have been in the HondaJet specifically, fly alongside a co-pilot who has been through an FAA approved ground school developed by Cirrus and Chennault Flying Service. This “safety co-pilot” is permitted to operate the aircraft in the unlikely event the pilot in command is incapacitated or otherwise unable to act. The HondaJet, which has been designated by the FAA for single pilot operation, integrates the Garmin 3000 flight system and by law does not require a second pilot to fly. This safety co-pilot program brings trained pilots who are already schooled in either the Garmin 1000 or Garmin 3000 flight system, gives them additional training on the HondaJet and Garmin 300 system, and then allows them to develop their skills alongside a mentor. Importantly, the presence of this safety co-pilot is regarded by our insurer as sufficient to maintain our present level of premium. The safety pilot does not require a full wage because of their status as a trainee and the professional value they gain from accruing jet flight hours. This lower cost of labor helps the company overcome the traditional costs of paying a second pilot and helps bring a stream of prospective pilot in command candidates. Some safety pilots are newer to aviation while others have had many years of flight training and thousands of hours of flight time on civilian (or military) jet or turboprop aircraft. We believe that the comparatively low cost of entry of the HondaJet and the proven capabilities of the Challenger 3500 are attractive to new and seasoned traveler alike, particularly given our ability to offer interchange between the two aircraft and onto any one of twenty of the thirty aircraft managed by Cirrus. In addition, while some customers have shorter mission profiles and lower passenger loads better suited to the HondaJet others have longer mission profiles with higher passenger loads – and so the HondaJet and the Challenger 3500 (plus Cirrus’s fleet) again make an excellent combination in our view. We have taken a gradual approach to fleet expansion given the capital-intensive nature of aviation and our view that customers should bear the risk (and related tax reward) of owning and maintaining airplanes.

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With respect to our jet card program, we sell time on our HondaJets and are permitted to sell time on 20 of the 30 Cirrus managed aircraft without so-called owner approval. The jets can be booked for charter and fly without the operator having to seek specific permission from the owner – thereby creating a type of synthetic fleet capability on the part of the management company. A jet card represents a pre-paid block of time that permits a customer to travel by simply booking, typically 24hrs in advance of the flight. The card may entitle the holder to guaranteed availability, and we make this guarantee available on our HondaJets and certain other Cirrus aircraft in the mid-size category, in return for an additional fee. Cards range in price from $58,000 for ten hours on the HondaJet, to $1 million for 50 hours on the Gulfstream G550, and a card holder may use their funds to fly on any aircraft in the fleet subject to an interchange table found in their card contract.

Our fractional program consists of an initial down payment, progress payments and a delivery payment. Once the aircraft is delivered and enters into service, we charge a monthly management fee (the “MMF”) and an occupied hourly fee (the “OHF”). The MMF is intended to cover the fixed costs of maintaining flight readiness including but not limited to pilot’s wage, insurance, management, hangarage, unplanned maintenance, crew expense, training, subscriptions, and WiFi. The OHF is intended to cover the variable costs of flying the aircraft, including but not limited to fuel, the engine maintenance program, and the aircraft maintenance/parts program. We pass through to customers excess fuel cost based on a standard formula, and pass through non-standard catering, certain landing, ramp parking and de-icing fees.

Aviation Software

Flight Club API powered by Jet.AI

The Flight Club API enables FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds.

The first use case of the Flight Club is operational as of the second quarter of 2023 through the mechanism of 380 Software LLC. 380 Software LLC is a 50% owned subsidiary founded in co-operation with our operating partner Cirrus Aviation. Cirrus Aviation owns the other 50% of 380 Software LLC, and their fleet serves as a first use case. The Company retains all rights to the technology powering 380 Software LLC and has granted 380 Software LLC a perpetual non-transferrable license.

The initial implementation of the Flight Club is to permit the 30 owners of Cirrus Aviation managed aircraft to fly on one another’s planes when those planes are otherwise flying empty but at the expense of a charter customer who is typically obliged to pay not only the cost of an outbound leg but also the cost of a return to base. The charter customer is typically obliged to pay the cost of the return because the sale of the empty return is an inherently low probability event based on historical industry experience.

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In general, the lower the charter price the higher the probability of damage to the cabin interior. Certain fine hotel and resorts experience the same phenomenon with respect to room damage and so as a rule will stay vacant in place of allowing their lowest room night below a certain absolute price level. The loss of operation of a primary cabin amenity such as passenger seat or lavatory can take an aircraft out of charter operation for weeks or months at a time depending on part availability from the OEM. Such loss of operation creates both direct cost and opportunity cost. Aircraft seats in particular require special FAA certification for fire resistance and their critical role in the unique aerodynamic weight and balance of each aircraft type. The Company therefore advises stringent passenger vetting and holding a credit authorization before flight as surety for the ultimate aircraft owner accountable for any repair.

Reroute powered by Jet.AI

Reroute software recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances. We expect it to support fleet revenue optimization for FAA Part 135 operators. The MVP has been successfully tested and our partner Cirrus has agreed to beta test the product on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

DynoFlight API powered by Jet.AI

DynoFlight API powered by Jet.AI: The DynoFlight API is being developed to enable aircraft operators to track and estimate emissions and then purchase carbon offset credits in small quantities in an ad-hoc manner via our API. DynoFlight offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advanced estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In addition, the DynoFlight API is expected to offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk). Launch is tentatively scheduled for the third quarter of 2023.

Artificial Intelligence

CharterGPT: Today we operate the Jet Token app in the iOS and Android stores. The app functions as a prospecting and quoting tool for those interested in chartering a private jet. Once a prospect receives a quote, a substantial amount of labor is then required to handle all the steps between their firm indication of interest and their arrival at ultimate destination.

The CharterGPT app, which was released in the iOS store on August 21, 2023, is expected to automate certain of these manual steps, and we believe this automation would enable us to scale charter activity with fewer persons that would be normally required. In particular, CharterGPT is ultimately expected to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

By gradually incorporating the following AI-powered features, we believe our App for private aviation may offer a unique and personalized experience to customers as it evolves:

Aircraft Recommendation Engine: Our AI-enabled App for private aviation is expected to help customers by providing greater transparency and understanding of the characteristics of charter relevant to their trips, making it easier for them to make an informed decision. The recommendation engine is expected to analyze a list of available jets based on the travelers request, and consider factors such as budget, preferred aircraft size, age of aircraft, distance of the trip compared with non-stop/range capability, number of passengers, ages and weights of passengers and their respective bags compared with cargo capacity, basic take-off weight limitations, operator safety audit (Argus/Wyvern), cabin amenities such as a fully enclosed lavatory, WiFi availability and years since last interior refurbishment.

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Customer service: The AI-enabled App is expected to provide intelligent customer service by using natural language processing and machine learning algorithms to understand and respond to initial booking requests. Untrained call center staff and brittle chat bots characterize much of the customer facing experience today in the US. With the advent of AI, we believe that even for high ticket items, consumers will come to expect a natural language interface trained on terabytes of data that relate specifically to their respective purchases.

Charter brokerage is labor intensive, and most customers are highly price sensitive. We believe these two factors explain why no charter broker has acquired more than 3-5% of the one million brokered flights that land each year in North America. The back end of the App is expected to provide three features that may address the labor intensity (and hence scalability) of our charter brokerage business. First, each charter operator has its own form of legal contract for carriage and that contract must be reconciled with the terms found in the charter brokers’ agreement with the passenger. Our AI is expected to perform this reconciliation automatically, improving the speed to close with the client and reducing labor costs. Second, many charter operators do not initially respond to electronic requests delivered through the Avinode charter database that powers our app. Our generative chat AI is expected to perform outbound voice calls to prompt aircraft operators to respond to quotes we have requested via the web interface to their Avinode account. Third, we expect to develop our AI to integrate with Schedero (an Avinode based scheduling application) to generate a trip sheet for a given charter and then to further integrate with Stripe to invoice and confirm payment via credit card, wire, or ACH.

Predictive Destination Optimization: The App is expected to initially make use of information such as airport closures, fuel prices, historical traffic patterns, landing fees, and traveler preferences to then recommend which private airport to select when a traveler’s destination address is serviced by multiple airstrips. For example, Los Angeles is serviced by Los Angeles International Airport (LAX), Van Nuys Airport (KVNY), Burbank Bob Hope Airport (KBUR), John Wayne Airport (KSNA). Landing at an airport farther from one’s ultimate destination may save time if doing so enables faster ground transportation.

Predictive Departure Date: The App is expected to analyze historical pricing data and forward-looking event data related to a given itinerary to predict the best date to book a flight to obtain the lowest price for their desired charter itinerary. Although approximately thirty-five blackout days a year are widely understood to absorb most domestic private aviation capacity, a variety of lesser appreciated grey-out days centered around key sporting events or entirely new happenings can affect both regional and national pricing.

Predictive Departure Time: The App is expected to use machine learning algorithms to recommend the optimal departure time based on both historical and live weather conditions, air traffic, and other factors, to help customers more reliably arrive at their destination on time.

Predictive Ground Transportation: The App is expected to recommend ground transportation. For example, some airports run out of rental cars at certain times each year because of an annual conference or other recurring special event. Some of our competitors have taken steps to remedy the shortage at some airports by positioning in their own vehicles for customer use.

Sales and Marketing

Our marketing and advertising efforts are focused on high-net-worth individuals. We have observed that many first-time private flyers came to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising drive our online marketing. In the past we have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through several channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand social media and event marketing in particular, provided those meet our internal return targets, and to cut those that do not. With respect to event marketing we intend to have a presence at sporting events, business jet industry gatherings and company hosted aircraft static displays.

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Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

According to National Business Aviation Association, the business jet industry contributes $150 billion dollars per year to the US economy. In 2021, there were 14,488 business jets in the US fleet that generated 4.4 million flight hours per year, and roughly 2,800 of the 14,488 total business jets in the United States were available to charter. Numerous charter brokers and centralized databases each attempt to improve the allocation of that capacity in return for a fee.

Business jet charter operators (those operating under a Part 135 license from the Federal Aviation Administration) logged over a million landings in the US during 2021 according to ARGUS International, Inc., a leading providers of aviation services, including statistical data and ratings. The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average cost to operate a US business jet at $5,500 per hour. Most charters include the cost of the empty return leg so a 1.5-hour trip typically translates to 3 hours of billed time, or approximately $16,500. As a result, one million landings per year at $8,250 per landing ($16,500 round trip) equals $8.25 billion of revenues in charter landings alone. That’s approximately 2,740 charter landings per day at any one of 5,000 private airports or 500 commercial airports.

Furthermore, for the business jets that do not fly charter, we believe many private plane owners do not seek FAA certification and special insurance to permit third parties to pay to fly on their planes partly because there is no practical way to source and process vetted, willing, passengers. These owners are permitted under FAA rules to offset only their cost by allowing others to use their aircraft. There is currently no electronic marketplace geared toward aircraft owners seeking systematic recruitment of unrelated “at cost” passengers with an eye toward defraying the expense of jet ownership and operation.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients.

Our Aircraft

The Company’s aircraft fleet consists of four aircraft – three HondaJet HA-420 aircraft (the “HondaJet Elites”) and one Citation CJ4 Gen 2 aircraft. The Company acquired the three HondaJet Elites pursuant to a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for four HondaJet Elites. One of the HondaJet Elites in our current fleet was sold and is now leased by the Company from Western Finance Company. The other two HondaJet Elites in our current fleet were purchased and subsequently financed through the sale of all fractional interests in each of these aircraft. We also acquired a fourth HondaJet Elite pursuant to the Purchase Agreement with Honda Aircraft Company, but we sold this aircraft in June 2022, after we determined, based on our internal financial and legal review, that the sale of the aircraft would offer a net benefit to our stakeholders. The fourth aircraft in our current fleet - the Citation CJ4 Gen 2 aircraft - is wholly owned by one of our customers who committed his aircraft to us via our Onboard Program for management and charter pursuant to our limited management agreement. Under the terms of our management agreement, which has a term of one year that automatically renews unless otherwise terminated by either party upon 30 days prior notice, the customer pays us a monthly management fee for services, including aircraft management services, flight crew services, such as pilot hiring, flight operations services, aircraft maintenance management and other administrative services.

HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite aircraft is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

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We currently base the fleet at Harry Reid International airport in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership. We also enable customers to offset the carbon footprint of their travel through a relationship with Terrapass, a leading provider of third party verified carbon offset programs.

Based on our experience, and in light of many of our competitors restricting charters on certain “blackout dates,” we estimate that thirty calendar days per year (due to holidays, major sporting events, etc.) it is extremely difficult to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

We have also entered into an Executive Aircraft Management and Charter Services Agreement. Under this agreement, Cirrus provides management services to Jet Token with respect to the marketing, operation, maintenance and administration of its Aircraft. Specifically, following the initial set-up services, Cirrus provides Flight Crew Services, including selection, training, employment and management of the pilots necessary for operating the Company’s Aircraft; Flight Operation Services, including flight scheduling, following and support services; Aircraft Maintenance Services, including maintenance of the Aircraft and/or management of maintenance of the Aircraft performed by third parties, related maintenance support functions and the administration of the Aircraft’s log books, manuals, data, records, reports and subscriptions; Administrative Services, including budgeting, accounting and reporting services; Facility Services, including providing and/or arranging for aircraft hangar and support facilities at the Aircraft’s Operating Base and other locations at which the Aircraft may be situated from time to time; and Insurance Services, including providing insurance policies for the Aircraft. During 2022 we incurred approximately $2.0 million in expenses under this agreement, the majority of which was a pass-through of operating expenses. This compares to expenses of approximately $0.6 million in 2021 due to the significantly fewer number of aircraft operated on behalf of the Company.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

●	FAA Eligible On-Demand Approved
●	ARG/US Platinum Rated
●	Wyvern Recommended

Cirrus maintains, services and operates our HondaJet aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our HondaJet Elite aircraft.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, JetIt, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

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The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We registered a trademark on our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office. We have also purchased our domain name, jettoken.com and operate our website under that domain. We have an application pending with the United States Patent and Trademark Office for Jet.AI. We are the sole owner of the copyrights in and to the software code underlying our App.

Employees

In light of our early stage of development, we have 8 full-time employees, including our Executive Chairman, our Chief Executive Officer and President, our Chief Operating Officer, our Chief Technology Officer, and our Chief Marketing Officer.

Regulation

Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Cirrus, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority, and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories, and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

●	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
●	maintenance and repair facility certification
●	certification and regulation of pilots and cabin crew, and
●	management of airspace.

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In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of the Company purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

Property

We lease space for our corporate headquarters in Las Vegas, Nevada and a satellite office in San Francisco, consisting of office space and the use of shared conference facilities.

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MANAGEMENT

The following is a list of our directors and executive officers.

Name	Age	Position
Michael D. Winston, CFA	46	Executive Chairman and Interim Chief Executive Officer, Director
George Murnane	65	Interim Chief Financial Officer, Director
William Yankus(1)(3)	63	Director
Wrendon Timothy(1)(2)(3)	43	Director
Patrick McNulty	39	Chief Operating Officer
Lt. Col. Ran David(2)	48	Director
Donald Jeffrey Woods(3)	47	Director
Ehud Talmor(1)(2)	48	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Effective upon the closing of the Business Combination, Michael D. Winston was appointed to serve as Jet.AI’s Executive Chairman and as Jet.AI’s interim Chief Executive Officer (“CEO”) and George Murnane was appointed to serve as Jet.AI’s interim Chief Financial Officer (“CFO”) until Jet.AI completes its ongoing search for a long-term CFO, at which point Mr. Winston will step down from his role as interim CEO and Mr. Murnane will transition from Jet.AI’s interim CFO to its CEO.

Executive Officers

Michael D. Winston, CFA founded Jet.AI in 2018 and has served as its Executive Chairman since its founding. Upon completion of the Business Combination, he is serving as Interim Chief Executive Officer until such time as the Company hires a permanent Chief Financial Officer. Mr. Winston began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP. In 2012, Mr. Winston formed the Sutton View group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won a $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York. We believe Mr. Winston is qualified to serve as a director because of his operational and historical expertise gained from serving as Jet Token’s Founder and Executive Chairman.

George Murnane has served as Jet.AI’s Chief Executive Officer since September 2019. Upon completion of the Business Combination, he was named Interim Chief Financial Officer until such time as the Company hires a permanent Chief Financial Officer, at which time he will again assume the role of Chief Executive Officer. Mr. Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer in the air transportation and aircraft industry, including as Chief Executive Officer for ImperialJet S.a.l from 2013 to 2019, Chief Operating Officer and Acting Chief Financial Officer of VistaJet Holdings, S.A. in 2008, Chief Financial Officer of Mesa Air Group from 2002 to 2007, Chief Operating Officer and Chief Financial Officer of North-South Airways from 2000 to 2002, Executive Vice President, Chief Operating Officer and Chief Financial Officer of International Airline Support Group from 1996 to 2002 and Executive Vice President and Chief Operating Officer of Atlas Air, Inc. from 1995 to 1996. From 2009 until he joined Jet Token, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980. We believe Mr. Murnane is qualified to serve as a director because of his expertise gained from serving as Jet Token’s Chief Executive Officer and his extensive financial experience.

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Patrick McNulty has served as Jet.AI’s Chief Operating Officer since June 2021. Prior to joining Jet Token, Mr. McNulty served as a manager of Sales Operations and Business Development with Honda Aircraft Company. While with Honda Aircraft, Mr. McNulty led the development of a robust sales engineering team and was instrumental in product development and market analysis for the manufacturer. Prior to Honda Aircraft Company, Mr. McNulty worked in the aircraft engine division of Rolls-Royce North America and at light jet manufacturer Eclipse Aviation. Mr. McNulty is a graduate of the Embry-Riddle Aeronautical University (BS Aerospace Engineering, MBA Aviation).

Non-Employee Directors

Wrendon Timothy served as Oxbridge’s Chief Financial Officer, Treasurer, Secretary and director since April 2021 until the completion of the Business Combination. He has served as a director, chief financial officer and corporate secretary of Oxbridge Re Holdings Limited (NASDAQ: OXBR), a Cayman Islands based NASDAQ-listed reinsurance holding company. He has served in the positions of chief financial officer and corporate secretary since August 2013 and as a director since November 2021. In his role, he has provided financial and accounting consulting services with a focus on technical and SEC reporting, compliance, internal auditing, corporate governance, mergers & acquisitions analysis, risk management, and CFO and controller services. Mr. Timothy also serves as an executive and director of Oxbridge Reinsurance Limited and Oxbridge Re NS, the wholly-owned licensed reinsurance subsidiaries of Oxbridge Re Holdings Limited. Mr. Timothy also serves as a director of Oxbridge’s Sponsor, OAC Sponsor Ltd, and as a director of SurancePlus Inc., a British Virgin Islands wholly-owned Web3 subsidiary of Oxbridge Re Holdings Limited.

Mr. Timothy started his financial career at PricewaterhouseCoopers (Trinidad) in 2004 as an Associate in their assurance division, performing external and internal audit work, and tax-related services. Throughout his career progression and transitions through KPMG Trinidad and PricewaterhouseCoopers (Cayman Islands), Mr. Timothy has successfully delivered services across both the public and private sectors, spanning insurance and reinsurance, banking, hedge funds, trusts, investment management, manufacturing, beverage, construction, glass, healthcare, retail, construction, marketing, restaurant, software, sports, and tourism industries. Mr. Timothy management roles allowed him to be heavily involved in the planning, budgeting, and leadership of engagement teams, serving as a liaison for senior client management, and advising on technical accounting matters. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants (ACCA), a Fellow Chartered Corporate Secretary and also holds a Postgraduate Diploma in Business Administration and a Master of Business Administration, with Distinction (with a Specialism in Finance (with Distinction), from Heriot Watt University in Edinburg, Scotland. Mr. Timothy holds directorship and leadership roles with a number of privately-held companies, and also serves on various not-for-profit organizations, including his governance role as Chairman of Audit & Risk Committee of The Utility Regulation & Competition Office of the Cayman Islands, and Audit Committee Chairman of the Cayman Islands Conference of SDA. Mr. Timothy is an active Fellow Member of the ACCA, an active member of the Cayman Islands Institute of Professional Accountants (CIIPA), an active Fellow Member of the Chartered Governance Institute (formerly the Institute of Chartered Secretaries and Administrators) and a member of the Cayman Islands Directors Association.

We believe that Mr. Timothy is qualified to serve as a director because of his extensive capital markets experience and significant expertise across a wide array of corporate matters.

William L. Yankus served as one of Oxbridge’s independent directors since August 2021. Mr. Yankus is an experienced investment banking specialist with a demonstrated history of working in the insurance industry. Since July 2015, Mr. Yankus has served as Founder and Principal of Pheasant Hill Advisors, LLC, a New York based advisor firm that provides various research, advisory, private equity capital raising and M&A services primarily to the insurance industry and insurance industry investors. Since March 2016, Mr. Yankus has served on the board of directors of Kingstone Companies, Inc. (NASDAQ: KINS), a New York based NASDAQ-listed property and casualty insurance company. He has also served as the Chairman of Kingstone’s Compensation Committee since April 2017, and as the Chairman of Kingstone’s Investment Committee since February 2020. Mr. Yankus is also a Senior Advisor at Independent Insurance Analysts LLC, which provides investment analysis, credit research and investment banking services related to the life insurance industry.

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From September 2011 to June 2015, Mr. Yankus served as Managing Director for Sterne Agee, one of the oldest privately owned financial services firm in the USA. Sterne Agee offered wealth management and investment services to a diverse client base and custodies nearly $26 billion in client assets. Prior to Sterne Agee, Mr. Yankus also held executive and leadership roles with other reputable financial services and investment banking firms, including serving as Head of Insurance Research at Macquarie Group from December 2009 to November 2010, Managing Director-Insurance Research for Fox-Pitt, Kelton from May 1993 to November 2009, and Vice President, Insurance Research at Conning & Company from June 1985 to Apr 1993. He completed the CFA program in 1989 and passed the CT uniform CPA exam in 1984. He received his B.A. degree in Economics and Accounting from The College of the Holy Cross.

Mr. Yankus brings significant leadership, insurance, public company, mergers & acquisitions, corporate governance and investment banking experience to our Board of Directors.

Ehud Talmor (Maj. IAF Ret.) is a decorated, retired, senior officer from the Israeli Air Force with over twenty-five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A. In addition to serving as Project Manager for the F-35 program, Mr. Talmor was also the Israeli Air Force’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology. We believe Mr. Talmor is qualified to serve as a director because of his considerable aviation industry, business and project management experience.

Lt. Col. Ran David (IAF) is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa. Lt. Col David is qualified to serve as a director because of his considerable aviation industry and pilot training experience.

Jeff Woods is currently the Co-Founder and Chief Product Officer of Puzl LLC, a company using artificial intelligence to transform retail. He also currently serves as President and Board Member of Woods Supermarket, Inc., a mid-sized family-owned chain of supermarkets operating across Missouri, which has been serving its communities for over 75 years. Prior to these roles, from 2011 to 2019, Mr. Woods served in roles of Vice President of Marketing Strategy and Chief Product Strategist with SAP SE (NYSE: SAP) in London and New York. From 2001 to 2011, Mr. Woods served as Vice President of Enterprise Applications Research at Gartner Inc (NYSE: IT) where he was the global lead for enterprise applications. Prior to this, Mr. Woods built and sold his own logistics company. Mr. Woods is a graduate of Cornell University in Applied Economics and holds an MBA from Columbia Business School. Mr. Woods is qualified to serve as a director because of his considerable technology development, artificial intelligence, business and marketing experience.

Family Relationships

There are no familial relationships among the Jet.AI directors and executive officers.

Board Composition

The Jet.AI Board is comprised of seven directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Jet.AI’s directors are among the three classes as follows:

●	the Class I directors are Lt. Col. Ran David and Jeffrey Woods and their terms will expire at the 1st annual meeting of stockholders after Closing;

●	the Class II directors are William Yankus and Wrendon Timothy and their terms will expire at the 2nd annual meeting of stockholders after Closing; and

●	the Class III directors are Michael Winston, George Murnane and Ehud Talmor and their terms will expire at the 3rd annual meeting of stockholders after Closing.

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Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of Jet.AI stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of the Jet.AI Board may have the effect of delaying or preventing changes in Jet.AI’s control or management.

The Company’s Certificate of Incorporation and Bylaws provide that only the Jet.AI Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. The Certificate of Incorporation and Bylaws s also provide that Jet.AI’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

Director Independence

The Jet.AI Board determined that each of the directors serving on the Jet.AI Board, other than Michael Winston and George Murnane, qualifies as an independent director, as defined under the listing rules of Nasdaq, and the Jet.AI Board consists of a majority of “independent directors,” as defined under the applicable rules of the SEC and Nasdaq relating to director independence requirements. In addition, Jet.AI is subject to certain rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

It is not expected that the Jet.AI Board will have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The members of the Jet.AI Board believe that this determination should be based on circumstances existing from time to time, based on criteria that are in Jet.AI’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by Jet.AI or the industry in which it operates and governance efficiency. The Jet.AI Board adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the Chairperson is not independent. Ehud Talmor serves as the lead independent director.

Board Committees

The Jet.AI Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. The Jet.AI Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Jet.AI Board will delegate various responsibilities and authority to its committees and the committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Jet.AI Board. The Jet.AI Board may establish other committees to facilitate the management of Jet.AI’s business as it deems necessary or appropriate from time to time.

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Each committee of the Jet.AI Board will operate under a written charter approved by the Jet.AI Board. Copies of each charter are posted on the Investor Relations section of Jet.AI’s website at investors.jet.ai. The inclusion of the Company’s website address or the reference to Jet.AI’s website in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Audit Committee

Jet.AI’s audit committee is comprised of Wrendon Timothy, William Yankus and Ehud Talmor, with Mr. Timothy serving as audit committee chairperson. The Jet.AI Board determined that Messrs. Timothy, Yankus and Talmor each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Jet.AI Board determined that each of Messrs. Timothy and Yankus is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the Jet.AI Board. The audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit Jet.AI’s financial statements;

●	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

●	reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Jet.AI’s interim and year-end operating results;

●	reviewing Jet.AI’s financial statements and critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of Jet.AI’s internal controls;

●	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

●	overseeing Jet.AI’s policies on risk assessment and risk management;

●	overseeing compliance with Jet.AI’s code of business conduct and ethics;

●	reviewing related party transactions; and

●	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on Jet.AI’s website. All audit services to be provided to Jet.AI and all permissible non-audit services, other than de minimis non-audit services, to be provided to Jet.AI by Jet.AI’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Jet.AI’s compensation committee is comprised of Lt. Col. Ran David, Wrendon Timothy and Ehud Talmor, and Mr. Talmor is the chairperson of the compensation committee. The Jet.AI Board determined that each member of the compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

●	reviewing, approving and determining, or making recommendations to the Jet.AI Board regarding, the compensation of Jet.AI’s executive officers, including the Chief Executive Officer;

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●	making recommendations regarding non-employee director compensation to the full Jet.AI Board;

●	administering Jet.AI’s equity compensation plans and agreements with Jet.AI executive officers;

●	reviewing, approving and administering incentive compensation and equity compensation plans; and

●	reviewing and approving Jet.AI’s overall compensation philosophy.

The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and is available on Jet.AI’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of William Yankus, Wrendon Timothy and Jeff Woods, and Mr. Woods is the chairperson of the nominating and corporate governance committee. The Jet.AI Board determined that each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the Jet.AI Board regarding nominees for election to the Jet.AI Board and its committees;

●	considering and making recommendations to the Jet.AI Board regarding the composition of the Jet.AI Board and its committees;

●	developing and making recommendations to the Jet.AI Board regarding corporate governance guidelines and matters;

●	overseeing Jet.AI’s corporate governance practices;

●	overseeing the evaluation and the performance of the Jet.AI Board and individual directors; and

●	contributing to succession planning.

The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards and is available on Jet.AI’s website.

Code of Business Conduct and Ethics

The Jet.AI Board adopted a Code of Business Conduct and Ethics that applies to all of Jet.AI’s directors, officers and employees, including Jet.AI’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of Jet.AI’s website. In addition, Jet.AI intends to post on the Corporate Governance section of Jet.AI’s website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Jet.AI compensation committee is or has been at any time one of Jet.AI’s officers or employees. None of Jet.AI’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the Jet.AI Board or compensation committee.

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Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits Jet.AI’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Jet.AI’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Jet.AI will, in certain situations, indemnify Jet.AI’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Jet.AI will enter into separate indemnification agreements with Jet.AI’s directors and officers. These agreements, among other things, will require Jet.AI to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Jet.AI’s directors or officers or any other company or enterprise to which the person provides services at Jet.AI’s request.

Jet.AI plans to maintain a directors’ and officers’ insurance policy pursuant to which Jet.AI’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

Jet.AI is considered a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and has opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For fiscal year 2022 the named executive officers were:

●	Michael Winston, Founder and Executive Chairman, Treasurer;

●	George Murnane, Chief Executive Officer and President; and

●	Patrick McNulty, Chief Operating Officer.

Jet.AI believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Jet.AI’s compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Jet.AI’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of the named executive officers for services rendered to Jet Token in all capacities during 2022:

Name and Principal Position	Salary ($)	Bonus / Commission ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Michael D. Winston	$234,791	$25,000	$-	$49,547	$309,338
Founder and Executive Chairman; Treasurer

George Murnane	$250,000	$100,000	$2,472,657	$49,966	$2,872,623
Chief Executive Officer and President

Patrick McNulty	$173,068	$111,840	$1,191,163	$36,730	$1,512,801
Chief Operating Officer

(1) Other compensation consists primarily of the cost of medical, dental, vision and disability insurance costs, as well as retirement contributions made on behalf of named executive officers.

Narrative Disclosure to Summary Compensation Table

For 2022, the compensation program for Jet Token’s named executive officers consisted of base salary, bonus and equity awards.

Employment Agreements

Jet Token did not have any formal compensation arrangements with its Founder and Executive Chairman. Rather, Mr. Winston, as Jet Token’s sole board member, determined the compensation to be paid to him from time to time in consultation with its Chief Executive Officer and President. Jet Token believed that this provided it with greater flexibility in managing its cash flow needs as it grew its business.

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Mr. Murnane, Jet Token’s Chief Executive Officer, entered into an employment offer letter with Jet Token on July 24, 2019. Pursuant to the employment offer letter, Mr. Murnane was entitled to receive a base salary of $250,000 and an annual cash bonus of up to $100,000. A special cash bonus of $1,500,000 was payable at the effective date of a change in control. Additionally, under his employment offer letter, Mr. Murnane received options to purchase 2,700,000 shares of Jet Token’s common stock, vesting monthly over a period of three years, and options to purchase an additional 2,700,000 shares of Jet Token’s common stock, which would only vest upon the closing of a qualified offering of at least $10,000,000. In connection with his employment offer letter, Mr. Murnane entered into a standard confidentiality, invention assignment and non-competition agreement with Jet Token.

Mr. McNulty, Jet Token’s Chief Operating Officer, entered into an offer letter with Jet Token on June 1, 2021. Pursuant to the offer letter, Mr. McNulty was entitled to receive a base salary of $165,000 and 1,000,000 stock options, 100,000 of which vested immediately upon signing, 400,000 of which vest monthly over three years, and 500,000 of which were granted and vested immediately upon Mr. McNulty’s relocation to Las Vegas, Nevada. Mr. McNulty was also entitled to receive commissions for new customer sales.

Base Salary

In 2022, each of the named executive officers received an annual base salary to compensate them for services rendered to the Company. On March 10, 2022, the base salary of Mr. McNulty increased from $165,000 to $175,000. On April 1, 2022, the base salary of Mr. Winston increased from $200,000 to $250,000. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.”

Cash Bonus

Each named executive officer’s employment arrangement provided that the named executive officer would be eligible to earn a discretionary annual bonus subject to achievement of certain goals (including revenue and profitability targets) as determined by the Jet Token Board. In 2022, Mr. Winston, Mr. Murnane and Mr. McNulty were eligible to earn annual cash bonuses based on their performance, as determined by the Jet Token Board, in its discretion.

The actual annual cash bonuses awarded to each of the named executive officers for 2022 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

2022 Equity Awards

In 2022, Mr. Murnane and Mr. McNulty each received Jet Token Options to purchase shares of Jet Token Common Stock under the Jet Token Option Plan as follows: (a) Mr. Murnane received Jet Token Options to purchase 1,000,000 shares of Jet Token Common Stock; and (c) Mr. McNulty received Jet Token Options to purchase (i) 1,000,000, (ii) 128,000, (iii) 250,000 and (iv) 500,000 shares of Jet Token Class B Common Stock.

Jet Token Option Plans

General. On June 4, 2018, Jet Token’s Board of Directors adopted the Jet Token Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provided for the grant of equity awards to employees, and consultants, to purchase shares of Jet Token’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by Jet Token’s Board of Directors.

In August 2021, Jet Token’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provided for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Jet Token’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan.

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Plan Administration. The Jet Token Board administered the Jet Token Option Plan. The compensation committee of the Jet.AI Board will administer the Jet Token Option Plan following the Closing Date.

Types of Awards. The Jet Token Option Plan provides for the grant of incentive Jet Token Options, non-statutory Jet Token Options, Jet Token Restricted Stock, restricted stock units and stock appreciation rights.

Stock Options. The Jet Token Board has the discretion to grant incentive or non-statutory Jet Token Options under the Jet Token Option Plan, provided that incentive Jet Token Options may only be granted to employees. The exercise price per share applicable to such Jet Token Options must generally be equal to at least the fair market value per share of Jet Token Common Stock on the date of grant. Subject to the provisions of the Jet Token Option Plan, the Jet Token Board has the discretion to determine the remaining terms of the Jet Token Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Jet Token Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Jet Token Option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the Jet Token Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Jet Token Option will immediately terminate. However, in no event may a Jet Token Option be exercised later than the expiration of its maximum term.

Restricted Stock. The Jet Token Board has the discretion to grant Jet Token Restricted Stock under the Jet Token Option Plan. Jet Token Restricted Stock are generally shares of Jet Token Common Stock that are issued or sold to a participant pursuant to the Jet Token Option Plan and subject to repurchase by Jet Token under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Jet Token Board, in its sole discretion. The Jet Token Board has the discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any), and the time by which the participant must accept the shares/offer.

Restricted Stock Units. The Jet Token Board has the discretion to grant restricted stock units under the Jet Token Option Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Jet Token Common Stock. The Jet Token Board, in its discretion, determines whether restricted stock units should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding restricted stock units will hold no voting rights by virtue of such restricted stock units. The Jet Token Board may, in its sole discretion, award dividend equivalents in connection with the grant of restricted stock units. Restricted stock units may be settled in cash, shares of Jet Token Common Stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Jet Token Board, in its sole discretion.

Stock Appreciation Rights. The Jet Token Board has the discretion to grant stock appreciation rights under the Jet Token Option Plan and to determine the terms and conditions of each stock appreciation right, except that the exercise price for each stock appreciation right cannot be less than 100% of the fair market value of the underlying shares of Jet Token Common Stock on the date of grant. Upon exercise of a stock appreciation right, a participant will receive payment from Jet Token in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Jet Token Common Stock, or any combination thereof, or in any other form of consideration, as determined by the Jet Token Board in its discretion. Stock appreciation rights are exercisable at the times and on the terms established by the Jet Token Board, in its discretion.

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Non-transferability of Awards. Unless the Jet Token Board provides otherwise, awards granted under the Jet Token Option Plan are generally not transferable.

Certain Adjustments. In the event of certain corporate events or changes in Jet Token’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Jet Token Option Plan, the Jet Token Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Jet Token Option Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or liquidation. In the event of Jet Token’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Jet Token Board.

Change in Control. The Jet Token Option Plan provides that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Jet Token Board at the time of grant, outstanding awards will be assumed, canceled if not exercised/settled or cashed out in lieu of exercise as determined by the Jet Token Board.

Amendment or Termination. The Jet Token Board may amend or terminate the Jet Token Option Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Benefits and Perquisites

Jet Token provided benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; and a tax-qualified Section 401(k) plan for which Jet Token matches 100% of contributions up to 6% of the employee’s salary. In addition, Jet Token provides Mr. Murnane subsidies in the form of monthly reimbursements for costs related to inter-state commuting for automotive ($300), wireless communication ($200), health club ($170) and out-of-pocket medical ($50).

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding Jet Token Option award or unvested stock award held by Messrs. Winston, Murnane and McNulty as of December 31, 2022.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Jet Token Options (#) Exerciseable	Number of Securities Underlying Unexercised Jet Token Options (#) Unexerciseable	Jet Token Option Exercise Price ($)	Jet Token Option Expiration Date	Number of Securities that Have Not Vested (#)	Market Value of Securities that Have Not Vested ($)
Michael Winston	-	-	-	-	-	-
George Murnane	5,400,000	-	$0.06	9/23/2029
	5,400,000	1,500,000	$0.30	12/31/2030
	12,000,000	5,666,667	$0.75	7/30/2031
	1,000,000	694,445	$0.75	3/16/2032
					-	-
Patrick McNulty	400,000	188,889	$0.75	7/1/2031
	500,000	-	$0.75	7/1/2031
	100,000	-	$0.75	8/2/2031
	1,000,000	583,334	$0.75	10/31/2031
	1,000,000	638,889	$0.75	1/5/2032
	128,000	-	$0.75	3/1/2032
	250,000	-	$0.75	8/31/2032
	500,000	-	$0.75	9/30/2032

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Additional Narrative Disclosure

Retirement Benefits

Jet Token maintained a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Jet Token matches 100% of contributions of up to 6% of the employee’s salary. The contributions made on behalf of the named executive officers for fiscal year 2022 are disclosed above in the notes to the Summary Compensation Table.

Potential Payments on Termination or Change in Control

Mr. Murnane is entitled to a special cash bonus of $1.5 million paid at the effective date of a Change of Control transaction provided he is still employed by Jet Token at the time of the closing. For purposes of hie employment agreement, “Change of Control” means (i) the closing of a merger, consolidation, liquidation or reorganization of Jet Token into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of Jet Token outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person of more than 50% of the voting capital stock of Jet Token, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of Jet Token’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of Jet Token immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred). The Business Combination did not constitute a Change of Control under Mr. Murnane’s employment agreement.

Post-Closing Executive Compensation Arrangements

This section describes the plans and arrangements Jet.AI Inc. has implemented following the consummation of the Business Combination for the benefit of its employees, including the named executive officers.

A condition to Jet Token’s obligation to close the Business Combination was that Jet.AI shall have entered into new or amended employment agreements or arrangements with Michael Winston, George Murnane and Patrick McNulty, effective as of the Closing. The terms of those employment agreements and arrangements are disclosed below.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan, subject to shareholder approval, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the Jet Token Option Plans, which was assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. See “— Summary of the Omnibus Incentive Plan” below.

On August 8, 2023, Michael Winston entered into an employment offer letter with Jet.AI to serve as the Company’s Executive Chairman and as the chief executive officer of the Company until a chief financial officer is appointed by the Company to replace Mr. Murnane, who will serve as chief financial officer during this interim period until he becomes the chief executive officer of the Company. Pursuant to the offer letter, Mr. Winston is entitled to receive a base salary of $385,000.00 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2023. Mr. Winston is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Winston will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Winston’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Winston will be entitled to severance in the amount equal to three times his then current base salary, less all applicable withholdings and deductions, paid over a 12 month period, conditioned upon Mr. Winston delivering a general release of claims in favor of the Company within 30 days following his termination date.

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On August 10, 2023, Mr. Murnane, entered into an amended and restated employment offer letter with Jet.AI to serve as the chief financial officer of the Company until a replacement chief financial officer is appointed by the Company, at which point he will become the chief executive officer of the Company. Pursuant to the employment offer letter, Mr. Murnane is entitled to receive a base salary of $250,000 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2023. Mr. Winston is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Murnane will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Murnane’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Murnane will be entitled to severance in the amount equal to one times his then current base salary, less all applicable withholdings and deductions, paid over a 12 month period, conditioned upon Mr. Murnane delivering a general release of claims in favor of the Company within 30 days following his termination date.

On July 11, 2023, Patrick McNulty entered into an amended and restated employment offer letter with Jet.AI to serve as the Company’s Chief Operating Officer. Pursuant to the offer letter, Mr. McNulty is entitled to receive a base salary of $200,000.00 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2023. Mr. McNulty is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft.

The foregoing descriptions of Mr. Winston’s, Mr. Murnane’s and Mr. McNulty’s offer letters are qualified in their entirety by the full text of such agreements, copies of which are filed as Exhibits 10.3,10.2 and 10.4, respectively, to the registration statement of which this prospectus forms a part and incorporated herein by reference.

Director Compensation

Historically, Mr. Winston was Jet Token’s sole director. Mr. Winston did not receive any additional compensation for his service as a director for 2022.

Non-Employee Director Compensation Arrangements

The Jet.AI Board will adopt a new non-employee director compensation policy. The new policy will be designed to attract and retain high quality non-employee directors by providing competitive compensation and aligning their interests with the interests of Jet.AI stockholders through equity awards. As of the date of this prospectus, the Jet.AI Board has yet to adopt such a policy.

Summary of the Omnibus Incentive Plan

The following is a summary of the principal features of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, which filed as Exhibit 10.1 to the registrations statement of which this prospectus forms a part.

Purpose

The purpose of the Omnibus Incentive Plan is to advance the interests of Jet.AI and its stockholders by enabling Jet.AI and its subsidiaries and affiliates to attract and retain qualified individuals to perform services, by providing incentive compensation for such individuals in a form that is linked to the growth and profitability of Jet.AI and increases in stockholder value, and by providing opportunities for equity participation that align the interests of recipients with those of its stockholders.

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Administration

The board of directors of Jet.AI will administer the Omnibus Incentive Plan. The board has the authority under the Omnibus Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of Jet.AI or the committee of the board to which administration of the Omnibus Incentive Plan has been delegated is referred to in this prospectus as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Omnibus Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law and subject to certain limitations as provided in the Omnibus Incentive Plan, the Committee may delegate to one or more of its members or to one or more officers of Jet.AI such administrative duties or powers under the Omnibus Incentive Plan, as it may deem advisable.

No Re-pricing

The Committee may not, without prior approval of the stockholders of Jet.AI, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Omnibus Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of Jet.AI is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Omnibus Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of Jet.AI Common Stock available for issuance under the Omnibus Incentive Plan is 394,329 shares. This limit is also the limit on the number of incentive stock options that may be granted under the Omnibus Incentive Plan.

Shares that are issued under the Omnibus Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Omnibus Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Omnibus Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Omnibus Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Omnibus Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Omnibus Incentive Plan and will be available again for grant under the Omnibus Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Omnibus Incentive Plan. Any shares related to awards granted under the Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Omnibus Incentive Plan. Any shares repurchased by Jet.AI on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Jet.AI or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Omnibus Incentive Plan. The shares available for issuance under the Omnibus Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of Common Stock of Jet.AI, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Omnibus Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

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Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Jet.AI or any of its subsidiaries. A “consultant” for purposes of the Omnibus Incentive Plan is one who renders services to Jet.AI or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Omnibus Incentive Plan will permit Jet.AI to grant non-statutory and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock of Jet.AI at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Omnibus Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Jet.AI or its subsidiaries. Each stock option granted under the Omnibus Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Omnibus Incentive Plan must be at least 100% of the fair market value of a share of Common Stock of Jet.AI as of the date the award is granted to a participant. Fair market value under the Omnibus Incentive Plan means, unless otherwise determined by the Committee, the closing sale price of Common Stock of Jet.AI, as reported on Nasdaq, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our Common Stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the board may determine. The grant price of a SAR must be at least 100% of the fair market value of our Common Stock on the date of grant. The board fixes the term of each SAR, but SARs granted under the Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units. Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units, or DSUs, may be granted under the Omnibus Incentive Plan. A restricted stock award is an award of Common Stock of Jet.AI that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of Common Stock or the equivalent value in cash or other property at a future time as determined by the board. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

Performance Awards. Performance awards, in the form of cash, shares of Common Stock of Jet.AI, other awards or a combination of both, may be granted under the Omnibus Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Committee retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

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Non-Employee Director Awards; Limit on Non-Employee Director Compensation. The Committee at any time and from time-to-time may approve resolutions providing for the automatic or other grant to non-employee directors of awards. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Omnibus Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Under the Omnibus Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards. Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents. With the exception of stock options, SARs, and unvested performance awards, awards under the Omnibus Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of Common Stock of Jet.AI covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional shares of Common Stock of Jet.AI by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Omnibus Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between Jet.AI and a participant. If a participant’s employment or other service with Jet.AI is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Jet.AI is terminated by reason of death, disability or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

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In the event a participant’s employment or other service with Jet.AI is terminated by reason other than for cause, death, disability or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Jet.AI or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Omnibus Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Jet.AI or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Omnibus Incentive Plan, all rights of the participant under the Omnibus Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Jet.AI, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Jet.AI may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. Jet.AI is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if Jet.AI is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Jet.AI for the amount of any award received by such individual under the Omnibus Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Jet.AI also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which Common Stock of Jet.AI is then listed or traded or any policy adopted by Jet.AI.

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Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from Jet.AI, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock of Jet.AI;

●	The consummation of a reorganization, merger or consolidation of Jet.AI with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of Jet.AI immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of Jet.AI or the sale or other disposition of all or substantially all of the assets of Jet.AI.

Subject to the terms of the applicable award agreement or an individual agreement between Jet.AI and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of Jet.AI subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to Jet.AI by the holder, to be immediately cancelled by Jet.AI, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding Jet.AI or a combination of both cash and such shares of stock.

Governing Law; Mandatory Jurisdiction

Except to the extent as provided in the Omnibus Incentive Plan, the validity, construction, interpretation, administration and effect of the Omnibus Incentive Plan and any rules, regulations and actions relating to the Omnibus Incentive Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an applicable award agreement, Jet.AI and recipients of an award under the Incentive Plan irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Omnibus Incentive Plan or any related award agreement, with such jurisdiction and venue selected by and at the sole discretion of Jet.AI.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Omnibus Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Omnibus Incentive Plan, but awards outstanding upon termination of the Omnibus Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Omnibus Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Omnibus Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Omnibus Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Omnibus Incentive Plan will be effective without approval of Jet.AI’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock of Jet.AI is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Omnibus Incentive Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the Omnibus Incentive Plan; (ii) increase the aggregate number of shares of common stock of Jet.AI issued or issuable under the Omnibus Incentive Plan; or (iii) reduce the minimum exercise price or grant price as set forth in the Omnibus Incentive Plan. No termination, suspension or amendment of the Omnibus Incentive Plan or an award agreement shall adversely affect any award previously granted under the Omnibus Incentive Plan without the written consent of the participant holding such award.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Related Party Transactions Subsequent to the Business Combination

Bridge Agreement

On September 11, 2023, the Company entered into the Bridge Agreement to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements. The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement. Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he has agreed to waive any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default . The Bridge Agreement is described further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Overview – Bridge Agreement.”

Oxbridge Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of Oxbridge in exchange for issuance of 2,875,000 Class B Ordinary Shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of Oxbridge’s initial Business Combination and are subject to certain transfer restrictions.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which Oxbridge completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, Oxbridge consummated the Private Placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Partners at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim Partners have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Oxbridge’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by Oxbridge and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim Partners or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Oxbridge does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On April 19, 2021, the Sponsor agreed to loan Oxbridge an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of December 31, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

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Extension Amendment Proposal and Promissory Note

On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the Trust Account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an Initial Business Combination, or (b) the date of the liquidation of Oxbridge.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of Oxbridge’s officers and directors may, but are not obligated to, loan Oxbridge funds as may be required (“Working Capital Loans”). If Oxbridge completes a Business Combination, Oxbridge would repay the Working Capital Loans. In the event that a Business Combination does not close, Oxbridge may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2022 and 2021, Oxbridge did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, Oxbridge agreed to pay its Sponsor a total of up to $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or Oxbridge’s liquidation, Oxbridge will cease paying these monthly fees. For the year ended December 31, 2022, and for the period ending December 31, 2021, Oxbridge paid $100,000 and $50,000, respectively, to the Sponsor under the Administrative Services Agreement.

Jet Token’s Related Party Transactions

From time to time, related parties made payments on Jet Token’s behalf or advance cash to Jet Token for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2022 and 2021, Michael Winston, Jet Token’s Founder and Executive Chairman, advanced a total of $42,000 and $200,196, respectively, to Jet Token in the form of a non-interest-bearing loan. As of December 31, 2022 such advances had been fully repaid.

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USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of our Common Stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

The selling stockholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We may receive up to approximately $18.7 million aggregate gross proceeds from the exercise of the GEM Warrant if it is exercised for cash rather than on a cashless basis and up to $40.0 million from any sales we make to GEM pursuant to the Share Purchase Agreement, assuming we draw down the full amount available. The net proceeds from sales, if any, under the Share Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to GEM after the date of this prospectus. We expect to use the net proceeds from the GEM Warrant and the sale of Common Stock under the Share Purchase Agreement for general corporate purposes.

We may receive up to approximately $66.2 million aggregate gross proceeds from the exercise of the Private Placement Warrants if such warrants are exercised for cash rather than on a cashless basis.

We would receive up to an aggregate of approximately $132.1 million from the exercise of the JTAIW Warrants, assuming the exercise in full of all of the warrants for cash.

We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, in the case of the Private Placement Warrants and JTAIW Warrants, or $8.60 per share in the case of the GEM Warrant, we believe holders of the Warrants will be unlikely to exercise them.

We intend to use the proceeds from any exercise of Warrants for cash and from our sales of shares to GEM pursuant to the Share Purchase Agreement for general corporate and working capital purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell at prevailing market prices or privately negotiated prices.

DIVIDEND POLICY

The Company has not paid dividends on the Jet.AI Common Stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors. It is the present intention of the Company’s Board of Directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Oxbridge’s ordinary shares and public warrants were historically traded on Nasdaq under the symbols “OXAC” and “OXACW”, respectively. The Common Stock, Jet.AI Warrants and Merger Consideration Warrants began trading on The Nasdaq Stock Market LLC under the new trading symbols “JTAI,” “JTAIW” and “JTAIZ,” respectively, on August 11, 2023.

The Oxbridge units automatically separated into their component securities upon consummation of the Domestication and, as a result, no longer trade as an independent security. As of the Closing Date and following the completion of the Business Combination, the Company had 8,715,043 shares of Jet.AI Common Stock issued and outstanding held of record by 32,232 holders, 17,249,334 Jet.AI Warrants outstanding held of record by 3 holders and 7,196,375 Merger Consideration Warrants outstanding held of record by 32,227 holders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Jet.AI Common Stock as of December 15, 2023, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Jet.AI Common Stock upon the Closing of the Business Combination;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s executive officers and directors as a group upon the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Jet.AI Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 9,164,364 shares of Jet.AI Common Stock issued and outstanding as of December 15, 2023 and other than as noted below.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Executive Officers:	—	—
Michael D. Winston, CFA(2)	6,637,939	50.1
George Murnane(3)	1,129,538	12.3
William L. Yankus	—	—
Wrendon Timothy	—	—
Patrick McNulty(4)	105,272	1.1
Lt. Col. Ran David(5)	174,945	1.9
Jeffrey Woods	—	—
Ehud Talmor(6)	144,000	1.6
All Directors and Executive Officers as a group (8 individuals)	8,191,694	61.9
Five Percent Holders:
OAC Sponsor Ltd. (7)	7,830,000	55.7
Michael D. Winston(2)	6,637,939	50.1
Entities Affiliated with Meteora Capital(8)	548,127	6.1
Maxim Partners LLC (9)	1,360,200	13.6

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Jet.AI Inc., 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.
(2)	Includes 4,076,288 shares of Jet.AI Common Stock issuable upon the exercise of Merger Consideration Warrants within 60 days of December 15, 2023.
(3)	Includes 1,129,528 shares of Jet.AI Common Stock issuable upon the exercise of vesting options within 60 days of December 15, 2023 and 6 shares of Jet.AI Common Stock issuable upon the exercise of Merger Consideration Warrants within 60 days of December 15, 2023.
(4)	Includes 105,262 shares of Jet.AI Common Stock issuable upon the exercise of vesting options within 60 days of December 15, 2023 and 6 shares of Jet.AI Common Stock issuable upon the exercise of Merger Consideration Warrants within 60 days of December 15, 2023.
(5)	Includes 174,945 shares of Jet.AI Common Stock issuable upon the exercise of vesting options within 60 days of December 15, 2023.
(6)	Includes 144,000 shares of Jet.AI Common Stock issuable upon the exercise of vesting options within 60 days of December 15, 2023.
(7)	Includes 2,875,000 shares of Common Stock, 4,897,500 shares of Common Stock issuable upon exercise of the Private Placement Warrants and 57,500 shares of Common Stock issuable upon conversion of Series A-1 Preferred Shares. OAC Sponsor Ltd. is the record holder of the shares reported herein. Our director, Wrendon Timothy, has a direct or indirect membership interest in OAC Sponsor Ltd. OAC Sponsor Ltd. is governed and controlled by a board of directors of 3 members, Jay Madhu, Wrendon Timothy, and Jason Butcher. Each director has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by a majority comprised of two or more individuals of a three-member (or greater) board, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to OAC Sponsor Ltd. Based on the foregoing, no director exercises voting or dispositive control over any of the securities held by OAC Sponsor Ltd. Accordingly, Mr. Timothy will not be deemed to have or share beneficial ownership of such shares and, for the avoidance of doubt expressly disclaims any such beneficial interest to the extent of any pecuniary interest he may have therein, directly or indirectly.
(8)	Represents shares held by Meteora Capital, LLC, a Delaware limited liability company (“Meteora Capital”) and Mr. Vik Mittal (“Mr. Mittal”), with respect to the shares of Common Stock held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the “Meteora Funds”). Mr. Mittal serves as the Managing Member of Meteora Capital. The address of the business office of each of Meteora Capital and Mr. Mittal is 1200 N. Federal Highway, Ste. 200, Boca Raton, FL 33432.
(9)	Includes 385,000 shares of Common Stock, 112,700 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and 862,500 shares issuable upon exercise of Private Placement Warrants. The address of Maxim Partners LLC is /o Maxim Group, LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

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SELLING STOCKHOLDERS

The selling stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “selling stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the selling stockholders’ interest in the Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the selling stockholders concerning the Common Stock that may be offered from time to time by each selling stockholder pursuant to this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the selling stockholders. Any changed or new information given to us by the selling stockholders, including regarding the identity of, and the securities held by, each selling stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A selling stockholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Other than as described below or elsewhere in this prospectus, none of the selling stockholders has any material relationship with us or any of our predecessors or affiliates.

The number of shares Common Stock beneficially owned by the selling stockholders is determined under rules promulgated by the SEC. Beneficial ownership assumes the exercise of any warrant shares held by the selling stockholder.

Name and address of selling stockholder	Number of Shares Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering (1)

Maxim Partners LLC (2)	1,372,500	1,372,500	-
Meteora Capital Partners, LP (3)	206,713	206,713	-
Meteora Select Trading Opportunities Master, LP (3)	320,384	320,384	-
Meteora Strategic Capital, LLC (3)	21,030	21,030	-
GEM Yield Bahamas Limited (4)	22,579,447	22,579,447	-
OAC Sponsor Ltd. (5)	7,830,000	7,830,000	-

(1)	Assumes that each selling stockholder will sell all shares offered by it under this prospectus.

(2)	Total shares owned includes (a) 385,000 shares of Common Stock, (b) 112,700 shares of Common Stock issuable upon conversion of Series A Preferred Shares, (c) up to 12,300 Shares of Common Stock issuable upon conversion of PIK Shares that may be issued in the future and (d) 862,500 shares of Common Stock issuable upon exercise of Private Placement Warrants. The address for Maxim Partners LLC is c/o Maxim Group, LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

(3)	Total shares owned includes additional shares of Common Stock issued to Meteora on August 31, 2023 pursuant to the Forward Purchase Agreement Confirmation Amendment. The address of the business office of each of the Meteora entities is 1200 N. Federal Highway, Ste. 200, Boca Raton, FL 33432.

(4)	Total shares owned consists of (a) 2,179,447 shares of Common Stock issuable upon exercise of the GEM Warrant, (b) up to 400,000 shares of Common Stock issuable to GEM after the date of this prospectus in lieu of paying a commitment fee of $800,000 to GEM pursuant to the Share Purchase Agreement and (c) up to 20,000,000 shares of Common Stock that we may, in our discretion, elect to issue and sell to GEM, from time to time after the date of this prospectus, pursuant to the Share Purchase Agreement in which GEM has committed to purchase from us, at our direction, up to $40,000,000 of our Common Stock, subject to the terms and conditions contained in the Share Purchase Agreement. The address of GEM Yield Bahamas Limited is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas.

(5)	Total shares owned consists of (a) 2,875,000 shares of Common Stock, (b) 57,500 shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares, and (c) 4,897,500 shares of Common Stock issuable upon exercise of Private Placement Warrants. The address for Sponsor is Suite 201, 42 Edward Street, George Town, Grand Cayman, Cayman Islands, KY1-9006.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (the “Selling Stockholders”), may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities, unless they are contractually bound not to:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Compliance with the Exchange Act, including Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person.

GEM

The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during its term, which is 36 months from the Closing. In addition, we may, from time to time and at our sole discretion direct GEM to purchase shares of our Common Stock in amounts up to the Aggregate Limit. The purchase price per share is based on the market price of our Common Stock at the time of sale as computed under the Share Purchase Agreement. Neither we nor GEM may assign or transfer our rights and obligations under the Share Purchase Agreement, provided that GEM may assign its rights and obligations under the Share Purchase Agreement to certain affiliates.

GEM is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus to GEM. We have agreed to indemnify GEM and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. GEM has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by GEM specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised GEM that it is required to comply with Regulation M and GEM has agreed in the Share Purchase Agreement to comply with such regulation, among other provisions of the Securities Act and the Exchange Act. In particular, GEM has covenanted that neither GEM nor any of its affiliates nor any entity managed by GEM will, directly or indirectly, sell any securities of the Company except the shares of Common Stock that it owns or has the right to purchase pursuant to the provisions of the Share Purchase Agreement. GEM also agrees that for a period of 3 years from the closing of the Business Combination (the “Investment Period”) neither GEM nor any of its affiliates nor any entity managed by GEM will, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) of the Common Stock, whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the shares of the Common Stock, or do any of the foregoing with respect to any security that includes, relates to, or derives any significant part of its value from the Common Stock or otherwise seek to hedge its position in the Common Stock. In addition, during the Investment Period and on a daily trading day basis, GEM agreed to restrict the volume of sales of shares of Common Sotck by GEM and, its affiliates and any entity managed by GEM to no more than 1/30th of the number of shares of Common Stock that it purchases pursuant to any drawdown.

GEM further agreed that during the Investment Period, in connection with any sale of the Company’s securities, GEM will comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act, where applicable. With certain exceptions, Regulation M precludes GEM, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by GEM pursuant to this prospectus.

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DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

The Company is authorized to issue 59,000,000 shares of capital stock, consisting of two classes: 55,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock, of which 1,127 are designated as Series A Preferred Shares and 575 are designated as Series A-1 Preferred Shares. As of December 15, 2023, the Company had the following outstanding securities:

●	9,164,364 shares of Jet.AI Common Stock;
●	17,249,334 JTAIW Warrants and Private Placement Warrants, each exercisable for one share of Common Stock at a price of $11.50;
●	7,196,375 Merger Consideration Warrants, each exercisable for one share of Common Stock at a price of $15.00;
●	the GEM Warrant, exercisable for up to 2,179,447 shares of Common Stock at a price of $8.60 per share;
●	1,127 Series A Preferred Shares; and
●	575 Series A-1 Preferred Shares.

Common Stock

Voting Rights

The Certificate of Incorporation provides that, except as otherwise expressly provided by the Certificate of Incorporation or as provided by law, the holders of Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock shall have the right to one vote per share of Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, shares of Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Jet.AI Board out of any assets of Jet.AI legally available therefor.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Jet.AI, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of Jet.AI available for distribution to its stockholders.

Other Rights

The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of Preferred Stock that Jet.AI may issue in the future.

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Preferred Stock

Series A Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designation of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and other terms relating to the Series A Preferred Shares. The Series A Preferred Shares are a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation. Subject to certain exceptions, so long as any Series A Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A Preferred Shares, Common Stock or any other shares of stock junior to the Series A Preferred Shares.

Each Series A Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A Original Purchase Price”), and the holders of the Series A Preferred Shares (the “Series A Holders”) will be entitled to cumulative dividends at the annual rate of 8% of the Liquidation Preference, payable quarterly commencing on September 1, 2023. Dividends may be paid in cash or, in whole or in part, in shares of Common Stock (“PIK Shares”). If dividends are paid in PIK Shares, the PIK Shares will be valued at the closing price of such securities on the trading day prior to the date the dividend is declared by the Board of Directors. The Company’s Board of Directors has authorized the Company, to the extent the payment of dividends is permitted under Delaware law, for the foreseeable future, to pay dividends in PIK Shares.

The Series A Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A Holders will be entitled to a number of votes equal to the number of votes such Series A Holder would have had if all Series A Preferred Shares held by such Series A Holder had been converted into shares of Jet.AI Common Stock. So long as any Series A Preferred Shares are outstanding, the affirmative vote or consent of the Series A Holders of at least 90% of the outstanding Series A Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A Dividend Junior Stock, Series A Liquidation Junior Stock, Series A Qualifying Merger Junior Stock or Series A Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A Holders may convert their Series A Preferred Shares at any time into a number of shares of Common Stock equal to the quotient of the Series A Original Purchase Price divided by a conversion price, which is initially set at $10.00 and is subject to certain adjustments including customary anti-dilution adjustments (the “Conversion Price”); provided, however, in no event shall outstanding Series A Preferred Shares be converted into more than 19.99% of the outstanding shares of Jet.AI Common Stock.

The Company may, subject to certain conditions, cause the outstanding Series A Preferred Shares to be redeemed in cash at the “Series A Redemption Price” which is the Series A Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A Preferred Shares. The Company must redeem all the Series A Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; provided that the outside date for redemption shall be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares.

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The foregoing description of the Series A Certificate of Designation is qualified by reference to the full text of the Series A Certificate of Designation, a copy of which is filed as Exhibit 3.3 to the registration statement of which this prospectus forms a part.

Series A-1 Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designation of Series A-1 Convertible Preferred Stock with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and other terms relating to the Series A-1 Preferred Shares. The Series A-1 Preferred Shares is a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation but junior to the Series A Preferred Shares. Subject to certain exceptions, so long as any Series A-1 Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A-1 Preferred Shares, Common Stock or any other shares of stock junior to the Series A-1 Preferred Shares.

Each Series A-1 Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A-1 Original Purchase Price”), and commencing on the six month anniversary of the original issuance date the Series A-1 Preferred Shares, the holders of the Series A-1 Preferred Shares (the “Series A Holders”) will be entitled to cumulative dividends at the annual rate of 5% of the Liquidation Preference, payable quarterly commencing on and including April 1, 2024 (but, with respect to any Series A-1 Preferred Shares outstanding on or after the six month anniversary date of their original issuance date, dividends will be deemed to have accrued as of August 10, 2023).

The Series A-1 Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A-1 Holders will be entitled to a number of votes equal to the number of votes such Series A-1 Holder would have had if all Series A-1 Preferred Shares held by such Series A-1 Holder had been converted into shares of Jet.AI Common Stock. So long as any Series A-1 Preferred Shares are outstanding, the affirmative vote or consent of the Series A-1 Holders of at least 90% of the outstanding Series A-1 Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A-1 Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A-1 Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A-1 Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A-1 Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A-1 Dividend Junior Stock, Series A-1 Liquidation Junior Stock, Series A-1 Qualifying Merger Junior Stock or Series A-1 Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A-1 Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A-1 Holders may convert their Series A-1 Preferred Shares at any time into a number of shares of Jet.AI Common Stock equal to the quotient of the Series A-1 Original Purchase Price divided by a conversion price, which is initially set at $10.00 and is subject to certain adjustments including customary anti-dilution adjustments (the “Conversion Price”); provided, however, in no event shall outstanding Series A-1 Preferred Shares be converted into more than 19.99% of the outstanding shares of Common Stock.

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The Company may, subject to certain conditions, cause the outstanding Series A-1 Preferred Shares to be redeemed in cash at the “Series A-1 Redemption Price” which is the Series A-1 Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A-1 Preferred Shares. The Company must redeem all Series A-1 Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; provided that the outside date for redemption shall be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares and an additional 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A-1 Preferred Shares.

The foregoing description of the Series A-1 Certificate of Designation is qualified by reference to the full text of the Series A-1 Certificate of Designation, a copy of which is filed as Exhibit 3.4 to the registration statement of which this prospectus forms a part.

Warrants

JTAIW Warrants

The JTAIW Warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the Oxbridge Units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO; provided in each case that we have an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or any other Initial Business Combination or earlier upon redemption or liquidation. In addition, if we issue additional Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Oxbridge Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

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Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Jet.AI Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants for Common Stock:

●	in whole and not in part;

●	at a price equal to a number of shares of Common Stock to be determined by reference to an agreed upon table based on the redemption date and the “fair market value” of the Common Stock, where the “fair market value” of the Common Stock means the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Jet.AI Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Pursuant to the terms of the Warrant Agreement, if we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”) and will mail the notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on our registration books. In addition, we will issue a press release and file a current report on Form 8-K with the SEC containing notice of redemption. We are not contractually obligated to notify investors when our warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the warrants for redemption, unless and until we elect to redeem such warrants pursuant to the terms of the Warrant Agreement.

In no event will we be required to net cash settle any warrant. If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period and we liquidate the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Private Placement Warrants

The private placement warrants are identical to the public warrants underlying the Oxbridge Units sold in the IPO, except that the private placement warrants and the Common Stock issuable upon exercise of the private placement warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other Initial Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by Oxbridge and exercisable by such holders on the same basis as the public warrants.

Merger Consideration Warrants

The Merger Consideration Warrants are substantially similar to the public warrants underlying the Oxbridge Units sold in the IPO, except that the Merger Consideration Warrants will become exercisable upon completion of the Business Combination, have an exercise price of $15.00 per share, subject to adjustments, and will expire ten years after the completion of the Business Combination or earlier upon redemption or liquidation. In addition, the Merger Consideration Warrants do not provide for any adjustments to the exercise price for the Newly Issued Price and are not subject to redemption by Jet.AI.

In no event will Jet.AI be required to net cash settle any warrant. Upon exercise of the Merger Consideration Warrants, in lieu of any fractional share of Common Stock to which any holder would otherwise be entitled, Jet.AI’s exchange agent shall round up or down to the nearest whole share of Common Stock with a fraction of 0.5 rounded up.

GEM Warrant

The GEM Warrant entitles GEM to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing. The GEM Warrant will have a term of three years. The exercise price of the GEM Warrant will be $8.60 per share, subject to adjustment. See the subsection entitled “Prospectus Summary– Share Purchase Agreement” for a description of the GEM Warrant.

99

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by CrowdCheck Law LLP, of Washington, D.C.

EXPERTS

The consolidated financial statements of Jet Token as of December 31, 2022 and 2021 included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Oxbridge as of December 31, 2022 and 2021 included in this prospectus have been audited by Hacker Johnson & Smith P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to Oxbridge’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of Common Stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the SEC. You can find the Company’s SEC filings at the SEC’s website at http://www.sec.gov.

Our Internet address is www.jet.ai. Information contained on our website is not part of this prospectus. Our SEC filings (including any amendments) will be made available free of charge on www.sec.gov, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Jet.AI Inc., Attention: Investor Relations, 10845 Griffith Peak Dr. Suite 200, Las Vegas, Nevada 89135, telephone 866-694-0014.

100

JET.AI INC.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of Oxbridge Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2022 and 2021 (as restated)	F-3
Statement of Operations for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-4
Statement of Changes in Shareholders Deficit for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-5
Statement of Cash Flows for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-6
Notes to the Consolidated Financial Statements	F-7

Financial Statements of Jet.AI Inc.
Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022 (unaudited)	F-22
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)	F-23
Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)	F-24
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2023 and 2022 (unaudited)	F-26
Notes to the Consolidated Financial Statements (unaudited)	F-27

Consolidated Financial Statements of Jet Token Inc.
Report of Independent Registered Public Accounting Firm	F-43
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-44
Consolidated Statements of Operations for the years ended December 31, 2022 and 2021	F-45
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2022 and 2021	F-46
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-47
Notes to the Consolidated Financial Statements	F-48

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Oxbridge Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Oxbridge Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021 (as restated), the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 12, 2021 (inception) through December 31, 2021 (as restated), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 (as restated), and the results of its operations and its cash for the year ended December 31, 2022 and the period from April 12, 2021 (inception) through December 31, 2021 (as restated), in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ HACKER JOHNSON & SMITH PA

Hacker Johnson & Smith PA

We have served as the Company’s auditor since 2021.

Tampa, Florida

February 22, 2023

PCAOB ID #400

F-2

OXBRIDGE ACQUISITION CORP.

Balance Sheets

	December 31,	December 31,
	2022	2021
		(as restated)
Assets
Current assets
Cash	$211,718	$614,395
Accrued interest, prepaid expenses and other receivables	3,593	81
Total current assets	215,311	614,476
Marketable securities held in Trust Account	12,834,629	116,725,000
Total Assets	$13,049,940	$117,339,476

Liabilities and Shareholders’ Deficit
Current liabilities
Due to affiliates	$3,861	$-
Accrued expenses	97,981	18,000
Total current liabilities	101,842	18,000
Promissory note payable	575,000	-
Deferred underwriting commissions	4,025,000	4,025,000
Derivative warrant liabilities	369,902	7,069,300
Total liabilities	5,071,744	11,112,300

Commitments and Contingencies
Class A ordinary shares; 1,186,952 (2021:11,500,000) shares subject to possible redemption (at redemption value)	12,834,629	116,725,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 4,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 115,000 (2021: 115,000) issued and outstanding (excluding 1,186,952 (2021: 11,500,000) shares subject to possible redemption)	-	-
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital, net of offering costs	-	-
Accumulated Deficit	(4,856,721)	(10,498,112)
Total shareholders’ deficit	(4,856,433)	(10,497,824)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$13,049,940	$117,339,476

The accompanying notes are an integral part of financial statements.

F-3

OXBRIDGE ACQUISITION CORP.

Statements of Operations

	Year Ended December 31, 2022	Period from April 12, 2021 (inception) through December 31, 2021
		(as restated)
Expenses
General and administrative expenses	$(487,072)	$(85,515)
Loss from operations	(487,072)	(85,515)
Change in fair value of warrant liabilities	6,699,398	(3,456,800)
Other income
Other interest income	4,065	443
Interest earned on marketable securities held in trust account	959,589	-
Net income (loss)	$7,175,980	$(3,541,872)
Earnings (loss) per share:
Basic weighted average shares outstanding	13,133,764	14,490,000
Diluted weighted average shares outstanding	13,133,764	14,490,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$(0.244)

The accompanying notes are an integral part of financial statements.

F-4

OXBRIDGE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM APRIL 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021 (as restated)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – April 12, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to Sponsor	-	-	2,875,000	288	24,712	-	25,000
Issuance of Class A ordinary shares (net of offering costs)	11,615,000	1,161	-	-	103,983,884	-	103,985,045
Issuance of private placement warrants	-	-	-	-	5,760,000	-	5,760,000
Class A Ordinary shares reclassified to Commitments subject to possible redemption	(11,500,000)	(1,161)	-	-	(101,227,174)	-	(101,228,335)
Accretion for Class A Ordinary Shares to redemption amount					(8,541,422)	(6,956,240)	(15,497,662)
Net loss	-	-	-	-	-	(3,541,872)	(3,541,872)
Balance - December 31, 2021 (as restated)	115,000	$-	2,875,000	$288	$-	$(10,498,112)	$(10,497,824)

Accretion for Class A Ordinary Shares to redemption amount	-	-	-	-	-	(1,534,589)	(1,534,589)
Net income	-	-	-	-	-	7,175,980	7,175,980
Balance - December 31, 2022	115,000	$-	2,875,000	$288	$-	$(4,856,721)	$(4,856,433)

The accompanying notes are an integral part of financial statements.

F-5

OXBRIDGE ACQUISITION CORP.

Statements of Cash Flows

		Period from
		April 12, 2021
	Year ended December 31, 2022	(inception) through December 31, 2021
		(as restated)

Cash flows from Operating Activities:
Net income (loss)	$7,175,980	$(3,541,872)
Adjustments to reconcile net income to cash used in operating activities
Change in fair value of warrant liabilities	(6,699,398)	3,456,800
Income earned on marketable securities held in Trust Account	(959,589)	-

Changes in operating assets and liabilities:
Accrued interest receivable	-	(81)
Prepaid expenses and other receivables	(3,512)	-
Due to affiliates	3,861	45,833
Accrued expenses	79,981	18,000
Net cash used in operating activities	$(402,677)	$(21,320)

Cash flows from Investing Activities:
Proceeds from liquidation of marketable securities held in Trust Account	105,424,960	-
Investment in Trust Account	(575,000)	(116,725,000)
Net cash provided by (used in) investing activities	$104,849,960	$(116,725,000)

Cash flows from Financing Activities:
Redemption of 10,313,048 Class A Ordinary Shares	(105,424,960)	-
Proceeds from issuance of promissory note	575,000	-
Proceeds from issuance of Class B ordinary shares	-	25,000
Proceeds from issuance of private placement warrants	-	5,760,000
Proceeds from issuance of units (net of offering costs)	-	111,575,715
Net cash (used in) provided by financing activities	$(104,849,960)	$117,360,715

Net Change in Cash	(402,677)	614,395
Cash – Beginning of period	614,395	-
Cash – Ending of period	$211,718	$614,395

Supplemental disclosure of non-cashflow information
Deferred underwriting commissions in connection with the initial public offering	$-	$4,025,000
Derivative warrant liabilities issued in connection with the initial public offering	$-	$3,612,500
Accretion for Class A ordinary shares to redemption amount	$1,534,589	$15,497,662

The accompanying notes are an integral part of financial statements.

F-6

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations

Oxbridge Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 12, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 12, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering” or “IPO”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021. On August 16, 2021, the Company consummated its IPO of 10,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of $3,500,000 in deferred underwriting commissions. The underwriter exercised the over-allotment option in full and on August 16, 2021, purchased an additional 1,500,000 units (the “Over-Allotment Units”), generating additional gross proceeds of $15,000,000 (the “Over-Allotment”), and incurring additional offering costs of $825,000, inclusive of $525,000 of deferred underwriting commissions (Note 5).

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,760,000 warrants to the Sponsor and Maxim Group, LLC (“Maxim”), the underwriter in our Initial Public Offering (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $5,760,000, which is discussed in Note 4. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $116,725,000 ($10.15 per Unit) of the net proceeds of the Initial Public Offering and certain proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and may be invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

F-7

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

The Company will provide the holders (the “Public Shareholders”) of its Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (anticipated to be approximately $11.07 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting in favor of the business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, as amended (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholder (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholder have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor (the “Initial Shareholder”) officers and directors have agreed not to propose an amendment to Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by August 16, 2023, as described in more detail in the prospectus for the IPO) (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

F-8

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Initial Shareholder, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholder or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. Maxim has agreed to waive their rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately $11.07 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022 the Company had cash of approximately $212,000 and a working capital of approximately $110,000 to satisfy the Company’s liquidity needs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

F-9

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance GAAP, management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 16, 2023.

Management’s plans to address this need for capital through potential loans from certain of our affiliates. However, our affiliates are not obligated to make loans to us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near-term relates to the fair value of the derivative warrant liabilities. Although considerable variability is likely to be inherent in this estimate, management believes that the amounts provided are reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022, the Company had approximately $212,000 of cash and cash equivalents.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

F-11

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 17,260,000 warrants issued on August 16, 2021 in connection with the IPO and the Private Placement (including the 11,500,000 warrants included in the Units and the 5,760,000 Private Placement Warrants) are recognized as derivative liabilities in accordance with ASC 815. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Black-Scholes option pricing model and subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants beginning from December 31, 2021, and through to December 31, 2022. The fair value of the Private Warrants has been estimated initially and subsequently, as of December 31, 2022, using a version of the Black-Scholes option pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

Class A Ordinary Shares Subject to Possible Redemption

As of December 31, 2022, there were 1,301,952 Class A ordinary shares issued or outstanding. The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and be subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, 1,186,952 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Earnings (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Earnings (Loss) per ordinary share is computed by dividing earnings (loss) by the weighted average number of ordinary shares outstanding during the period.

The Company has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income/loss of the Company. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company due to the exercise price exceeding the average market price of the Company’s ordinary share during the year ended December 31, 2022. As a result, diluted earnings per share is the same as basic earnings per share for the year ended December 31, 2022.

At December 31, 2021, due to net loss the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of the Company. As a result, diluted loss per share is the same as basic loss per share for the period ended December 31, 2021.

The following table reflects the calculation of basic and diluted net earnings (loss) per share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from April 12, 2021 (Inception) Through December 31, 2021 (as restated)
	Class A	Class B	Class A	Class B
Basic and diluted earnings (loss) per ordinary share
Numerator:
Allocation of net earnings (loss)	$5,605,148	$1,570,832	$(2,839,120)	$(702,753)
Denominator:
Basic and diluted weighted average shares outstanding	10,258,764	2,875,000	11,615,000	2,875,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$0.546	$(0.244)	$(0.244)

F-12

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Reclassifications

Any reclassifications of prior year amounts have been made to conform to the current period presentation.

F-13

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 3—Initial Public Offering

On August 16, 2021, the Company consummated its IPO of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of approximately $3,500,000 in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On August 16, 2021, Maxim exercised the over-allotment option in full and, purchased an additional 1,500,000 Over-Allotment Units, generating additional gross proceeds of $15,000,000, and incurring additional offering costs of $825,000, inclusive of approximately $525,000 of deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 2,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The Initial Shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of an 5,760,000 Private Placement Warrants to the Sponsor and Maxim at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor and Maxim or their respective permitted transferees.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

F-14

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 4—Related Party Transactions (continued)

Related Party Loans

On April 19, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of September 30, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2022, the Company did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, the Company agreed to pay its Sponsor a total of up to $10,000 per month, for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, and for the period ending December 31, 2021, the Company recorded expenses of $100,000 and $50,000, respectively, to the Sponsor under the Administrative Services Agreement.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, the Company held an extraordinary general meeting (the “EGM”) of shareholders. At the EGM, the Company’s shareholders were presented the proposals to extend the date by which the Company must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Board of Directors) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. The Company filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The sponsor has agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the sponsor, in connection with the Extension Loan. The Extension Loan will be deposited into the trust account on or around November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of the Company.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-15

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 5—Commitments and Contingencies (continued)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On August 16, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $2.0 million in the aggregate (or $2.3 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the IPO. In addition, $0.35 per unit, or approximately $3.5 million in the aggregate (or approximately $4.03 million in the aggregate if the underwriters’ over-allotment option was exercised in full) was payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Annual Report on Form 10-K and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this Annual Report on Form 10-K.

Note 6 – Derivative Warrant Liabilities

As of December 31, 2022, the Company had 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants, outstanding.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption

F-16

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

F-17

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Initial Shareholders or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company has accounted for the 17,260,000 warrants issued in connection with the IPO (including 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. For the year ended December 31, 2022 and the period from April 12, 2021 (inception) to December 31, 2021, the Company recognized a gain (loss) on revaluation of approximately $6.7 million and ($3.5 million), respectively.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined using Black-Scholes option pricing model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

F-18

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of the initial issuance date, December 31, 2022 and 2021, by level within the fair value hierarchy:

	Fair Value Measurements Using
At December 31, 2022	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$368,000	$-	$-	$368,000
Warrant liabilities - private warrants	-	-	1,902	1,902
Total	$368,000	$-	$1,902	$369,902

	Fair Value Measurements Using
At December 31, 2021	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$4,655,200	$-	$-	$4,655,200
Warrant liabilities - private warrants	-	-	2,414,100	2,414,100
Total	$4,655,200	$-	$2,414,100	$7,069,300

The Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were initially and subsequently measured at fair value using a Black-Scholes option pricing model. The subsequent measurement of the Public Warrants as of December 31, 2022, and December 31, 2021, are classified as Level 1 due to the use of an observable market quote in an active market.

The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of earnings. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. Inherent in the Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical volatility of its stock price. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The Company used the modified extension date deadline of August 16, 2023, to determine the estimated life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022. There were no transfers between Levels 1, 2 or 3 during the period from April 12, 2021 (inception) through December 31, 2021, other than the transfer of public warrants liabilities from Level 3 to Level 1.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for private placement warrants at their measurement dates:

	At December 31, 2022	At December 31, 2021

Share price	$10.45	$9.90
Exercise price	$11.5	$11.5
Expected dividend yield	0%	0%
Expected volatility	2.97%	24.01%
Risk-free interest rate	4.85%	0.54%
Expected life (in years)	0.67	0.98

F-19

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements (continued)

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

	Private Placement Warrants	Public Warrants	Warrant Liabilities

Fair value of Level 3 warrants at January 1, 2022	$2,414,100	$-	$2,414,100
Change in valuation inputs or other assumptions	(2,412,198)	-	(2,412,198)
Fair value of Level 3 warrants at December 31, 2022	$1,902	$-	$1,902

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement Warrants	Public Warrants	Total Warrant Liabilities

Fair value as of January 1, 2022	$2,414,100	$4,655,200	$7,069,300
Change in valuation inputs or other assumptions	(2,412,198)	(4,287,200)	(6,699,398)
Fair value as of December 31, 2022	$1,902	$368,000	$369,902

Note 8—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 4,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 1,301,952 and 11,615,000, respectively, Class A ordinary shares outstanding, of which 1,186,952 and 11,500,000, respectively, has been classified as temporary equity due to its redeemable nature.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At December 31, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by applicable law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.

F-20

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 8—Shareholders’ Deficit (continued)

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-21

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$903,909	$1,527,391
Accounts receivable	205,977	223,954
Other current assets	157,926	133,907
Prepaid offering costs	800,000	-
Total current assets	2,067,812	1,885,252

Property and equipment, net	8,241	5,814
Intangible assets, net	85,538	155,009
Right-of-use lease asset	1,701,152	2,081,568
Investment in joint venture	100,000	-
Deposits and other assets	798,111	762,976
Total assets	$4,760,854	$4,890,619

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$2,880,901	$242,933
Accrued liabilities	825,586	951,689
Deferred revenue	1,432,126	933,361
Lease liability	506,228	494,979
Note payable	287,500	-
Notes payable - related party	233,333	-
Total current liabilities	6,165,674	2,622,962

Lease liability, net of current portion	1,150,274	1,531,364
Redeemable preferred stock	1,702,000	-
Total liabilities	9,017,948	4,154,326

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ (Deficit) Equity
Preferred Stock, 4,000,000 shares authorized, par value $0.0001, 1,702 and 0 issued and outstanding, respectively	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 9,164,364 and 4,454,665 issued and outstanding, respectively	916	445
Subscription receivable	(6,724)	(15,544)
Additional paid-in capital	31,863,479	27,407,372
Accumulated deficit	(36,114,765)	(26,655,980)
Total stockholders’ (deficit) equity	(4,257,094)	736,293
Total liabilities and stockholders’ (deficit) equity	$4,760,854	$4,890,619

See accompanying notes to the consolidated financial statements

F-22

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$3,367,189	$11,909,588	$8,035,505	$19,650,567

Cost of revenues	3,196,748	10,905,766	8,140,905	17,833,726

Gross profit (loss)	170,441	1,003,822	(105,400)	1,816,841

Operating Expenses:
General and administrative (including stock-based compensation of $2,669,071, $2,060,703, $5,424,158 and $4,431,950, respectively)	4,231,142	2,835,745	8,834,864	6,255,723
Sales and marketing	156,991	118,301	380,699	281,442
Research and development	48,823	46,905	113,778	93,077
Total operating expenses	4,436,956	3,000,951	9,329,341	6,630,242

Operating loss	(4,266,515)	(1,997,129)	(9,434,741)	(4,813,401)

Other (income) expense:
Interest expense	24,095	-	24,095	-
Other income	(51)	-	(51)	(3)
Total other (income) expense	24,044	-	24,044	(3)

Loss before provision for income taxes	(4,290,559)	(1,997,129)	(9,458,785)	(4,813,398)

Provision for income taxes	-	-	-	800

Net Loss	$(4,290,559)	$(1,997,129)	$(9,458,785)	$(4,814,198)

Weighted average shares outstanding - basic and diluted	7,018,212	4,424,267	5,354,931	4,398,303
Net loss per share - basic and diluted	$(0.61)	$(0.45)	$(1.77)	$(1.09)

See accompanying notes to the consolidated financial statements

F-23

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED)

				Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	(Deficit) / Equity
Balance at June 30, 2022 (unaudited)	4,411,005	$441	$(96,600)	$22,986,812	$(21,734,846)	$1,155,807
Stock-based compensation	-	-	-	2,060,703	-	2,060,703
Sale of Common Stock for cash	33,610	3	-	801,960	-	801,963
Offering costs	-	-	-	(324,908)	-	(324,908)
Net loss	-	-	-	-	(1,997,129)	(1,997,129)
Balance at September 30, 2022 (unaudited)	4,444,615	$444	$(96,600)	$25,524,567	$(23,731,975)	$1,696,436
Balance at June 30, 2023 (unaudited)	4,520,625	$452	$(25,479)	$31,324,113	$(31,824,206)	$(525,120)
Stock-based compensation	148,950	15	-	2,669,056	-	2,669,071
Receipt of subscription receivable	-	-	18,755	-	-	18,755
Recapitalization	4,494,789	449	-	(2,128,994)	-	(2,128,545)
Offering costs	-	-	-	(696)	-	(696)
Net loss	-	-	-	-	(4,290,559)	(4,290,559)
Balance at September 30, 2023 (unaudited)	9,164,364	$916	$(6,724)	$31,863,479	$(36,114,765)	$(4,257,094)

F-24

				Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	(Deficit) / Equity
Balance at December 31, 2021	4,342,626	$434	$(96,600)	$19,911,412	$(18,917,777)	$897,469
Stock-based compensation	-	-	-	4,431,950	-	4,431,950
Sale of Common Stock for cash	101,989	10	-	2,451,069	-	2,451,079
Offering costs	-	-	-	(1,269,864)	-	(1,269,864)
Net loss	-	-	-	-	(4,814,198)	(4,814,198)
Balance at September 30, 2022 (unaudited)	4,444,615	$444	$(96,600)	$25,524,567	$(23,731,975)	$1,696,436
Balance at December 31, 2022	4,454,665	$445	$(15,544)	$27,407,372	$(26,655,980)	$736,293
Stock-based compensation	148,950	15	-	5,424,143	-	5,424,158
Sale of Common Stock for cash	65,960	7	(86,370)	1,598,623	-	1,512,260
Receipt of subscription receivable	-	-	95,190	-	-	95,190
Offering costs	-	-	-	(437,665)	-	(437,665)
Recapitalization	4,494,789	449	-	(2,128,994)	-	(2,128,545)
Net loss	-	-	-	-	(9,458,785)	(9,458,785)
Balance at September 30, 2023 (unaudited)	9,164,364	$916	$(6,724)	$31,863,479	$(36,114,765)	$(4,257,094)

See accompanying notes to the consolidated financial statements

F-25

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,458,785)	$(4,814,198)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and depreciation	101,439	100,788
Amortization of debt discount	20,833	-
Stock-based compensation	5,424,158	4,431,950
Non-cash operating lease costs	380,416	369,499
Changes in operating assets and liabilities:
Accounts receivable	17,977	-
Other current assets	(24,019)	(108,491)
Accounts payable	790,530	(65,322)
Accrued liabilities	(126,103)	107,109
Deferred revenue	498,765	756,799
Lease liability	(369,841)	(358,924)
Net cash (used in) provided by operating activities	(2,744,630)	419,210

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,339)	-
Purchase of intangible assets	(30,056)	-
Investment in joint venture	(100,000)	-
Return of aircraft deposit	-	200,000
Deposits and other assets	(35,135)	110,582
Net cash (used in) provided by investing activities	(169,530)	310,582

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	-	42,000
Repayments - related party advances	-	(242,196)
Proceeds - notes payable, net of discount	275,000	-
Proceeds - related party notes payable, net of discount	225,000	-
Payments on line of credit	-	(194,727)
Offering costs	(437,665)	(1,269,864)
Proceeds from sale of Common Stock	1,607,450	2,451,079
Proceeds from business combination	620,893	-
Net cash provided by financing activities	2,290,678	786,292

(Decrease) increase in cash and cash equivalents	(623,482)	1,516,084
Cash and cash equivalents, beginning of period	1,527,391	643,494
Cash and cash equivalents, end of period	$903,909	$2,159,578

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$800

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$6,724	$-
Operating lease, Right-of-use assets and liabilities	$-	$2,506,711
Increase in accounts payable due to Business Combination	$1,047,438	$-
Increase in prepaid offering costs and accounts payable	$800,000	-
Increase in redeemable preferred stock due to Business Combination	$1,702,000	$-

See accompanying notes to the consolidated financial statements

F-26

JET.AI, INC.

(FORMERLY JET TOKEN, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Oxbridge Acquisition Corp. (“Oxbridge”) was incorporated as a Cayman Islands exempted company on April 12, 2021. Oxbridge was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware and is headquartered in Las Vegas, Nevada.

On August 10, 2023 (the “Closing Date”), Oxbridge consummated the business combination transaction (“Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the terms of the Business Combination Agreement, a business combination between Oxbridge and Jet Token was effected through the merger of First Merger Sub and Jet Token, with Jet Token emerging as the surviving company, followed by a merger between Jet Token and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of Oxbridge. In connection with the finalization of the Business Combination on August 10, 2023, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”) and immediately changed its name to Jet.AI, Inc. (“Jet.AI”). References to the “Company” for periods prior to the consummation of the Business Combination are to Jet Token Inc. and, for periods from and after the consummation of the Business Combination, are to Jet.AI.

Upon consummation of the Business Combination, the Company has one class of common stock, par value $0.0001 per share, which is listed on Nasdaq under the ticker symbol “JTAI”. The Company’s warrants are listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ”, respectively.

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Jet.AI Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of warrants (“Merger Consideration Warrants”) equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio as determined in accordance with the Business Combination Agreement.

F-27

The Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with capital from its operations, and drawdowns under its GEM share purchase agreement. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominant factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;
●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity Board;
●	Jet Token’s senior management is the senior management of the combined entity
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

F-28

Unaudited Interim Financial Statements

Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these unaudited consolidated interim financial statements have been included. Such adjustments consist of normal recurring adjustments. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet.AI Inc. and its wholly owned subsidiaries, Summerlin Aviation LLC, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, and Galilee 1 SPV LLC and Cloudrise Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

The material estimate that is particularly susceptible to significant change in the near-term relate to the fair value of the derivative warrant liabilities. Although considerable variability is likely to be inherent in this estimate, management believes that the amounts provided are reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Included within cash and cash equivalents is restricted cash of $500,000 as at September 30, 2023 and December 31, 2022.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ (deficit) equity upon the completion of an offering or to expense if the offering is not completed.

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of September 30, 2023 and December 31, 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of September 30, 2023 and December 31, 2022, the Company has capitalized approximately $398,000 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the nine months ended September 30, 2023 and 2022 was $99,527 and $99,527, respectively, which is included in cost of revenues in the accompanying consolidated income statements. Accumulated amortization as of September 30, 2023 was $364,925.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. The Company has made investments in the joint venture totaling $100,000 during the nine months ended September 30, 2023. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

F-30

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

F-31

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of September 30, 2023 and December 31, 2022, the Company deferred $1,163,237 and $933,361, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit, generating On Fleet Charter revenue for the Company. Deferred revenue with respect to the App was $268,889 as of September 30, 2023.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

The following is a breakout of revenue components by subcategory for the three and nine months ended September 30, 2023 and 2022.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Software App and On Fleet Charter	$1,860,795	$341,557	$4,413,745	$1,077,200
Jet Card and Fractional Programs	731,716	568,031	2,090,401	1,373,367
Management and Other Services	774,678	-	1,531,359	-
Fractional/Whole Aircraft Sales	-	11,000,000	-	17,200,000
	$3,367,189	$11,909,588	$8,035,505	$19,650,567

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

F-32

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded aircraft sales of $0 and $17,200,000 for the nine months ended September 30, 2023 and 2022, respectively.

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Revenues

The cost of revenues includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of revenues. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of revenues. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of revenues and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of revenues category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of revenues expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of revenues and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of revenues in the period when they are incurred and are reported on an accrual basis.

F-33

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $342,628 and $273,271 for the nine months ended September 30, 2023 and 2022, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the nine months ended September 30, 2023 and 2022, there were 3,674,488 and 3,207,125 options, 26,845,591 and 0 warrants, respectively, excluded.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

F-34

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	September 30, 2023	December 31, 2022
Deposits	$108,361	$73,226
Lease Maintenance Reserve	689,750	689,750
Total Other Assets	$798,111	$762,976

NOTE 4 – NOTES PAYABLE

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors whereby the investors purchased from the Company senior secured promissory notes in the aggregate principal amount of $625,000, including $281,250 from related parties. The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement. Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he has agreed to waive any right to receive accrued interest on the principal amount of his note, as well as any redemption premium or any increase in the principal amount of his note in connection with an event of default.

The Company received net proceeds of $500,000, resulting in an original issue discount of $125,000. The notes bear interest at five percent (5%) per annum and are due and payable on March 11, 2024 (the “Maturity Date”). The Company will also have the option to prepay the notes with no penalties at any time prior to the Maturity Date. The Company is required to redeem the notes with one hundred percent (100%) of the proceeds of any equity or debt financing, on a pro rata basis, at a redemption premium of one hundred and ten percent (110%) of the principal amount of the notes. The Company anticipates redeeming the notes in full with proceeds expected to be received over the next several months from existing financing arrangements. The Company recognized a debt discount of $125,000 from the notes, of which $20,833 was amortized through September 30, 2023. Interest expense was $24,095 for the three and nine months ended September 30, 2023, all of which was accrued and unpaid as of September 30, 2023.

An event of default under the notes includes failing to redeem the notes as provided above and other typical bankruptcy events of the Company. In an event of default, the outstanding principal of the notes shall increase by one hundred and twenty percent (120%), and investors may convert the notes into common stock of the Company at the lower of (a) the Fixed Conversion Price or (b) the lowest daily volume-weighted average price reported by Bloomberg (“VWAP”) of the Common Stock during the ten (10) business days before the conversion date. If the daily VWAP of the common stock is below $1.00 for ten (10) consecutive trading days, the Conversion Price shall be 95% of the lowest daily VWAP ten (10) days before conversion date.

F-35

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying consolidated balance sheets. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. The maintenance reserve is included within deposits and other assets in the accompanying consolidated balance sheets. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party. Upon adopting ASC 842 effective January 1, 2022, the Company elected to adopt the package of practical expedients, which include the option to not reassess whether initial direct costs meet the new definition under ASC 842 at the initial application date. As such, the unamortized balance of the arrangement fee has been included within the right-of-use asset in the accompanying balance sheet and is being amortized to lease expense over the remaining term of the lease.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the nine months ended September 30, 2023 and 2022 was $871,409 and $548,049, respectively, which is included within cost of revenues in the accompanying statement of operations.

Right-of-use lease assets and lease liabilities for our operating lease was recorded in the consolidated balance sheet as follows:

September 30, 2023
Operating lease right-of-use asset	$2,576,036
Accumulated amortization	(874,884)
Net balance	$1,701,152

Lease liability, current portion	$506,228
Lease liability, long-term	1,150,274
Total operating lease liabilities	$1,656,502

F-36

As of September 30, 2023, the weighted average remaining lease term was 3.3 years, and the weighted average discount rate was 3%.

As of September 30, 2023, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2023	$274,500
2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	1,875,750
Less imputed interest	(219,248)
Maturities of lease liabilities	$1,656,502

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assumed by the Company in connection with the Business Combination. In connection with the Business Combination, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. Pursuant to the Share Purchase Agreement, the Company issued to GEM a warrant granting it the right to purchase up to 2,179,447 shares of common stock of the Company on a fully diluted basis. The warrant has an exercise price of $8.60 per share of common stock and term of three years. The commitment fee has been accounted for as prepaid offering costs and accounts payable in the accompanying consolidated balance sheet as of September 30, 2023.

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a registration statement with respect to resales of the shares of common stock issuable to GEM under the Share Purchase Agreement and upon exercise of the warrant. Because such registration statement was not declared effective by October 23, 2023 (the “Effectiveness Deadline”), the Company must pay to GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The Company began accruing this daily penalty beginning October 24, 2023 and will need to fund such amount.

On October 23, 2023, the Company entered into a warrant amendment agreement, retroactively effective as of August 10, 2023 (the “GEM Warrant Amendment”). The GEM Warrant Amendment provides that GEM can elect to limit the exercisability of its warrant (the “GEM Warrant”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise. On October 23 2023, GEM provided a notice to the Company electing to have this limit apply to the GEM Warrant effective as of August 10, 2023. GEM may revoke this election notice by providing written notice to the Company of such revocation, which revocation would not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

F-37

Forward Purchase Agreement

On August 6, 2023, Oxbridge entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, Oxbridge is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Jet.AI is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intended, but was not obligated, to purchase up to 1,186,952 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of Oxbridge (“Oxbridge Shares”) concurrently with the Closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of Oxbridge Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of Oxbridge Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total Oxbridge Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provided for a prepayment shortfall in an amount in U.S. dollars equal to $1,250,000 (the “Prepayment Shortfall”); provided that Seller shall pay one half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Initial Shortfall”) and, at the request of Counterparty, the other one half (1/2) of the Prepayment Shortfall (the “Future Shortfall”) on the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”), provided the VWAP Price is greater than $6.00 for any 45 trading days during the prior 90 consecutive trading day period and average daily trading value over such period equals at least four times the Future Shortfall. Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to Counterparty (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provided that the Seller would be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

The Seller agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under Oxbridge’s Amended and Restated Memorandum and Articles of Association that would require redemption by Oxbridge. Such waiver reduced the number of Oxbridge Shares redeemed in connection with the Business Combination, which may have altered the perception of the potential strength of the Business Combination.

F-38

The shares initially held by Seller consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Seller purchased 247,756 “Additional Shares” directly from the Company for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Seller under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Seller is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. The Company paid Seller $6,805,651, representing amounts payable by us to Seller under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Seller under the FPA Funding Amount PIPE Subscription Agreement; and Seller paid the Company one-half (1/2) of the Prepayment Shortfall, or $625,000.

On August 31, 2023 and October 2, 2023, the Company entered into an amendment and a second amendment, respectively (together, the “Amendments”) to its Forward Purchase Agreement.

The combined effect of the Amendments was to:

●	increase the total number of additional shares Seller purchased from the Company under an FPA Funding Amount PIPE Subscription Agreement to 548,127 shares of the Company’s common stock,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to the Company,
●	increase the total share consideration to Seller to 275,000 shares of the Company’s common stock,
●	reduce the remaining number of Recycled Shares to 296,518,
●	increase the number of shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Seller and upon notice to the Company.

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Seller is obligated to pay the Company an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances. At settlement, the Company is obligated to pay Seller a settlement adjustment of $2.00 per share for the total Number of Shares, which is payable in cash, or in shares of the Company’s Common Stock if the settlement adjustment is greater than the settlement amount payable by Seller and provided that Seller’s ownership would not exceed 9.9% of the Company’s outstanding common stock.

The Forward Purchase Agreement  is recorded as a freestanding equity-linked financial instrument classified as equity under ASC 815-40 and $(250,000) has been included under recapitalization in the statements of stockholders’ (deficit) equity as of September 30, 2023. The shares of common stock issued by the Company to Seller under the agreement are classified as equity.

FPA Funding Amount PIPE Subscription Agreements

On August 6, 2023, Oxbridge entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Seller, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of 8% Series A Cumulative Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

F-39

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s 5% Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Jet.AI Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The Amended and Restated Certificate of Incorporation of the Company dated August 10, 2023 authorized the issuance of 59,000,000 shares, consisting of two classes: 55,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share. As of September 30, 2023, there are 1,702 shares of preferred stock issued and outstanding.

Upon the consummation of the Business Combination, 4,523,167 shares of Jet.AI Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Jet.AI Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. Each Merger Consideration Warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $15.00 per share and expire ten years after issuance. The Company also had 5,760,000 warrants outstanding at September 30, 2023, each warrant exercisable for one share of common stock at an exercise price of $11.50.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it sought to sell up to 1,031,510 shares of common stock at $9.69 per share for a maximum of $10,000,000. During the nine months ended September 30, 2022, the Company also collected on the sale of an additional 1,915 shares of common stock for gross proceeds of $18,598 under this offering.

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it sought to sell up to 902,777 shares of common stock at $24 per share for a maximum of $21,880,000. During the nine months ended September 30, 2022, the Company issued an additional 100,074 shares of common stock under this offering for aggregate gross proceeds of $2,432,481. During the nine months ended September 30, 2023, the Company collected on the escrow funds and issued an additional 65,960 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,598,630, with $6,724 of these proceeds pending release from escrow at September 30, 2023. This offering closed on January 18, 2023.

F-40

Stock Options

In connection with the Business Combination, the Company adopted the 2023 Omnibus Incentive Plan. The 2023 Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The 2023 Omnibus Incentive Plan is a continuation of Jet Token’s 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the 2023 Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of September 30, 2023, the Company had 3,674,488 total options outstanding with a weighted average exercise price of $6.16, of which 3,284,488 options were issued in exchange for the outstanding Jet Token options in connection with the Business Combination. As of September 30, 2023, the total number of shares reserved for issuance under the 2023 Omnibus Incentive Plan was 4,329. The 2023 Omnibus Incentive Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

On June 4, 2018, the Company’s Board of Directors adopted the Jet.AI, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, non-employee directors and consultants, to purchase shares of the Company’s common stock. As of December 31, 2020, up to 773,632 shares of its common stock were available to be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder to 2,320,897.

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. Up to 154,726 shares of common stock could have been issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of common stock authorized under the 2021 Plan to 464,179.

During the nine months ended September 30, 2022, the Company granted a total of 274,732 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life and are exercisable at $10.42. 42,643 of the options were immediately vested on the grant date while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,774,000, which will be recognized over the vesting period.

During the nine months ended September 30, 2023, the Company granted a total of 458,080 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and have exercise prices ranging from $2.50 to $10.42. 35,000 of the options were immediately vested on the grant date, 6,189 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $2,334,000, which will be recognized over the vesting period.

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	September 30, 2023	December 31, 2022
Expected life (years)	6 to 10	6 to 10
Risk-free interest rate	3.55% - 3.94%	1.43% - 4.10%
Expected volatility	90%	80%
Annual dividend yield	0%	0%
Per share grant date fair value	$4.61	$17.47

F-41

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the nine months ended September 30, 2023 and 2022, stock-based compensation expense of $4,143,188 and $4,431,350, respectively, was recognized for the vesting of these options. As of September 30, 2023, there was approximately $6,196,000 in unrecognized stock-based compensation, which will be recognized through September 2026.

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 148,950 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs vested as a result of the Business Combination and the full amount of the expense $1,280,970 was recorded during the nine months ended September 30, 2023.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the nine months ended September 30, 2023 and 2022, the Company’s Founder and Executive Chairman advanced a total of $0 and $72,000, respectively, to the Company in the form of a non-interest-bearing loan, and the Company repaid $0 and $242,196 of these advances, respectively. As of September 30, 2023 and December 31, 2022 there were no such advances outstanding.

See Note 4 for discussion of the Bridge Agreement entered into with related parties.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to their short-term nature.

NOTE 9 – DEFERRED REVENUE

Changes in deferred revenue for the nine months ended September 30, 2023 were as follows:

Deferred revenue as of December 31, 2022	$933,361
Amounts deferred during the period	2,507,806
Revenue recognized from amounts included in the deferred revenue beginning balance	(592,171)
Revenue from current period sales	(1,416,870)
Deferred revenue as of September 30, 2023	$1,432,126

NOTE 10 – SUBSEQUENT EVENTS

See Note 5 for discussion of subsequent amendments to the Share Purchase Agreement and Forward Purchase Agreement in October 2023.

The Company has evaluated subsequent events that occurred after September 30, 2023 through November 20, 2023, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-42

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Jet Token, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jet Token, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2019 Lakewood, CO

February 23, 2023

F-43

JET TOKEN, INC.

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,527,391	$643,494
Other current assets	357,861	79,548
Total current assets	1,885,252	723,042

Property and equipment, net	5,814	7,495
Intangible assets, net	155,009	287,711
Right-of-use asset	2,081,568	-
Other assets	762,976	1,122,789
Total assets	$4,890,619	$2,141,037

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$242,933	$296,201
Accrued liabilities	951,689	116,113
Deferred revenue	933,361	436,331
Related party advances	-	200,196
Lease liability, current portion	494,979	-
Line of credit	-	194,727
Total current liabilities	2,622,962	1,243,568

Lease liability, net of current portion	1,531,364	-
Total liabilities	4,154,326	1,243,568

Commitments and contingencies (Note 5)	-	-

Stockholders’ Equity
Series Seed Preferred stock, 10,000,000 shares authorized, $0.0000001 par value, 683,333 and 983,333 issued and outstanding, respectively	20,500	29,500
Series CF Non-voting Preferred stock, 25,000,000 shares authorized, 18,826,385 issued and outstanding	704,396	704,396
Preferred Stock, 15,000,000 shares authorized, $0.0000001 par value, 0 issued and outstanding	-	-
Common stock, 300,000,000 shares authorized, par value $0.0000001, 78,353,333 and 78,353,333 issued and outstanding, respectively	8	8
Non-voting Common Stock, 200,000,000 shares authorized, par value $0.0000001, 46,089,886 and 42,169,330 issued and outstanding, respectively	4	4
Subscription receivable	(15,544)	(96,600)
Additional paid-in capital	26,682,909	19,177,938
Accumulated deficit	(26,655,980)	(18,917,777)
Total stockholders’ equity	736,293	897,469
Total liabilities and stockholders’ equity	$4,890,619	$2,141,037

See accompanying notes to the consolidated financial statements

F-44

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Revenues	$21,862,728	$1,112,195

Cost of revenues	19,803,739	1,383,100

Gross profit (loss)	2,058,989	(270,905)

Operating Expenses:
General and administrative (including stock-based compensation of $6,492,653 and $12,690,091, respectively)	9,230,789	14,879,597
Sales and marketing	426,728	704,724
Research and development	137,278	117,391
Total operating expenses	9,794,795	15,701,712

Operating loss	(7,735,806)	(15,972,617)

Other (income) expense:
Other income	(3)	(207,368)
Total other (income) expense	(3)	(207,368)

Loss before provision for income taxes	(7,735,803)	(15,765,249)

Provision for income taxes	2,400	-

Net Loss	$(7,738,203)	$(15,765,249)

Weighted average shares outstanding - basic and diluted	122,747,555	118,503,131
Net loss per share - basic and diluted	$(0.06)	$(0.13)

See accompanying accountants’ review report and notes to financial statements

F-45

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Series Seed Preferred Stock		Series CF Non-Voting Preferred Stock		Common Stock		Non-voting Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2020	983,333	$29,500	18,826,385	$704,396	85,000,000	$9	31,402,755	$3	$(522,966)	$5,743,728	$(3,152,528)	$2,802,142
Stock option compensation	-	-	-	-	-	-	-	-	-	12,690,373	-	12,690,373
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	4,119,908	-	(96,600)	2,417,424	-	2,320,824
Receipt of subscription receivable	-	-	-	-	-	-	-	-	522,966	-	-	522,966
Offering costs	-	-	-	-	-	-	-	-	-	(1,673,587)	-	(1,673,587)
Share exchange	-	-	-	-	(6,646,667)	(1)	6,646,667	1	-	-		-
Net loss	-	-	-	-	-	-	-	-	-	-	(15,765,249)	(15,765,249)
Balance at December 31, 2021	983,333	$29,500	18,826,385	$704,396	78,353,333	$8	42,169,330	$4	$(96,600)	$19,177,938	$(18,917,777)	$897,469
Stock option compensation	-	-	-	-	-	-	-	-	-	6,492,653	-	6,492,653
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	3,920,556	-	(15,544)	2,919,704	-	2,904,160
Receipt of subscription receivable	-	-	-	-	-	-	-	-	96,600	-	-	96,600
Offering costs	-	-	-	-	-	-	-	-	-	(1,691,386)	-	(1,691,386)
Preferred share redemption	(300,000)	(9,000)	-	-	-	-	-	-	-	(216,000)	-	(225,000)
Net loss	-	-	-	-	-	-	-	-	-	-	(7,738,203)	(7,738,203)
Balance at December 31, 2022	683,333	$20,500	18,826,385	$704,396	78,353,333	$8	46,089,886	$4	$(15,544)	$26,682,909	$(26,655,980)	$736,293

See accompanying notes to the consolidated financial statements

F-46

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,738,203)	$(15,765,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	134,383	133,608
Amortization of lease financing costs	-	1,175
Gain on loan forgiveness	-	(207,360)
Stock-based compensation	6,492,653	12,690,373
Non-cash operating lease costs	494,468	-
Changes in operating assets and liabilities:
Accounts receivable	-	400
Other current assets	(278,313)	(28,980)
Accounts payable	(53,268)	15,643
Accrued liabilities	835,576	111,480
Deferred revenue	497,030	436,331
Lease liability	(480,368)	-
Net cash used in operating activities	(96,042)	(2,612,579)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(8,407)
Purchase of intangible assets	-	(97,978)
Return of aircraft deposit	1,093,600	-
Deposits and other assets	(803,112)	(439,750)
Net cash provided by (used in) investing activities	290,488	(546,135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	42,000	200,196
Repayments - related party advances	(242,196)	-
Proceeds - notes payable	-	86,360
Payments on line of credit	(194,727)	(257,308)
Offering costs	(1,691,386)	(1,221,552)
Payment of lease financing costs	-	(70,500)
Preferred share redemption	(225,000)	-
Proceeds from sale of Non-Voting Common Stock	3,000,760	2,843,790
Net cash provided by financing activities	689,451	1,580,986

Increase (decrease) in cash and cash equivalents	883,897	(1,577,728)
Cash and cash equivalents, beginning of year	643,494	2,221,222
Cash and cash equivalents, end of year	$1,527,391	$643,494

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$2,400	$-

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$15,544	$96,600
Line of credit issued for offering expenses paid on behalf of the Company	$-	$452,035
Application of equipment deposit to aircraft maintenance reserve account	$-	$250,000
Operating lease, Right-of-use assets and liabilities	$2,506,711	$-

See accompanying notes to the consolidated financial statements

F-47

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware. The consolidated financial statements of Jet Token Inc. (the “Company” or “Jet Token”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is headquartered in Las Vegas, Nevada.

In September 2020, the Company formed a wholly-owned subsidiary Galilee LLC, a Delaware limited liability company. In November 2020, the Company formed a wholly-owned subsidiary Jet Token Management Inc., a Delaware corporation, and later changed its name to Jet Token Software Inc. In November 2020, the Company formed another wholly-owned subsidiary, Jet Token Management Inc. a California corporation. In June 2021, the Company formed a wholly-owned subsidiary Galilee 1 SPV LLC, a Delaware limited liability company. In March and June 2022, the Company formed two wholly owned subsidiaries, Galilee II SPV LLC and Galilee III SPV LLC, respectively. Both are Delaware limited liability companies. These were both sold during the year as part of the Company’s fractional ownership program. To date, all subsidiaries have had no operations.

The Company intends to combine concepts from fractional jet and jet card programs with lessons learned from building blockchain currencies. The Company believes the tokenization of flight hours under (as the enterprise matures) fractional jet and jet card programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. The Company’s purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022. During the next twelve months, the Company intends to fund its operations with capital from its operations, prior and its most recent Regulation A campaign and prospectively, additional equity offerings. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business Plan and harm its business, financial condition and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform with generally accepted accounting principles in the United States (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet Token Inc. and its wholly owned subsidiaries, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, Galilee 1 SPV LLC, Galilee II SPV LLC and Galilee III SPV LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

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Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any financial instruments as of December 31, 2022 and 2021.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of the Company’s business model and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s financial condition and the results of its operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, it is known that the travel industry in which we operate has been severely impacted. The Company is monitoring the situation and exploring opportunities in regard to travel behavior for when travel restrictions ease.

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of December 31, 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

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Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2022 and 2021, the Company has capitalized approximately $398,000 and $398,000, respectively, of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2022 and 2021 was $132,702 and $132,696, respectively. Accumulated amortization as of December 31, 2022 was $265,398.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company 1) identifies the contract with the customer, 2) identifies the performance obligations in the contract, 3) determines the transaction price, 4) determines if an allocation of that transaction price is required given the performance obligations under the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. The Company generates/intends to generate revenue from three primary sources: a fractional ownership program, jet card programs, and ad hoc charter through the Jet Token App.

Under the fractional ownership program, a customer can purchase an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year and provides all the benefits of plane ownership at a fraction of the cost. The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The fractional ownership program consists of an initial buy-in or upfront fee and a fixed hourly rate for flight hours. Alternatively, the jet card program consists of a fixed hourly rate for flight hours typically paid 100% upfront. The Company also generates revenues from individual ad hoc charter bookings processed through our App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time. Revenues from the sale of fractional or whole interests in an aircraft is recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The Company defers revenue in all instances when the earnings process is not yet complete. As of December 31, 2022, the Company deferred $933,361 related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The following is a breakout of revenue components by subcategory for the years ended December 31, 2022 and 2021.

	2022	2021
Jet card and charter programs	$4,662,728	$1,112,195
Fractional/Whole Aircraft Sales	17,200,000	-
	$21,862,728	$1,112,195

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

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Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act retroactively suspends the 80% income limitation on use of NOL carryovers for taxable years beginning before January 1, 2021, and allows 100% of any such taxable income to be offset by the amount of such NOL carryforward. This 80% income limitation is reinstated (with slight modifications) for tax years beginning after December 31, 2021.

As of December 31, 2022 and 2021, the Company had deferred tax assets of approximately $1,465,000 and $1,213,000, respectively, primarily from net operating losses of approximately $6,980,000 and $5,778,000. The Company maintains a full valuation allowance on the deferred tax assets as of December 31, 2022 and 2021. The valuation allowance increased by $260,000 and $694,000 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets after 2018 have no expiration.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2022 and 2021, there were 70,373,357 and 61,195,357 options, 1,666,667 and 1,666,667 warrants, and 19,509,718 and 19,809,718 convertible preferred shares, respectively, excluded.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted the provisions of the new standard starting January 1, 2022 using the modified retrospective approach. As a result, the comparative financial information prior to the date of adoption has not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 resulted in the recognition of operating lease ROU assets and lease liabilities for operating leases of $2,506,711 as of January 1, 2022 (the present value of the remaining lease payments), and those accounts will be amortized over the remaining lease term of 59 months.

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The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	2022	2021
Aircraft Deposit	$-	$350,000
Deposits	73,226	13,714
Lease Maintenance Reserve	689,750	689,750
Lease Financing Costs	-	69,325
Total Other Assets	$762,976	$1,122,789

During 2020, the Company entered and executed an Aircraft purchase agreement with certain terms and conditions under which it made two payments in the amounts of $450,000 and $150,000 as purchase deposits for Aircrafts. The terms of the agreement specify that $250,000 of this amount shall be considered nonrefundable. During the year ended December 31, 2021, $250,000 of this amount was applied to the lease maintenance reserve required under the aircraft lease discussed in Note 5.

The Company also entered and executed an Aircraft management and charter service agreement. The Company made an operating deposit of $50,000 into a segregated operating account as part of the service agreement. The Company is to maintain a $50,000 operating deposit for the length of the agreement.

NOTE 4 – NOTE PAYABLE

In May 2020, the Company received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on April 13, 2020, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective January 2021.

On February 2021, the Company received a loan in the amount of $86,360 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on February 18, 2021, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective July 2021.

In July 2021, the Company entered into a loan agreement with StartEngine Primary, LLC, a service provider of the Company. The agreement allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with the Company’s equity offerings. The advances are non-interest bearing and shall be repaid on the date of the closing of the Company’s equity offering from the proceeds of the offering. During the year ended December 31, 2021, approximately $452,000 had been drawn on the loan, with a balance of $194,727 due as of December 31, 2021. During the year ended December 31, 2022, the Company repaid this remaining balance in full.

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NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying balance sheet. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party. Upon adopting ASC 842 effective January 1, 2022 as discussed in Note 2, the Company elected to adopt the package of practical expedients, which include the option to not reassess whether initial direct costs meet the new definition under ASC 842 at the initial application date. As such, the unamortized balance of the arrangement fee has been included within the right-of-use asset in the accompanying balance sheet and is being amortized to lease expense over the remaining term of the lease.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the years ended December 31, 2022 and 2021 was $863,824 and $90,165, respectively, which is included within cost of revenues in the accompanying statement of operations.

As of December 31, 2022, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2023	$549,000
2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	$2,150,250
Less imputed interest	(123,907)
Maturities of lease liabilities	$2,026,343

Share Purchase Agreement

The Company executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”). Upon the Company’s common stock being publicly listed on a U.S. securities exchange, such as the NYSE or NASDAQ, the Company will have the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. On the date of listing, the Company will also issue to GEM warrants granting it the right to purchase up to 6% of the outstanding common stock of the Company on a fully diluted basis as of the date of listing. The warrant will have a term of three years.

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The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a Registration Statement with respect to resales of the shares of common stock issued to GEM under the Share Purchase Agreement and upon exercise of the warrant.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of its preferred stock with par value of $0.0000001. Of the authorized number of preferred shares, 10,000,000 shares have been designated as Series Seed Preferred Stock, 25,000,000 have been designated Series CF Non-Voting Preferred Stock (“Series CF”), and 15,000,000 are undesignated. Each share of preferred stock can be converted to one share of common stock.

In October 2021, the Company redeemed 300,000 shares of its outstanding Series Seed Preferred Stock for a total purchase price of approximately $225,000.

Common Stock

The Company has authorized the issuance of 500,000,000 shares of its common stock, of which 300,000,000 are designated as common stock and 200,000,000 are non-voting common stock, all par value of $0.0000001. Shares of non-voting common stock will convert automatically into fully paid and nonassessable shares of the Company’s voting common stock upon the closing of the sale of shares of voting common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the merger of the Company with and into another entity. The conversion rate is currently one share of voting common stock per share of non-voting common stock.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 33,333,333 non-voting common stock at $0.30 per share for a maximum of $10,000,000. During the year ended December 31, 2020, the Company issued 31,402,755 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $9,420,827, with $522,966 of these proceeds pending release from escrow. During the year ended December 31, 2021, the Company closed on 1,494,462 shares of non-voting common stock for gross proceeds of $448,339, which had been committed to and held in a third-party escrow prior to December 31, 2020. The Company also collected the remining $522,966 of the proceeds that had been subject to hold-back in escrow. During the year ended December 31, 2022, the Company also collected on the sale of an additional 61,894 shares of non-voting common stock for gross proceeds of $18,598 under this offering.

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 29,173,333 non-voting common stock at $0.75 per share for a maximum of $21,880,000. During the year ended December 31, 2021, the Company issued 2,625,446 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,969,085, with $96,600 of these proceeds pending release from escrow at December 31, 2021. During the year ended December 31, 2022, the Company collected on the escrow funds and issued an additional 3,858,662 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $2,901,106, with $15,544 of these proceeds pending release from escrow at December 31, 2022. This offering closed on January 18, 2023.

During the year ended December 31, 2021, the Company entered into an agreement with its Executive Chairman to exchange 6,646,667 shares of common stock for 6,646,667 shares of non-voting common stock for no consideration.

Warrants

In connection with the Regulation A, Tier 2 offerings noted above, the Company engaged StartEngine Primary, LLC (“StartEngine”) to act as its placement agent. For such, StartEngine will receive 7% commissions on proceeds from the offering, and the Company will issue warrants to StartEngine up to a percentage specified within the agreements of the non-voting common stock sold through StartEngine at exercise price consistent with the selling price of the shares in the offering.

In December 2020, the Company issued the 1,666,667 warrants owed to StartEngine in connection with this arrangement for the offering that began in February 2020. The warrants have an exercise price of $0.30 and a term of three years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. The Company valued the warrants earned during the year ended December 31, 2020 at approximately $184,000, using the Black-Scholes model, with similar inputs to those disclosed in the stock option section below, with the exception that the expected life was three years.

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Stock Options

On June 4, 2018, the Company’s Board of Directors adopted the Jet Token, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of the Company’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by the Company’s Board of Directors.

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Company’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2021, the Company granted a total of 36,945,357 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life. 1,000,000 of the options are exercisable at $0.30 and the remaining are exercisable at $0.75. 17,495,357 of the options were immediately vested on the grant date, 1,450,000 of the options will vest upon the achievement of certain sales targets or other requirements, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $20,048,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted an additional 1,000,000 stock options to purchase common stock to the Company’s Chief Executive Officer. The options have a ten-year life and are exercisable at $0.75. The options vest in monthly tranches through March 31, 2025. The options had a grant date fair value of approximately $522,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted a total of 8,178,000 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and are exercisable at $0.75. 1,678,000 of the options were immediately vested on the grant date, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,439,000, which will be recognized over the vesting period.

A summary of our stock option activity for the years ended December 31, 2022 and 2021, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2020	24,300,000	$0.25	-
Granted	36,945,357	0.74	-
Exercised	-	-	-
Expired/Cancelled	(50,000)	-	-
Outstanding at December 31, 2021	61,195,357	$0.54	9.2
Granted	9,178,000	0.75	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2022	70,373,357	$0.57	8.3

Exercisable at December 31, 2021	36,521,147	$0.50	9.1
Exercisable at December 31, 2022	52,584,463	$0.53	8.2

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The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	2022	2021
Expected life (years)	6 to 10	5 to 10
Risk-free interest rate	1.43% - 4.10%	0.01% - 1.43%
Expected volatility	80%	80%
Annual dividend yield	0%	0%

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2022 and 2021, stock-based compensation expense of $6,492,653 and $12,690,373, respectively, was recognized for the vesting of these options. As of December 31, 2022, there was approximately $8,115,000 in unrecognized stock-based compensation, which will be recognized through September 2025.

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 4,813,333 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs expire in seven years. As of December 31, 2022, the Company has determined that it is not yet probable that these RSUs will vest, and accordingly, have not yet recorded expense related to these RSUs.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2022 and 2021, the Company’s Founder and Executive Chairman advanced a total of $42,000 and $200,196, respectively, to the Company in the form of a non-interest-bearing loan, and repaid $242,196 and $0 of these advances, respectively. As of December 31, 2022 and 2021, the Company owed $0 and $200,196 , respectively, to the Company’s Founder and Executive Chairman related to such advances.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to December 31, 2022, the Company issued an additional approximately 2 million shares of non-voting common stock at a price of $0.75 per share under the Regulation A, Tier 2 offering discussed in Note 5 for gross proceeds of approximately $1.5 million.

Subsequent to December 31, 2022, the Company granted a total of 2,000,000 stock options to purchase non-voting common stock to various employees and consultants. The options are exercisable at $0.75 per share, have 10 year lives, and vest in monthly tranches over a three-year period.

Subsequent to December 31, 2022, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. To date, there have been no operations or financial activity.

The Company has evaluated subsequent events that occurred after December 31, 2022 through February 23, 2023, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

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